Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of December 20, 2016, is made and entered into by and among (i) Hill International, Inc., a Delaware corporation (“Hill Delaware”), and Hill International N.V., a corporation organized under the laws of the Netherlands (“Hill N.V.”) (each of the foregoing is sometimes individually referred to as a “Seller” and, collectively, as the “Sellers”) and (ii) Liberty Mergeco, Inc., a Delaware corporation (the “US Purchaser”), and Liberty Bidco UK Limited, a corporation incorporated under the laws of England and Wales (the “UK Purchaser” and, collectively with the US Purchaser, the “Purchasers”).  Capitalized terms used and not otherwise defined herein have the meanings set forth in Article 10 below.

WHEREAS, Hill Delaware owns all of the issued and outstanding equity securities of Hill International Consulting, Inc., a Delaware corporation (the “Hill Delaware Company”); and

WHEREAS, Hill N.V. owns all of the issued and outstanding shares in the capital of Hill International Consulting B.V., a corporation organized under the laws of the Netherlands (the “Hill B.V. Company”); and

WHEREAS, each of the Hill Delaware Company and the Hill B.V. Company is referred to herein as a “Company” and collectively as the “Companies”; and

WHEREAS, the Sellers and their respective Affiliates (as defined herein) will, prior to the Closing (as defined herein), engage in one or more related transactions in order to complete the separation of the Business (as defined herein) and substantially all of the assets, goodwill and certain liabilities relating to the Business from the Project Management Business (as defined herein) and transfer such Business, assets, goodwill and liabilities to the Companies or the Company Subsidiaries (the “Seller Reorganization”);

WHEREAS, the US Purchaser desires to acquire all of the issued and outstanding equity securities of the Hill Delaware Company (the “US Securities”) and the UK Purchaser desires to acquire all of the issued and outstanding shares in the capital of the Hill B.V. Company (the “Dutch Securities” and, together with the US Securities, the “Securities”), and the Sellers desire to sell all of the Securities held by them to the respective Purchasers, on the terms and subject to the conditions set forth herein; and

WHEREAS, the UK Purchaser also desires to acquire all of the issued and outstanding intercompany indebtedness issued by Hill International (Australia) Pty Ltd to Hill Delaware evidenced by certain promissory notes listed on Schedule 10.1, and Hill Delaware desires to sell all of such intercompany indebtedness to the UK Purchaser, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto (intending to be legally bound) hereby agree as follows:

ARTICLE 1
PURCHASE AND SALE OF THE SECURITIES

1.1                               Basic Transaction.

(a)                                 On and subject to the terms and conditions of this Agreement, at the Closing, (i) the US Purchaser agrees to purchase from Hill Delaware, and Hill Delaware agrees to sell to the US Purchaser, all of the US Securities held by Hill Delaware free and clear of all Liens, and (ii) the UK Purchaser agrees to purchase from Hill N.V., and Hill N.V. agrees to sell to the UK Purchaser, all of the Dutch Securities held by Hill N.V..  At the Closing, Hill N.V. shall transfer the Dutch Securities, free and clear of all Liens and together with all rights attached to them, to the UK Purchaser and the UK Purchaser shall acquire the Dutch Securities from Hill N.V. through the execution of the Deed of Transfer (substantially in the form as attached hereto as Exhibit A), in each case for the consideration specified below in this Article 1.

(b)                                 On and subject to the terms and conditions of this Agreement, at the Closing, the UK Purchaser agrees to purchase from Hill Delaware, and Hill Delaware agrees to sell to the UK Purchaser all of the Australian Promissory Notes held by Hill Delaware free and clear of all Liens and together with all rights attaching to them through the execution of the Australian Deed of Transfer (in a form reasonably acceptable to the UK Purchaser) for the consideration specified below.

1.2                               Purchase Price.

(a)                                 The purchase price for the Securities shall be the sum of (i) One Hundred and Forty-Seven Million Dollars ($147,000,000) (the “Base Price”), plus (ii) the amount (if any) by which the Net Working Capital exceeds the Target Working Capital, or minus (iii) the amount (if any) by which the Net Working Capital is less than the Target Working Capital, and (iv) minus the amount (if any) of Assumed Indebtedness and (v) minus the Australian Promissory Note Purchase Price (collectively, the “Purchase Price”) to be distributed in accordance with Section 1.4(h).

(b)                                 The purchase price for the sale of the Australian Promissory Notes shall be the sum equal to the aggregate principal value of such Australian Promissory Notes outstanding at Closing together with all interest accrued but unpaid up to and including the Closing Date (such aggregate amount being, the “Australian Promissory Note Purchase Price”).

1.3                               Closing.

(a)                                 The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place, by electronic exchange of the closing deliverables described herein, on the Closing Date (as hereinafter defined).  The Closing shall be deemed to be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

(b)                                 At least five (5) Business Days prior to the Closing, the Sellers will furnish (or cause to be furnished), to the Purchasers (i) a written notice setting out the amount of the Indebtedness (excluding any Known Assumed Indebtedness) existing as of the Closing (and to the extent the Seller Reorganization has not been completed as of the Closing, the amount of

Indebtedness that would have existed had the Seller Reorganization been completed on or prior to the Closing), indicating whether each such item of Indebtedness is Assumed Indebtedness or Repaid Indebtedness, (ii) a payoff letter, in form and substance reasonably satisfactory to the Purchasers, from each holder of Repaid Indebtedness indicating the amount required to discharge in full such Repaid Indebtedness at Closing and, if such Repaid Indebtedness is secured, an undertaking by such holder to discharge at Closing any Liens securing such Repaid Indebtedness together with any necessary release documentation, in form and substance reasonably satisfactory to the Purchasers, required to discharge such Liens, (iii) a final bill and wire transfer instructions from each payee of any portion of the Sellers’ Expenses described on Schedule 1.4(g)(ii), (iv) a schedule that provides a breakdown by recipient and amount of all Sale Bonuses, together with the amount of all withholding and employment Taxes in respect thereof (including the employer portion), and (v) a flow of funds memorandum (the “Funds Flow”) that sets forth the applicable payees and wire instructions for all amounts payable under Section 1.4(h).  For the avoidance of doubt, the Purchasers shall be fully protected in relying in good faith upon the items delivered by the Sellers pursuant to this Section 1.3(b) and shall have no duty or obligation to undertake any independent investigation or verification of any of them or any statement or information contained therein.  For the avoidance of doubt (and without any duplication of Section 8.2(a)(iii)), Hill Delaware shall, in accordance with Section 8.2(a)(iii), indemnify the Purchasers to the extent that the amount of any Indebtedness (excluding any Known Assumed Indebtedness) at Closing is greater than the amount of such Indebtedness as stated in the written notice furnished by the Sellers.

1.4                               Closing Transactions.  Subject to the terms and conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date as follows:

(a)                                 the Sellers shall deliver (or cause to be delivered) (i) to the US Purchaser, one or more certificates evidencing all of the US Securities (if any) duly endorsed for transfer or accompanied by duly executed transfer powers or other form of assignment and transfer, and (ii) to the Notary, the original shareholders’ register of the Hill B.V. Company which reflects Hill N.V. as the owner of the Dutch Securities and that the Dutch Securities are free and clear of all Liens;

(b)                                 the Sellers shall deliver (or cause to be delivered) to the Purchasers certified copies of complete and up-to-date registers of members (or equivalent document) for each Company and Company Subsidiary;

(c)                                  the Sellers shall deliver (or cause to be delivered) to the Escrow Agent (x) the Working Capital Escrow Amount by wire transfer of immediately available funds to one or more bank accounts designated in writing to the Sellers by the Escrow Agent prior to the Closing, and (y) the Indemnity Letter of Credit;

(d)                                 Hill N.V. shall deliver to the Notary (with a copy to the UK Purchaser) powers of attorney duly executed on behalf of Hill N.V. and the Hill B.V. Company, respectively, and, to the extent required by the Notary, legalized and apostilled, and the UK Purchaser shall deliver to the Notary (with a copy to Hill N.V.) a power of attorney duly executed on behalf of the UK Purchaser and, to the extent required by the Notary, legalized and apostilled, in each case authorizing their respective representatives / the Notary to attend to and execute the Deed of Transfer;

(e)                                  the parties to the Deed of Transfer shall deliver to the Notary a joint instruction stating that the Notary may proceed with the execution of the Deed of Transfer and thereafter the Deed of Transfer shall be executed immediately by the Notary;

(f)                                   the Seller shall deliver (or cause to be delivered) to the Purchaser the Australian Deed of Transfer executed by Hill Delaware together with the original Australian Promissory Notes;

(g)                                  Hill Delaware shall deliver to the US Purchaser three duly signed copies of Form 8023 (“Elections under Section 338 for Corporations Making Qualified Stock Purchases”);

(h)                                 the Purchasers shall make or (on behalf of and at the direction of the Person who is liable for the relevant sum) cause to be made the following payments of the Estimated Purchase Price (as defined below) by wire transfer of immediately available funds as follows, in accordance with the Funds Flow:

(i)                                     first, to the respective holders of the Repaid Indebtedness, the amounts specified in the payoff letters delivered pursuant to Section 1.3(b);

(ii)                                  second, to the respective payees of the Sellers’ Expenses described on Schedule 1.4(g)(ii), the amounts set forth in the final bills delivered pursuant to Section 1.3(b);

(iii)                               third, to, or otherwise as directed by, Hill Delaware, $350,000 plus an amount equal to applicable employer Taxes and other contributions (as per the definition of “Sale Bonuses”), which amount reflects the total amount of the Sale Bonuses; and

(iv)                              fourth, the balance (subject to Section 1.8(d) below) to the Sellers, to be allocated between them in the following proportions: (A) to Hill Delaware the sum of (x) $51,450,000 which is attributable to the Business in the US and (y) to the extent that parts of the Business outside the US are held by it or to be held by it following completion of the Seller Reorganization, such other reasonable amount as the Sellers and Purchasers agree should be apportioned to that other part; and (B) the balance to Hill N.V. (so that if Hill Delaware holds only the United States operations of the Business all of the balance less $51,450,000 would be attributable to Hill N.V.).  Provided that the Sellers and the Purchasers may agree in writing prior to the Closing such other proportions as they agree is required to take into account the parts of the Business held by Hill Delaware and Hill NV.

(i)                                     the Purchasers shall make or cause to be made the payment of the Australian Promissory Note Purchase Price (as detailed above) by wire transfer of immediately available funds to Hill Delaware;

(j)                                    promptly upon receipt by the relevant Person pursuant to Section 1.4(h)(iii) of the amount contemplated by Section 1.4(h)(iii), such Person shall pay (and the Sellers shall cause it to pay) the Sale Bonuses (less applicable Tax withholdings) to the recipients and in the amounts set forth in the Funds Flow; and

(k)                                 the Purchasers and the Sellers shall make such other deliveries as are required by Article 2.

1.5                               Net Working Capital.

(a)                                 At least five (5) Business Days prior to the Closing Date, the Sellers shall deliver (or cause to be delivered) to the Purchasers a good faith estimate of the Net Working Capital (the “Estimated Net Working Capital”), showing in reasonable detail the calculation thereof in accordance with the Accounting Principles, and, based thereon, a calculation of the sum of the Base Price plus or minus, as applicable, the difference between the Estimated Net Working Capital and the Target Working Capital  and minus the Assumed Indebtedness (if any) and minus the Australian Promissory Note Purchase Price (such aggregate being, the “Estimated Purchase Price”).  In their preparation of the Estimated Net Working Capital, the Sellers shall (i) consult with the Purchasers (which shall include, upon Purchaser’s reasonable request, providing the Purchasers and their advisors with supporting documentation in relation to the calculation of such estimates) and (ii) consider any reasonable comments of the Purchasers and their advisors.

(b)                                 As promptly as possible, but in any event within sixty (60) days after the Closing Date, the Purchasers shall cause the Companies to prepare and deliver to the Sellers an unaudited consolidated balance sheet of the Companies and their respective Subsidiaries as of the Effective Time (the “Closing Balance Sheet”), and a statement showing the calculation of the Net Working Capital derived from the Closing Balance Sheet, together with the detailed working papers which support the contents of the Closing Balance Sheet (together with the Closing Balance Sheet, the “Preliminary Statement”).  The Closing Balance Sheet shall be prepared and the Net Working Capital shall be determined in accordance with the Accounting Principles. For clarity, an illustrative calculation of Net Working Capital as though the Closing had occurred on June 30, 2016, which the parties hereto agree has been calculated properly for purposes of this Section 1.5(b), is included on Schedule 1.5(b).  After delivery of the Preliminary Statement, the Purchasers and Companies shall give the Sellers and their advisors reasonable access during the 30-day period after delivery of the Preliminary Statement to review the work papers, books, records and schedules prepared by the Companies and their accountants in connection with the preparation of the Preliminary Statement, provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of any Company.  The Sellers and their accountants may make reasonable inquiries of the Companies and their accountants regarding questions concerning, or disagreements with, the Preliminary Statement arising in the course of their review thereof, and the Companies shall use commercially reasonable efforts to cause their accountants to cooperate with and respond to such inquiries.  If the Sellers have any objections to the Preliminary Statement, the Sellers shall deliver to the Companies and the Purchasers a statement setting forth in reasonable detail their objections thereto and proposed adjustments to the Preliminary Statement and the reasons therefor (an “Objections Statement”).  If an Objections Statement is not delivered by the Sellers within thirty (30) days after delivery of the Preliminary Statement, the Preliminary Statement shall be final, binding and non-appealable by the parties hereto.  The Sellers and the Purchasers shall negotiate in good faith to resolve any objections and agree any proposed adjustments set forth in the Objections Statement, but if they do not reach a final resolution with respect to all of the matters set forth in the Objections Statement within fifteen (15) days after the delivery of the Objections Statement, the Sellers and the Purchasers shall submit any amounts remaining in dispute to an Independent Expert (the “Dispute Resolution Accountants”).  The Purchasers, on the one hand, and the Sellers, on the other hand, shall submit an affidavit to the other evidencing no conflict or other meaningful professional relationship with the Dispute Resolution Accountants, and the Dispute Resolution Accountants shall so certify in writing to the Purchasers and the Sellers that no such conflicts or other meaningful professional relationships exist.  Any further submissions to the Dispute Resolution Accountants must be written and contemporaneously delivered to each party to the dispute.  The Dispute Resolution Accountants shall consider only those items and amounts which are identified in the Objections Statement as being items which the Sellers and the Purchasers are unable to resolve (“Disputed Amounts”).  The Dispute Resolution Accountants’ determination will be based solely on the definition of Net Working Capital contained herein and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Preliminary Statement and the Objections Statement, respectively.  The Sellers and the Purchasers shall use their commercially reasonable efforts to cause the Dispute Resolution Accountants to resolve all Disputed Amounts as soon as practicable and in any event within twenty (20) days after the submission of any dispute.  Further, the Dispute Resolution Accountants’ determination shall be based solely on the presentations by the Purchasers and the Sellers which are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The resolution of the dispute by the Dispute Resolution Accountants shall be final, binding and non-appealable on the parties hereto.

(c)                                  The Purchasers shall pay a portion of the fees and expenses of the Dispute Resolution Accountants equal to 100% multiplied by a fraction, the numerator of which is the Disputed Amounts submitted to the Dispute Resolution Accountants that are resolved in favor of the Sellers and the denominator of which is the total amount of Disputed Amounts submitted to the Dispute Resolution Accountants.  The Sellers shall pay that portion of the fees and expenses of the Dispute Resolution Accountants that the Purchasers are not required to pay hereunder.

(d)                                 If the Net Working Capital as finally determined in accordance with Section 1.5(b) is greater than the Estimated Net Working Capital, (i) the Purchasers shall promptly pay or cause the Companies to pay to or as directed by the Sellers such excess amount in accordance with Section 1.6, and (ii) the Working Capital Escrow Amount shall be released in its entirety together with all accrued interest thereon by the Escrow Agent to the Sellers, and the Purchasers shall timely cooperate and provide any written authorization or direction to the Escrow Agent as prescribed under the Escrow Agreement to facilitate such release.  If the Net Working Capital as finally determined in accordance with Section 1.5(b) is less than the Estimated Net Working Capital, then such shortfall amount shall be paid by the Escrow Agent from the Working Capital Escrow Amount pursuant to the terms of the Escrow Agreement and the Sellers shall timely cooperate and provide any written authorization or direction to the Escrow Agent as prescribed under the Escrow Agreement to facilitate such release.  If such shortfall amount is greater than the Working Capital Escrow Amount, then the Sellers shall promptly pay to or as directed by the Purchasers the amount by which such shortfall amount exceeds the Working Capital Escrow Amount in accordance with Section 1.6.

(e)                                  For the purposes of this Section 1.5, ordinary mathematical conventions shall apply to determine whether or not an amount (“x”) exceeds another amount (“y”), so that, where one or both of x and y is a negative number:

(i)                                     if x < 0, y > 0, then y > x.  For example, if x = - 50 and y = 65, then y will exceed x (with the amount of such difference being 115); and

(ii)                                  if x < 0, y < 0, then x > y if (0 – x) < (0 – y).  For example, if x = -50 and y = -65, then x will exceed y (with the amount of such difference being 15).

(f)                                   All payments made pursuant to this Section 1.5 shall be treated for all purposes as an adjustment to the Purchase Price.

1.6                               Post-Closing Adjustment Payment.  The Purchasers shall immediately (but in any event within five (5) Business Days) deliver or cause to be delivered to or as directed by the Sellers any amounts determined pursuant to Section 1.5(d) to be due by the Purchasers by wire transfer of immediately available funds to the account(s) designated by the Sellers.  The Sellers shall immediately (but in any event within five (5) Business Days) deliver or cause to be delivered to or as directed by the Purchasers any amounts determined pursuant to Section 1.5(d) to be due by the Sellers in excess of the Working Capital Escrow Amount by wire transfer of immediately available funds to the account(s) designated by the Purchasers.

1.7                               No Impairment of Other Rights.  Subject to Section 8.2(d), the final determination of the Net Working Capital under Section 1.5 shall not impair any other rights of a party under this Agreement including, without limitation, any rights to indemnification.

1.8                               Provisions Relating to Escrow Amounts.

(a)                                 The Working Capital Escrow Amount and the Indemnity Escrow Amount shall be held by the Escrow Agent in accordance with this Agreement, the Escrow Agreement and, with respect to the Indemnity Escrow Amount, the Indemnity Letter of Credit.

(b)                                 The Working Capital Escrow Amount shall serve as security, and a source of payment, solely for amounts determined pursuant to Section 1.5(d) to be due to the Purchasers, if any.  The Indemnity Escrow Amount shall serve as security, and a source of payment, solely for amounts payable to the Purchasers in order to satisfy Sellers’ indemnification obligations pursuant to Article 8, if any.

(c)                                  The Indemnity Letter of Credit shall be in a form reasonably satisfactory to the Purchasers.  The Sellers shall deliver (or caused to be delivered) a draft of the proposed Indemnity Letter of Credit to the Purchasers for their review at least ten (10) Business Days prior to the Closing Date.

(d)                                 The Indemnity Escrow Amount shall be delivered to the Escrow Agent by the Sellers by delivery of the Indemnity Letter of Credit; provided, that, in lieu of the Indemnity

Letter of Credit, cash in the amount equal to the Indemnity Escrow Amount shall be delivered to the Escrow Agent by the Purchasers and such amount shall be deducted from the amount payable under Section 1.4(g)(iv), if the Purchasers acting reasonably and in good faith, determine that the Indemnity Letter of Credit is not in a form satisfactory to the Purchasers.

ARTICLE 2
CONDITIONS TO CLOSING

2.1                               Conditions to Obligations of the Purchasers and the Sellers.  The obligations of the Purchasers and the Sellers to consummate the Closing are subject to the satisfaction or, where legally permitted, waiver by each party, of each of the following conditions:

(a)                                 receipt by the Purchasers of a statement of no objection in respect of the transactions contemplated by this Agreement from (or on behalf of) FIRB (the “FIRB Condition”);

(b)                                 no judgment, decree or order shall have been entered which would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

2.2                               Conditions to the Purchasers’ Obligations.  The obligations of the Purchasers to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by the Purchasers in writing) of the following conditions as of the Closing Date (or in the case of Section 2.2(f)(i) below, the date set out therein):

(a)                                 the Stage One IT Separation shall have been completed and the Seller Reorganization shall have been completed in accordance with the Steps Memo, except for (i) the Seller Reorganization steps and actions listed on Schedule 2.2(a), or (ii) any other matters which (1) are reliant on the actions of third parties and outside the control of the Purchasers or the Sellers, and (2) it is agreed between the Sellers and the Purchasers (each acting reasonably) can be catered for, to the Purchasers’ reasonable satisfaction, on a transitional basis pursuant to the terms of the Transition Services Agreement and/or the Employee Services Agreement (as the case may be) (the “Seller Reorganization Condition”);

(b)                                 the Indemnity Letter of Credit and an amount equal to the Working Capital Escrow Amount shall have been deposited with the Escrow Agent by the Sellers;

(c)                                  each Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing;

(d)                                 the representations and warranties of each Seller contained in Article 3 shall be true and correct as of the Closing as though made at and as of such time (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date), except where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a Material Adverse Effect;

(e)                                  the Purchasers shall have received a certificate signed by an executive officer of each Seller confirming the matters set forth in Section 2.2(a) and Section 2.2(b) with respect to such Seller;

(f)                                   the Sellers shall have delivered to the Purchasers, or to such other person as specified below, each of the following:

(i)                                     the pre-Closing deliverables set forth in Sections 1.3(b) and 1.5(a);

(ii)                                  copies of all Required Consents set forth on Schedule 2.2(f)(ii) (and no such Required Consents set forth on Schedule 2.2(f)(ii) shall have been withdrawn, suspended or conditioned);

(iii)                               certified copies of the charter and bylaws (or equivalent organizational documents) from the jurisdiction of organization of each Seller and each of the Companies and its Subsidiaries, as of a recent date (being no more than thirty (30) days prior to Closing);

(iv)                              to the Notary the original shareholders’ register of the Hill B.V. Company which reflects Hill N.V. as the owner of the Dutch Securities;

(v)                                 as applicable, the certificates in respect of all issued Securities in the Companies and all of the issued and outstanding equity securities in the Subsidiaries;

(vi)                              a copy of the Escrow Agreement, duly executed by each of the Sellers;

(vii)                           to the Notary (with a copy to the UK Purchaser) powers of attorney duly executed on behalf of Hill N.V. and the Hill B.V. Company, respectively, and, to the extent required by the Notary, legalized and apostilled, in each case authorizing and instructing their respective representatives / the Notary to attend to and execute the Deed of Transfer;

(viii)                        as applicable, certified copies of the resolutions duly adopted by each Seller’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(ix)                              an affidavit from Hill Delaware that it is not a foreign person within the meaning of Section 1445 of the Code in a form and substance reasonably satisfactory to Purchaser, it being understood that the sole result of the failure of the Sellers to provide such affidavit shall be that the Purchasers may withhold from the Base Price a portion thereof in accordance with such Section 1445 but that the Purchasers may not withhold or delay the Closing as a result of such failure;

(x)                                 written resignations (including with respect to any local formalities or requirements under any Applicable Law), from each of the Persons set forth on

Schedule 2.2(f)(x) resigning as directors and/or officers of each Company and its Subsidiaries with effect as of the Closing Date;

(xi)                              a copy of the Transition Services Agreement, duly executed by Hill Delaware;

(xii)                           a copy of the Employee Services Agreement, duly executed by Hill Delaware;

(xiii)                        evidence, in form and substance reasonably satisfactory to the Purchasers, of the release of all the NBAD Guarantees and Liens (other than Permitted Liens) on the assets of the Companies other than Liens referenced in the payoff letters delivered pursuant to Section 1.3(b) which payoff letters shall include an agreement that, if such Repaid Indebtedness described therein is paid to such holder at the Closing such Liens shall be released, repaid, discharged, closed-out and/or terminated together with all ancillary documents and filings necessary duly sworn and completed; and

(xiv)                       evidence, in form and substance reasonably satisfactory to the Purchasers, that all gratuities which have crystalized on or before the Closing have been paid and satisfied in full.

Save with the prior written consent of the Sellers, the Purchasers shall not prior to April 30, 2017, waive the Seller Reorganization Condition unless the Seller Reorganization Condition is substantially complete in all material respects.

2.3                               Conditions to the Sellers’ Obligations.  The obligation of each Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver of the following conditions as of the Closing Date:

(a)                                 each Purchaser shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing;

(b)                                 the representations and warranties of each Purchaser contained in this Agreement shall be true and correct as of the Closing as though made at and as of such time (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date), except where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not reasonably be expected to result in, a material adverse effect on such Purchaser’s ability to consummate the transactions contemplated by this Agreement;

(c)                                  each Seller shall have received a certificate signed by an executive officer of each Purchaser confirming the matters set forth in Section 2.3(a) and Section 2.3(b) with respect to such Purchaser;

(d)                                 each Purchaser shall have delivered to each Seller each of the following (in addition to the funds identified in Section 1.2 hereof):

(i)                                     certified copies of the charter and bylaws (or equivalent organizational documents) and a certificate of good standing from the jurisdiction of organization of such Purchaser, each as of a recent date;

(ii)                                  a copy of the Escrow Agreement, duly executed by each of the Purchasers;

(iii)                               to the Notary (with a copy to Hill N.V.) a power of attorney duly executed on behalf of the UK Purchaser and, to the extent required by the Notary, legalized and apostilled, in each case authorizing  and instructing their respective representatives / the Notary to attend to and execute the Deed of Transfer;

(iv)                              certified copies of the resolutions duly adopted by such Purchaser’s board of directors (or its equivalent governing body) authorizing the execution, delivery and performance of this Agreement;

(v)                                 a copy of the Transition Services Agreement, duly executed by the US Purchaser, and the UK Purchaser; and

(vi)                              a copy of the Employee Services Agreement, duly executed by the US Purchaser and the UK Purchaser.

2.4                               Satisfaction of Closing Conditions.  Without prejudice to Section 7.5, each party shall where responsible for satisfying a particular condition promptly notify the other parties upon becoming aware that a condition has been satisfied (or has become incapable of satisfaction) and, if applicable, produce to the other parties such evidence as it shall reasonably require of the satisfaction of the relevant condition; provided that the failure of any party to provide such notice to the other party shall not be deemed to be a separate breach by such party of any covenant under this Agreement, including, without limitation, for purposes of Section 2.2(a), Section 2.3(a), or Article 9, as applicable, except to the extent the party to which notice was due is prejudiced by such failure.

2.5                               Frustration of Closing Conditions.  Neither any Purchaser nor any Seller may rely on the failure of any condition set forth in this Article 2 to be satisfied if such failure was caused by such party’s breach of, or failure to comply with, any provision of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers hereby represent and warrant to Purchasers as set forth below, subject to the schedules accompanying this Agreement (each, a “Schedule” and, collectively, the “Disclosure Schedules”).  For purposes of this Article 3, the “Company Subsidiaries” shall, except where noted or where the context requires otherwise, be deemed to (i) include only each Person that will be a Company Subsidiary upon the completion of the Seller Reorganization and (ii) reference only the assets, liabilities, operations and other matters which will pertain to those Persons following completion of the Seller Reorganization.

3.1                               Organization and Authority of each Seller.  Each Seller is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of formation.  The execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite corporate action on the part of each member of the Seller Group party hereto.  This Agreement has been duly and validly executed and delivered by each member of the Seller Group party hereto and, assuming the due authorization, execution and delivery of this Agreement by the Purchasers, constitutes the valid and binding legal obligation of each such member of the Seller Group party hereto, enforceable against such Person(s) in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2                               Organization, Authority and Qualification of each Company.  Each Company is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of formation, has all requisite corporate, partnership, limited liability company or similar power and authority and all material authorizations, licenses and permits necessary to own and operate its properties and to carry on its business as currently conducted.  Each Company is duly licensed or qualified to do business and is, where applicable, in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, as listed on Schedule 3.2 except where the failure to be so licensed, qualified or in good standing would not have a MATERIAL Adverse Effect.  Each Company is in possession of all MATERIAL corporate records required by Applicable Law and such records are complete and up to date in all material respects.

3.3                               No Violation.  Except with respect to the satisfaction of the FIRB Condition or as listed on Schedule 3.3  and/or Annexes 3, 4 or 5 of the Steps Memo (the “Required Consents”), the execution, delivery and performance of this Agreement by the Sellers and the consummation of the transactions contemplated hereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of any Company or any Company Subsidiary under, require any authorization, consent, approval, exemption or other action by or notice to any Governmental Entity under, (a) the provisions of any Seller’s certificate of incorporation (or equivalent), (b) any Material Contract to which any member of the Seller Group is bound that relates to the Business, or (c) any law, statute, rule or regulation or order, judgment or decree to which any member of the Seller Group is subject in relation to the Business, except, in the cases of clauses (b) and (c), where the conflict, breach, default, violation, acceleration, Lien or failure to obtain such authorization, consent approval, exemption or other action or notice would not, individually or in the aggregate, have a MATERIAL Adverse Effect.

3.4                               Capitalization.  The outstanding equity securities of the Companies, which are set forth on Schedule 3.4, consist exclusively of the Securities.  Except as set forth on Schedule 3.4, Hill Delaware is the sole record owner of all of the US Securities and owns such US Securities free and clear of all Liens (other than Liens, if any, arising in connection with the outstanding Repaid Indebtedness that will be repaid at Closing and Liens pursuant to applicable securities laws).  Except as set forth on Schedule 3.4, Hill N.V. is the sole owner of all of the Dutch Securities and owns such Dutch Securities free and clear of all Liens (other than Liens, if any, arising in connection with the outstanding Repaid Indebtedness that will be repaid at Closing and Liens pursuant to applicable securities laws).  No Company has any other equity securities or securities containing any equity features authorized, issued or outstanding, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by any Company.  There are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any equity securities of any kind of any Company.  There are no agreements or other obligations (contingent or otherwise) which require any Company to repurchase or otherwise acquire any equity securities of any Company. All of the Securities are duly authorized, validly issued, fully paid and non-assessable.  The offer, issuance, and sale of the Securities were made in compliance with all Applicable Laws.  No holder of securities of any other member of the Seller Group has any voting rights with respect to this Agreement or the purchase and sale of the Securities.

3.5                               Subsidiaries.  Schedule 3.5(a) sets forth a true, correct and complete list of each Subsidiary of each Company including details of (i) the percentage ownership held by each direct shareholder of each such Subsidiary, (ii) the registered address of each such Subsidiary, and (iii) the directors of each such Subsidiary as of the date hereof.  Schedule 3.5(b) sets forth a true, correct and complete list of each Subsidiary of each Company including details of (i) the share capital and direct shareholders of each such Subsidiary, (ii) the registered address of each such Subsidiary, and (iii) the directors of each such Subsidiary, in each case, as of (and assuming) the completion of the Seller Reorganization.  Each Company Subsidiary is duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of formation, has all requisite corporate, partnership, limited liability company or similar power and authority and all authorizations, licenses and permits necessary to own and operate its properties and to carry on its business as currently conducted.  As of the date of this Agreement, the applicable Company set forth on Schedule 3.5(a) holds, directly or indirectly, all of the outstanding equity securities of each of its Subsidiaries set forth on Schedule 3.5(a), free and clear of all Liens (other than Permitted Liens, Liens, if any, arising in connection with the outstanding Repaid Indebtedness that will be repaid at Closing and Liens pursuant to applicable securities laws).  Except as set forth on Schedule 3.5(b), as of (and assuming) the completion of the Seller Reorganization, the applicable Company set forth on Schedule 3.5(b) will hold, directly or indirectly, all of the outstanding equity securities of each of its Subsidiaries as set forth on Schedule 3.5(b), free and clear of all Liens (other than Permitted Liens, Liens, if any, arising in connection with the outstanding Repaid Indebtedness that will be repaid at Closing and Liens pursuant to applicable securities laws).  Except as set forth on Schedule 3.5(a) or Schedule 3.5(b), no Company Subsidiary has any equity securities or securities containing any equity features authorized, issued or outstanding other than the securities held, directly or indirectly, by the applicable Company, and there are no agreements, options, warrants or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by any Company Subsidiary.  Except as set forth on Schedule 3.5(a) or Schedule 3.5(b), there are no rights, subscriptions, warrants, options, conversion rights or agreements of any kind outstanding to purchase or otherwise acquire any equity securities of any kind of any Company Subsidiary.  Except as set forth on Schedule 3.5(a) or Schedule 3.5(b), there are no agreements or other obligations (contingent or otherwise) which require any Company or

Company Subsidiary to repurchase or otherwise acquire any equity securities of any Company Subsidiary.  All of the Company Subsidiaries’ equity securities are duly authorized, validly issued, fully paid and non-assessable.  The offer, issuance, and sale of each Company Subsidiaries’ equity securities were made in compliance with all applicable securities laws.  Each Company Subsidiary is in possession of all MATERIAL corporate records required by Applicable Law to be kept by the relevant Company Subsidiary and such records are complete and up to date in all material respects.

3.6                               Financial Statements.

(a)                                 Schedule 3.6(a) consists of: (1) the unaudited consolidated balance sheet as of September 30, 2016 of the Companies and their respective Company Subsidiaries (the “Latest Balance Sheet”) and the related statement of earnings for the ten (10)-month period then ended (the “Latest Financial Statements”), and (2) the unaudited consolidated balance sheet and statements of earnings for the years ended December 31, 2015 and 2014 of the Companies and their respective Company Subsidiaries (together with the Latest Financial Statements, the “Financial Statements”).  The Financial Statements have been based upon the information contained in the books and records of the Companies and their respective Company Subsidiaries; have been prepared in accordance with GAAP, except as set forth on Schedule 3.6(a); and present fairly in all MATERIAL respects the financial condition and results of operations of the Companies and their respective Company Subsidiaries (taken as a whole) as of the times and for the periods referred to therein, subject in the case of the unaudited financial statements to (i) the absence of footnote disclosures and other presentation items and (ii) changes resulting from normal year-end adjustments.

(b)                                 The Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions of the Companies and their respective Company Subsidiaries are executed in accordance with management’s general or specific authorizations; (ii) transactions of the Companies and their respective Company Subsidiaries are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; and (iii) access to accounts of the Companies and their respective Company Subsidiaries is permitted only in accordance with management’s general or specific authorization.  Except as set forth on Schedule 3.6(b), the Companies and their respective Company Subsidiaries are in material compliance with their system of internal accounting controls.

(c)                                  None of the Financial Statements contain any MATERIAL, non-recurring items, except as expressly set forth therein.  Except as described on Schedule 3.6(c), all allocations of expenses to the Business that are (or should be) reflected in the Financial Statements, including expenses on account of goods and services provided by any Seller or their respective Affiliates, were made consistently during the periods covered thereby.  Since January 1, 2014, except as described on Schedule 3.6(c), there are no MATERIAL “off balance sheet transactions” (as defined in Item 303 of Regulation S-K of the Securities and Exchange Commission) attributable to any Company, any Company Subsidiary, or the Business.  For the twelve (12)-month period ended on the Latest Balance Sheet Date, the EBITDA of the Business was $14,021,730.  As used herein, “EBITDA” means the net income of the Companies and their respective Company Subsidiaries determined in accordance with GAAP, after restoring thereto amounts deducted in respect of interest on borrowed money, taxes in respect of income, depreciation and amortization.

3.7                               Operations in Ordinary Course; No MATERIAL Adverse Effect.  Except as described on Schedule 3.7, or required to consummate the transactions contemplated hereby, or in connection with the Seller Reorganization, since the date of the Latest Balance Sheet, (i) the Business has in all MATERIAL respects been conducted in the ordinary course consistent with past practices, (ii) there has not been any event, occurrence, development or state of circumstances or facts that would be prohibited by Section 7.1(b) if this Agreement had been executed as of such date, and (iii) there has not been any event, occurrence, development or state of circumstances or facts that, individually or in the aggregate, has had or would reasonably be expected to have a MATERIAL Adverse Effect.

3.8                               Title to Properties.

(a)                                 Except as set forth on Schedule 3.8(c), each Company or one of the Company Subsidiaries owns good title to, or holds pursuant to valid, binding and enforceable leases, all of the personal property used by it in the Business, free and clear of all Liens, except for Permitted Liens.

(b)                                 No Company or Company Subsidiary (including any applicable predecessor prior to the Seller Reorganization) owns, or has ever owned, any real property.

(c)                                  The real property demised by the leases listed on Schedule 3.8(c) (the “Real Property Leases”) constitutes all of the real property leased by any Company or Company Subsidiary (the “Leased Real Property”) and, except as set forth on Schedule 3.8(c), includes all real property necessary for the conduct of the Business as currently conducted and is adequate to conduct the operations of the Companies and the Company Subsidiaries as currently conducted.  Except as set forth on Schedule 3.8(c), the Real Property Leases are in full force and effect, and a Company or Company Subsidiary holds a valid and enforceable leasehold interest under each such lease, subject to proper authorization and execution of such lease by the other party and the application of any bankruptcy or creditor’s rights laws.  Each Company and each Company Subsidiary, as applicable, enjoys peaceful and quiet possession of its Leased Real Property.  The Sellers have Made Available to the Purchasers true and complete copies of each Real Property Lease, and none of such leases have been modified in any material respect, except to the extent that such modifications are disclosed by the copies Made Available to the Purchasers.  No Company or Company Subsidiary is in default in any material respect under any Real Property Lease and neither, to the Sellers’ Knowledge, is any other party thereto.  To the Sellers’ Knowledge, neither any Company nor any Company Subsidiary has received written notice that any lessor under any Real Property Lease has taken action in respect of, or threatened in writing to terminate, such lease before the expiration date specified therein.

(d)                                 The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned, leased, or used in the Business by any Company or Company Subsidiary, together with all other properties and assets of the Companies and the Company Subsidiaries (and including the assets and services contemplated to be provided pursuant to the Transition Services Agreement), constitute, in all material respects, all of the tangible personal property rights, property and assets necessary to conduct the Business as currently conducted.  Such tangible personal property is in good operating condition and repair, normal wear and tear excepted.  Except as set forth on Schedule 3.8(d), all properties or assets of any type required for the Business and not held by a Company or a Company Subsidiary prior to the Seller Reorganization has been (or, except as listed on Schedule 2.2(a), prior to Closing, will be) transferred to the applicable Company or Company Subsidiary in connection with the Seller Reorganization.

3.9                               Tax Matters.  Except as set forth on Schedule 3.9:

(a)                                 Each Company and each Company Subsidiary has filed or caused to be filed all income, franchise and other material Tax Returns that are required by Applicable Law to be filed by, or with respect to, such Company or Company Subsidiary and all such Tax Returns were, and remain, true, correct and complete in all material respects.  Each Company and each Company Subsidiary has paid all Taxes due and owing (whether or not shown on any Tax Return), except for any Taxes being contested in good faith and disclosed on Schedule 3.9.

(b)                                 No Company or Company Subsidiary has received written notice of, or is currently the subject of, a Tax audit, administrative Tax proceeding, judicial proceeding, non-routine visit, audit, investigation, enquiry, dispute, discovery or access order or other examination of material Taxes (each, a “Tax Proceeding”) by any Governmental Entity.  No Company or Company Subsidiary has entered into a written agreement or waiver extending any statute of limitations relating to the payment or collection of Taxes of any Company or Company Subsidiary that has not expired nor is presently contesting any Tax liability before any Governmental Entity.  No Company or Company Subsidiary has received any notice of deficiency or proposed adjustment in writing for any Tax proposed, asserted or assessed by any Governmental Entity against any Company or Company Subsidiary that has not been fully resolved and paid in full.

(c)                                  There are no Liens for Taxes upon the assets of any Company or Company Subsidiary except for Permitted Liens.

(d)                                 There is no power of attorney granted by any Company or Company Subsidiary with respect to any Taxes that would continue in force after the Closing Date.

(e)                                  The Purchasers have been supplied complete copies of each income, franchise and excise Tax Return filed by each Company and Company Subsidiary filed for the last three taxable years and all related workpapers.

(f)                                   No Company nor any Company Subsidiary (i) is currently the beneficiary of any extension of time within which to file any Tax Return, (ii) has applied for or has obtained a private letter ruling from the Internal Revenue Service (or comparable rulings from any other Governmental Entity) that would have a continuing effect on the Company or any Company Subsidiary after the Closing Date, (iii) has entered into a gain recognition agreement within the meaning of Section 367 of the Internal Revenue Code of 1986, as amended (the “Code”) or a closing agreement within the meaning of Section 7121 of the Code or any similar provision of state, local, or foreign law, (iv) has agreed to make any adjustment under Section 481(a) or 263A of the Code, (v) is obligated to make any payments as a result of the consummation of this Agreement, or is a party to any agreement or arrangement that under certain circumstances could obligate it to make any payments as a result of the consummation of this Agreement, which payments in either case would not be deductible under Section 280G, 404 or 162(m) of the Code, (vi) has outstanding any capital stock that is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code, (vii) is a party to any allocation, indemnity, sharing or similar agreement with respect to Taxes (other than any agreements the principal purpose of which is not Taxes and other than any agreements solely among the Sellers, the Company and/or the Company Subsidiaries), (vii) has ever participated in the filing of any consolidated, combined or unitary Tax Return other than with respect to a consolidated, combined or unitary group of which Hill Delaware is the common parent, or has any liability for the Taxes of any Person (other than Taxes of the Sellers, the Companies and the Company Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local, or foreign law), or has any liability for the Taxes of any person as a transferee or successor, by contract or otherwise, (viii) has received written notice of any claim by any Governmental Entity in any jurisdiction where it does not file Tax Returns that it is or may be subject to any Taxes, (ix) has a permanent establishment or otherwise become subject to tax in a jurisdiction other than the country of its formation, and (x) is a party to any joint venture, partnership or other arrangement or contract that would be treated as a partnership for Tax purposes.

(g)                                  All Taxes which each Company and Company Subsidiary is required to withhold or to collect for payment (including, for the avoidance of doubt, in respect of employees) have been duly withheld and collected and timely paid to the proper Governmental Entity or third party.

(h)                                 The classification of each Company and Company Subsidiary for U.S. federal income tax purposes is set forth on Schedule 3.9(h). Hill Delaware is a “United States person” as such term is used in Section 1445 of the Code.  The Hill Delaware Company is a member of a consolidated group of which the parent is Hill Delaware, which consolidated group will file a consolidated U.S. federal income tax return that includes the Hill Delaware Company for the portion of its taxable period ending on the Closing Date.

(i)                                     No Company or Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period or portion thereof after the Closing Date as a result of any (i) installment sale or open transaction disposition occurring on or prior to the Closing Date, (ii) cash basis method of accounting or percentage of completion method of accounting, (iii) election under Section 108(i) of the Code, or (iv) prepaid amount received on or prior to the Closing.

(j)                                    Each “nonqualified deferred compensation plan” (as defined under Section 409A of the Code) has at all relevant times complied with applicable document requirements of, and been operated in compliance with, Section 409A.  No stock or other equity option or appreciation right has an exercise price or base price that was less than the fair market value of the underlying stock or equity (as the case may be) as of the date such option or right was granted, or has any feature for the deferral of compensation other than the deferral of recognition of income until the earlier of exercise or disposition of such option or right.

(k)                                 No Company or Company Subsidiary has participated in any “listed transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any similar provision of state, local or foreign Law).  No Tax Return filed by any Company or Company Subsidiary contained or was required to contain a disclosure statement under Sections 6011 or 6662 of the Code (or any predecessor statute) or any similar provision of state, local, or foreign law.

(l)                                     No Company nor Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in conjunction with the transactions contemplated by this Agreement.

(m)                             Provision or reserve (as appropriate) for Taxes of the Company and the Company Subsidiaries has been made in accordance with GAAP in the Latest Financial Statements as of the times and for the periods referred to therein.

(n)                                 Each Company or Company Subsidiary has complied, in all material respects, with any transfer pricing legislation to which it is subject.

(o)                                 There are no trusts or other arrangements in place, whether funded or established by any Company or Company Subsidiary or of which the Sellers are aware, under which any employees or former employees of any Company or Company Subsidiary or any persons associated with such employees or former employees can obtain a benefit in any form.

(p)                                 Each Company and Company Subsidiary was incorporated in, and is and always has been resident in, its country of incorporation as set forth on Schedule 3.9(p) for Tax purposes and is not and has never been resident or treated as resident in any other jurisdiction for any Tax purpose or for the purposes of any double Tax agreement.  No Company or Company Subsidiary is liable to, and has at no time incurred any, Tax in any jurisdiction other than its country of incorporation.

(q)                                 Schedule 3.9(q) sets forth (i) each Stand-Alone Return required to be filed by each Company and Company Subsidiary that is a Pre-Closing Return or a Straddle Period Return, and (ii) each Tax Return other than Stand-Alone Returns in which any Company or Company Subsidiary is required to be included for any Taxable period or portion thereof ending on the Closing Date, in the case of both (i) and (ii), excluding Tax Returns that have been filed as of the date of this Agreement.

(r)                                    Schedule 3.9(r) describes each tax election referred to in Section 7.7(k) of which the Sellers have Knowledge.

3.10                        Contracts and Commitments.

(a)                                 Except (i) as set forth on Schedule 3.10 or (ii) for any Contract entered into subsequent to the date hereof and prior to the Closing as contemplated or permitted by this Agreement or the Seller Reorganization, no Company or Company Subsidiary is a party to any:

(i)                                     Contract, other than any Contract entered into in the ordinary course of business (including, without limitation, any lease relating to real property), providing for a term of more than one year from the date of this Agreement (excluding any extension or renewal terms capable of being invoked by the counterparty unilaterally);

(ii)                                  Contract under which the amount payable by any Company or any Company Subsidiary is dependent on the revenue, income or other similar measure of any Company, Company Subsidiary, or any other Person, other than (A) any Contract for the employment of any officer, individual employee or other Person on a full-time or consulting basis and (B) any written bonus, pension, profit sharing, retirement or other form of deferred compensation plan with respect to employees of any Company or Company Subsidiary;

(iii)                               collective bargaining agreement or Contract with any labor union with respect to employees of any Company or Company Subsidiary;

(iv)                              written bonus, pension, profit sharing, retirement or other form of deferred compensation plan with respect to employees of any Company or Company Subsidiary, other than as described on Schedule 3.14;

(v)                                 Contract for the employment of any officer, individual employee or other individual Person on a full-time or consulting basis providing for aggregate base compensation in excess of $300,000 per annum;

(vi)                              Contract with any of their respective officers, directors, managers, stockholders, members or Affiliates or any of their respective relatives or Affiliates (other than (A) those set forth pursuant to clauses (iv) or (v) of this Section 3.10(a), (B) inter-company recharging arrangements in the ordinary course of business, and (C) Contracts entered into (or to be entered into) in connection with the Seller Reorganization pursuant to the Steps Memo);

(vii)                           loan, security or pledge agreement or mortgage providing for the creation of Indebtedness or mortgaging, pledging or otherwise placing a Lien, other than a Permitted Lien, on any material portion of the assets of any Company or Company Subsidiary in favor of any third party;

(viii)                        guaranty of any obligation for borrowed money or other material guaranty (including, for the avoidance of doubt, any cross-guarantees with any member of the Seller Group (either in respect of the obligations of any member of the Seller Group or in respect of the obligations of the Companies or any Company Subsidiary));

(ix)                              licenses, leases, contracts, agreements and other arrangements with respect to any personal property of any Company or any Company Subsidiary, including without limitation, distribution, sales and supply Contracts, which provide for annual payments by any Company or any Company Subsidiary in excess of $250,000, except any such licenses, leases, contracts, agreements or other arrangements that can be terminated upon no more than forty-five (45) days’ notice with no liability or penalty in respect of early termination for any Company or Company Subsidiary;

(x)                                 Contracts or other arrangements which place any limitation on the method of conducting or scope of the Business including, without limitation, any agreement that contains any exclusivity, non-competition, non-solicitation or no-hire provisions;

(xi)                              Contracts under which the liability of the relevant Company or Company Subsidiary is not subject to any express limitation or, by its express terms, is unlimited (except in relation to fraud) where the payments received thereunder by any Company or any Company Subsidiary during the ten (10)-month period ended on the date of the Latest Balance Sheet was in excess of than $100,000;

(xii)                           Contracts (other than those listed on Schedule 3.10 in response to any other clause of this Section 3.10(a) or in Annex 3 of the Steps Memo as delivered to the Purchasers as at the date of this hereof) containing a restriction on (x) change of control, or (y) assignment, in relation to the relevant Company or Company Subsidiary where (i) the Contract is with a Key Client, or (ii) the termination of such Contract would have a MATERIAL Adverse Effect;

(xiii)                        Contract or group of related Contracts with the same party for the purchase of products or services (other than employment or consulting services) by any Company or Company Subsidiary which provide for annual payments in excess of $250,000 during the ten (10)-month period ended on the date of the Latest Balance Sheet, except any such Contract or group of related Contracts entered into in the ordinary course of business that can be terminated upon no more than forty-five (45) days’ notice with no liability or penalty in respect of early termination for any Company or Company Subsidiary;

(xiv)                       Contract relating to any completed business acquisition, merger, purchase or sale of securities or MATERIAL assets, or investments by any Company or Company Subsidiary within the last three (3) years;

(xv)                          Contracts relating to or involving any franchise, partnership, joint venture or other similar arrangement or understanding;

(xvi)                       strategic alliance, co-marketing, co-promotion, co-packaging, joint development or similar agreements;

(xvii)                    Contracts with Governmental Entities that are Key Clients;

(xviii)                 MATERIAL license or agreement pursuant to which any Company or Company Subsidiary obtains rights to use any third party Intellectual Property (excluding licenses or agreements granting any Company or Company Subsidiary rights to use readily available commercial software that is generally available on nondiscriminatory pricing terms);

(xix)                       MATERIAL license or agreement pursuant to which any Company or Company Subsidiary licenses or otherwise grants rights to others to use any Company Intellectual Property (together with the licenses and arrangements set forth pursuant to clause (xix) of this Section, the “IP Licenses”); or

(xx)                          any other Contract or other arrangement of any Company or any Company Subsidiary that is MATERIAL to the Business, except any such Contract that can be terminated upon no more than forty-five (45) days’ notice with no liability or penalty in respect of early termination for any Company or Company Subsidiary.

(b)                                 Except as set forth in Schedule 3.10(b), the Sellers have Made Available to the Purchasers a true and complete copy of all written Contracts which are referred to on Schedule 3.10, together with all written material amendments, waivers or other changes thereto (collectively, the “Material Contracts”).

(c)                                  All Contracts set forth on Schedule 3.10 are valid and in full force and effect and constitute legal, valid and binding obligations of the applicable Company or Company Subsidiary party thereto and are enforceable against such Company or such Company Subsidiary (as applicable) in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.  There is no event or condition that occurred or exists that constitutes or that, with or without notice, the happening of any event and/or the passage of time, could constitute a material default or material breach under any such Material Contract by any Company and/or any Company Subsidiary or, to the Knowledge of the Sellers, any other party thereto, or could cause the acceleration of any material obligation of any Company and/or Company Subsidiary or loss of any material rights of any Company and/or Company Subsidiary or give rise to any right of termination or cancellation thereof in favor of any other party thereto..

3.11                        Intellectual Property.

(a)                                 Schedule 3.11(a) sets forth a complete and accurate list of all Company Intellectual Property included in clauses (i) through (iii) of the definition of Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Entity and clause (vii) of the definition of Intellectual Property and all MATERIAL Company Intellectual Property included in the other clauses of the definition of Intellectual Property (excluding licenses granting any Company or Company Subsidiary rights to use readily available commercial software that is generally available on nondiscriminatory pricing terms).

(b)                                 Except as set forth on Schedule 3.11(a), a Company or Company Subsidiary is the owner of all right, title and interest in and to, or has valid and continuing rights to use, sell, license and otherwise commercially exploit, as the case may be, the Company Intellectual Property as the same is used, sold, licensed and otherwise commercially exploited by any Company or Company Subsidiary in their Business as presently conducted free and clear of

Liens, other than Permitted Liens.  Each Company and each Company Subsidiary is in compliance in all material respects with all of its obligations pursuant to the IP Licenses.

(c)                                  Except for the Seller Retained Marks, Intellectual Property to be made available for access or use by a Company or Company Subsidiary pursuant to the Transition Services Agreement, or as set forth on Schedule 2.2(a): (i) the Company Intellectual Property includes all of the Intellectual Property necessary to enable the Companies and the Company Subsidiaries to conduct the Business immediately following the Closing in substantially the same manner in which such business is currently being conducted; and (ii) all rights to Intellectual Property required to conduct the Business immediately following the Closing in substantially the same manner in which such business is currently being conducted and not held by a Company or a Company Subsidiary prior to the Seller Reorganization has been or will be transferred to the applicable Company or Company Subsidiary in connection with the Seller Reorganization.

(d)                                 Neither any Company nor any Company Subsidiary (including any applicable predecessor prior to the Seller Reorganization) has, since January 1, 2014 (the “Reference Date”), violated, misappropriated or infringed, or is violating, misappropriating or infringing any Intellectual Property of any other Person and, to the Knowledge of the Sellers, there are no violations, misappropriations or infringements by any Person of any Company Intellectual Property.  Except as set forth on Schedule 3.11(d), neither any Company nor any Company Subsidiary has received any written notice from any Person claiming any violation, misappropriation or infringement by any Company or any Company Subsidiary of another Person’s Intellectual Property rights (and each Company and each Company Subsidiary is aware of no basis for any such notice or claim).

(e)                                  No Company or Company Subsidiary is the subject of any pending actions, suits or proceedings, and to Sellers’ Knowledge, there are no actions, suits or proceedings threatened in writing, in each case, that involve a claim of infringement by any Person against any Company or Company Subsidiary or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Intellectual Property licensed to Company or Company Subsidiary by third parties.  No Company or Company Subsidiary has received written notice of any such threatened claim.

(f)                                   Each Company and each Company Subsidiary has taken steps that are reasonably required to protect its rights in, and the confidentiality of, the Intellectual Property developed by or on behalf of, and all other confidential or proprietary information belonging to, any such Company or Company Subsidiary or provided by any other Person to any such Company or Company Subsidiary.

3.12                        Litigation.  Except as set forth on Schedule 3.12, there are no actions, suits, arbitrations, or proceedings pending or, to the Sellers’ Knowledge, threatened in writing against any Company, Company Subsidiary or any member of the Seller Group in relation to the Business, or, to the Sellers’ Knowledge, against any stockholder, member, officer, director, manager or employee of any Company, any Company Subsidiary or any member of the Seller Group in relation to the Business, at law or in equity, or before or by any Governmental Entity, and no Company or Company Subsidiary is subject to any outstanding judgment, order or decree of any Governmental Entity.  Except as set forth on Schedule 3.12, the matters disclosed in such

Schedule have been submitted to the Companies’ insurers and, to the Sellers’ Knowledge, will be covered by the Companies’ insurance policies (other than to the extent of any applicable deductible under the relevant policy).  Neither any Company nor any Company Subsidiary is currently planning to initiate any action, suit, or proceeding before any court, arbitrator or Governmental Entity.

3.13                        Reserved.

3.14                        Employee Benefit Plans.  For purposes of this Section 3.14, the term “Benefit Plan” includes all material pension, retirement, disability, medical, dental or other health insurance plans, life insurance or other death benefit plans, profit sharing, deferred compensation, stock option, bonus or other incentive plans, vacation benefit plans, severance plans or other employee benefit plans or arrangements, including any “pension plan” (“Pension Plan”) as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any “welfare plan”, as defined in Section 3(1) of ERISA, whether or not any of the foregoing is funded, (a) to which any Seller or Affiliate of any Seller is a party or by which it is bound; (b) with respect to which any Seller or Affiliate or any Seller has made any payments or contributions; or (c) to which any Seller or Affiliate of any Seller may otherwise have any liability, and, in each such case, to the extent related to the Business.  “Benefit Plan” shall not include any government or union sponsored employee benefit arrangements.  In addition, for the purposes of this Section 3.14, (i) “Relevant Benefits” means any benefit provided on death, on or in anticipation of retirement, or after retirement and in connection with past service or end-of-service gratuity payments required by law in the relevant jurisdiction, and (ii) “Relevant Person” means any past or present employee, officer or director of any Company or Company Subsidiary.  With respect to each Company:

(a)                                 Schedule 3.14 lists all Benefit Plans relating to the employees of such Company or any of its Subsidiaries in relation to the Business.  Except as set forth in Schedule 3.14, other than in relation to the Benefit Plans, no obligation, agreement, arrangement or understanding (whether actual or contingent, contractual, under trust or otherwise) exists for the provision of Relevant Benefits in connection with which any Company or Company Subsidiary is, or may become, liable to make any contribution or payment and no undertaking, assurance or announcement has been given to any person about the introduction of any Relevant Benefit.

(b)                                 Each Seller and each Affiliate of any Seller, each Benefit Plan, and the administrator and fiduciaries of each Benefit Plan have complied in all material respects with all Applicable Laws governing each Benefit Plan and all Applicable Laws relating to the provision of Relevant Benefits.  No lawsuits or, to Sellers’ Knowledge, written complaints to, or by, any Person, are pending with respect to any Benefit Plan or the provision of Relevant Benefits.

(c)                                  No Seller, or any Affiliate of any Seller that sponsors a Benefit Plan, nor any Benefit Plan or administrator or fiduciary of any Benefit Plan has taken any action, or failed to take any action, that could subject it, him or her or any other Person to any material Liability for any material excise tax or for breach of fiduciary duty with respect to or in connection with any Benefit Plan.

(d)                                 No Seller or any Affiliate of any Seller that sponsors a Benefit Plan, nor any Benefit Plan or administrator or fiduciary of any Benefit Plan has any material Liability to any plan participant, beneficiary or other Person under any provision of ERISA or any other Applicable Law by reason of any payment of benefits or other amounts or failure to pay benefits or any other amounts, or by reason of any credit or failure to give credit for any benefits or rights (such as, but not limited to, vesting rights) with respect to benefits under or in connection with any Benefit Plan.  No Seller or any Affiliate of any Seller that sponsors a Benefit Plan is in arrears with respect to any contributions under any Benefit Plan.

(e)                                  Each funded Benefit Plan that is a Pension Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (“IRS”) as to the qualification under the Code.

(f)                                   No Seller is a participating employer in, or has any liability with respect to, a multi-employer plan (as defined in Section 3(37) of ERISA).

(g)                                  Each Seller and each Affiliate of each Seller that sponsors a Benefit Plan is in material compliance with the requirements of Section 4980B of the Code and Section 601 of ERISA.

(h)                                 All benefits payable, or prospectively or contingently payable under a Pension Plan are defined contribution benefits.

(i)                                     No Company or Company Subsidiary is, nor has it been at any time since April 27, 2004, connected with or an associate of any other company which participates, or has participated, in a scheme to which section 38 or 43 of the Pensions Act 2004 applies.  For these purposes, “connected” and “associate” have the meanings given to them in sections 249 and 435 of the Insolvency Act 1986 respectively.

(j)                                    No Relevant Person is entitled to any enhanced terms as to the payment of Relevant Benefits (whether under the Benefit Plans or otherwise) in connection with early retirement or redundancy whether following the transfer of an undertaking to which TUPE applies or for any other reason.

(k)                                 No Company or Company Subsidiary is, or will following completion of the Seller Reorganization be, liable to make any payments to any employee or any other Person in relation to the 2015 Senior Executive Retention Plan (or any similar plan for that year or other years) of Hill Delaware.

(l)                                     All ill health benefits and lump sum benefits have been disclosed in Schedule 3.14 and there are no payments to or in respect of any Relevant Person outstanding on Closing.

3.15                        Insurance.  Schedule 3.15 sets forth all insurance policies under which any Company or any Company Subsidiary is insured, the name of the insurer of each policy, the type of policy provided by such insurer, the amount, scope and period covered thereby.  Such insurance policies are valid and in full force and effect and are not void or voidable on account of any act, error or omission and are adequate to insure against all liabilities, claims and risks against which it is customary for companies similarly situated as the Companies and the Company Subsidiaries to insure. All premiums due to date under such policies have been paid, no default exists thereunder and, with respect to any material claims made under such policies, no insurer has made any “reservation of rights” or refused to cover all or any portion of such claims.  Neither any Company nor any Company Subsidiary has received any notice of any proposed material increase in the premiums payable for coverage, or proposed reduction in the scope (or discontinuation) of coverage, under any of such insurance policies.

3.16                        Compliance with Laws; Permits.

(a)                                 Except as set forth on Schedule 3.16(a), the Companies, their respective Subsidiaries in relation to the Business and, to the extent involved with or related to the Business, the other members of the Seller Group are in compliance, and at all times since the Reference Date have been in compliance, in all material respects with all Applicable Laws, and neither any Company, any Company Subsidiary nor, to the extent involved with or related to the Business, any other member of the Seller Group has received any written notice from any Governmental Entity or any other Person since the Reference Date of any alleged violation or noncompliance with respect to any Applicable Law.

(b)                                 Schedule 3.16(b) sets forth all MATERIAL Licenses and Permits held by each Company and each Company Subsidiary.  Each Company and each Company Subsidiary is in compliance in all material respects with such Licenses and Permits, all of which are in full force and, to the Sellers’ Knowledge, effect and will be in full force and effect immediately after giving effect to the transactions contemplated by this Agreement.  To the Sellers’ Knowledge, no Company or Company Subsidiary has received written notice of any threatened suspension, revocation or invalidation of any of the Licenses and Permits set forth on Schedule 3.16(b) nor are there any facts or circumstances that could reasonably be expected to result in the suspension, revocation or invalidation of any of the Licenses and Permits set forth on Schedule 3.16(b).

3.17                        Environmental Compliance and Conditions.  Except as set forth on Schedule 3.17:

(a)                                 The ownership and use of each Company’s and each Company Subsidiary’s premises and assets, the occupancy and operation thereof, and the conduct of each Company’s and each Company Subsidiary’s operations and business (including the Business), have been since the Reference Date and are in compliance in all material respects with all Applicable Laws relating to pollution, environmental protection, hazardous substances, human health and safety, natural resources and related matters.  Each Company and its Company Subsidiaries have obtained and possess all material permits, licenses and other authorizations required under all such Applicable Laws, including all such laws and regulations relating to the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or waste (“Environmental and Safety Requirements”).

(b)                                 The Companies and their respective Company Subsidiaries are in compliance in all material respects with all terms and conditions of such permits, licenses and authorizations and are also in compliance in all material respects with all other Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder.  Since the Reference Date, no Company or any Company Subsidiary and, to the extent related to the Business, no Seller has received any written notice (x) from any Governmental Entity or any other Person of any alleged violation of or liability under any Environmental and Safety Requirement, or (y) to the effect that any Company or Company Subsidiary is or may be liable to any Person as a result of any Hazardous Substance that has been released or may have been released into the environment, or disposed of on-site or off-site, or as a result of a violation of any Environmental and Safety Requirement, any other circumstance occurring prior to the Closing or existing as of the Closing.

(c)                                  As used in this Agreement, “Hazardous Substance” shall mean and include waste oil, petroleum, petroleum products, polychlorinated biphenyls, asbestos, asbestos-containing material, or any other substance which is included within the definition of a “hazardous substance”, “pollutant”, “toxic substance”, “toxic waste”, “hazardous waste”, “contaminant” or other words of similar import in any foreign, federal, state or local environmental law, statute, ordinance, rule or regulation.

3.18                        Affiliate Transactions.  Except as set forth on Schedule 3.18, (a) neither any Company nor any Company Subsidiary is a party to any contract or arrangement with, or indebted, either directly or indirectly, to any of its officers, directors, managers, members or stockholders, or any of their respective relatives or Affiliates, (b) none of such Persons is indebted to any Company or any Company Subsidiary or has any direct or indirect ownership interest in, or any contractual or business relationship with, any Person with which any Company or any Company Subsidiary is or was Affiliated or with which any Company or any Company Subsidiary has a business relationship, or any Person which, directly or indirectly, competes with any Company or any Company Subsidiary and (c) none of the Companies’ officers, directors, managers, members or stockholders have any interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks, or trade names, used in or pertaining to the Business, or any supplier, distributor or client of any Company or any Company Subsidiary, except for the normal rights of a stockholder, and except for rights under existing Benefit Plans (other than with respect to clauses (a) and (b) hereof, (i) pursuant to employment contracts or arrangements (including any bonus, pension, profit sharing, retirement or other form of deferred compensation plan listed on a Schedule hereto) between any Company or Company Subsidiary and employees of the Business, or (ii) inter-company recharging arrangements in the ordinary and usual course of business, or (iii) Contracts entered into (or to be entered into) in connection with the Seller Reorganization pursuant to the Steps Memo).

3.19                        Employees; Unions.

(a)                                 Each labor union or equivalent organization recognized by the Company as representing (or, to the Sellers’ Knowledge, claiming to represent) any employees of any Company or of any Company Subsidiary is set forth on Schedule 3.19(a). Except as set forth on Schedule 3.19(a), no Company or Company Subsidiary has experienced any strike or material grievance, unfair labor practices charge, or other collective bargaining dispute within the past three (3) years and to the Sellers’ Knowledge there is no labor strike, arbitration, grievance, slowdown, stoppage, dispute or proceeding by or with any employee or former employee of any Company or of any Company Subsidiary or by any labor union recognized by the Company as representing (or, to the Sellers’ Knowledge, claiming to represent) any employees of the Company pending or, to the Sellers’ Knowledge, threatened against any Company or any Company Subsidiary.  Except as set forth on Schedule 3.19(a), to the Sellers’ Knowledge, no organizational effort is presently being made or threatened by or on behalf of any labor union with respect to employees of any Company or Company Subsidiary.  Except as set forth on Schedule 3.19(a), no Company has received any written notification of any material grievances, complaints or charges that have been filed against such Company or any of its Company Subsidiaries under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed.  Except as set forth on Schedule 3.19(a), no collective bargaining agreements are in effect or are currently being negotiated by any Company or Company Subsidiary.

(b)                                 Except as set forth on Schedule 3.19(b), each Company and each Company Subsidiary has at all times since the Reference Date complied, and is currently in compliance, in all material respects with all Applicable Laws relating to employment and employment practices in the jurisdictions within which they operate including, without limitation, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, ERISA, state fair employment practices laws, and equivalent foreign laws and regulations.

(c)                                  There are no employment or consulting contracts or arrangements (other than those terminable at will without liability to the Companies) by and between any Company or any Company Subsidiary with any employees of or consultants to any Company or any Company Subsidiary with aggregate base annual compensation in excess of $300,000, other than Contracts set forth on Schedule 3.10.  Schedule 3.19(c) sets forth a complete list of all employees of and consultants to each Company and each Company Subsidiary, with aggregate annual base compensation in excess of $300,000, showing date of hire, hourly rate or salary or other basis of compensation, accrued sick days, vacation days and holidays (in each case as of a date that is within ten (10) days of the date of this Agreement) and job function.  To the Sellers’ Knowledge, no officer of any Company or any Company Subsidiary intends to terminate his or her employment with such Company or Company Subsidiary within thirty (30) days.

(d)                                 Except as set forth on Schedule 3.19(d), there are no other written or unwritten tax equalization agreements with any employee of any Company or Company Subsidiary, including in respect of any Tax incurred in any jurisdiction in which that employee works but does not consider himself to be tax resident, or any indemnity arrangement in respect of liabilities incurred by any such employee relating to Tax.

3.20                        Undisclosed Liabilities.  Except for Liabilities (a) set forth on Schedule 3.20 or reflected in the Latest Balance Sheet, (b) under any Contract to which any Company or Company Subsidiary is a party, (c) incurred in the usual and ordinary course of business and of an ordinary and usual course nature, (d) that are included in the calculation of Net Working Capital, or (d) that are not, individually or in the aggregate, MATERIAL to the Companies and their respective

Company Subsidiaries (taken as a whole), no Company or Company Subsidiary has outstanding any material Liabilities of any nature, whether absolute, accrued, contingent, due, to become due, or otherwise.

3.21                        Accounts Receivable.  All of the accounts receivable of each Company and each Company Subsidiary reflected or required to be reflected in the Latest Balance Sheet arose out of bona fide transactions in the ordinary course of business and the value of such receivables were determined in accordance with GAAP.

3.22                        Reserved.

3.23                        Business Relationships.  Schedule 3.23 sets forth a list of all clients that accounted for at least $350,000 (in aggregate) of consolidated consulting fee revenue of the Business (x) in the ten (10) months ended on October 31, 2016 (collectively, “Key Clients”), or (y) during any of the three financial years ended December 31, 2015, 2014 and 2013.  To the Sellers’ Knowledge, the Companies’ and the Company Subsidiaries’ relationships with Key Clients are good commercial working relationships.  During the previous twelve (12) months, to Sellers’ Knowledge, no Key Client has terminated, or threatened in writing to terminate, a Material Contract.

3.24                        Seller Reorganization.  The Seller Reorganization steps and actions have been implemented or, in the case of steps or actions set forth in the Steps Memo and not completed as of the date hereof, will be implemented, in accordance with the Steps Memo in all material respects, subject to the exceptions set forth in Section 2.2(a).  The Seller Reorganization steps and actions set forth in the Steps Memo have been (or will be) duly authorized and approved by and on behalf of each Company, Company Subsidiary, or applicable Affiliate, and have been (or will be) implemented, subject to the exceptions set forth in Section 2.2(a), in accordance with all Applicable Laws (including with regard to Taxes) and applicable accounting practices.  The Steps Memo was prepared diligently and in good faith, based on review and advice from suitably skilled and knowledgeable advisors and takes into account all Applicable Laws (including with regard to Taxes) and contains all steps needed to effect the Seller Reorganization, subject to any amendments or modifications agreed to between the Sellers and the Purchasers.  In connection with the Seller Reorganization, all material documentation, know-how, and records relating to the Business and any assets, obligations, or liabilities relating to the Business are maintained in, or have been (or will be) transferred to, a Company or Company Subsidiary, as applicable, except as may be provided in the Transition Services Agreement or as set forth on Schedule 2.2(a).

3.25                        Brokerage.  Except for the fees and expenses of KeyBanc Capital Markets, Inc., which are the responsibility of the Sellers, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Company or Company Subsidiary, and no other finder, broker, agent, financial advisor or other intermediary has acted on behalf of the Sellers, the Companies, and/or the Company Subsidiaries.

3.26                        Absence of Certain Business Practices.  For the purposes of this Section 3.26, the term “Company” shall be deemed to include each Company and each Company Subsidiary and their respective predecessors prior to the Seller Reorganization.

(a)                                 The Company has not and, to the Sellers’ Knowledge, no Person acting on behalf of the Company has, directly or indirectly, on behalf of or with respect to the Company, engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Bribery Act 2010 (UK), or any similar Applicable Law. Without limiting the generality of the foregoing, the Company has not, and no officer, employee, agent or other Person associated with or acting for or on behalf of the Business has, at any time, directly or indirectly: (a) used any corporate or company funds (i) to make any unlawful payment to any governmental official or employee including, without limitation, unreported political contributions or (ii) to establish or maintain any unlawful or unrecorded fund or account of any nature including, without limitation, any “off-book” bank or cash account or “slush fund”; (b) made any false or fictitious entry, or failed to make any entry that should have been made pursuant to any Applicable Law or otherwise in any of the books of account or other records of the Business; (c) made any payoff, influence payment, bribe, kickback, rebate or unlawful payment to any Person; (d) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business or (ii) any other special concession; or (e) agreed, committed or offered (in writing or otherwise) to take any of the foregoing actions.

(b)                                 Neither the Company nor any of its respective directors, managers, officers, employees, consultants or Affiliates (i) has traveled on behalf of any Company to any country that was an Embargoed Country at the time of such travel, (ii) has directly or indirectly imported any goods from, or has exported any goods to, any Embargoed Country, (iii) has directly or indirectly engaged in any business transaction including, without limitation, the purchase, sale, transportation, swap, financing, licensing, leasing, or brokering of any good or service (A) in an Embargoed Country, (B) owned or controlled by any Governmental Entity of an Embargoed Country, or (C) with any Person who, at the time of such transaction, was an Embargoed Person, (iv) has any direct or indirect investment, loan, commitment of funds or assets, or any other extension of credit in any Embargoed Country or in any property (including entities) owned or controlled by any Governmental Entity of an Embargoed Country, (v) deals, directly or indirectly, in any property (including, without limitation, any contract or service) in which any Governmental Entity of an Embargoed Country, any national of any Embargoed Country or any Embargoed Person has or has had any interest, (vi) otherwise acts in a way which, if any Seller were subject to United States jurisdiction or owned by a United States Person, would violate any economic sanction, embargo or other Applicable Law of the United States with respect to any Embargoed Country or Embargoed Person, or (vii) has breached a U.S. export control and embargo law at any time.  As used herein, (i) “Embargoed Country” means any embargoed country that is on the list maintained by OFAC, (ii) “Embargoed Person” means any Person that is on the list of Specially Designated Nationals maintained by OFAC, and (ii) “U.S. export control and embargo law” means each of the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et. seq.) and associated Executive Orders, the Nuclear Regulatory Commission Regulations (10 C.F.R. § 110 et. seq.), the Department of

Energy Regulations (10 C.F.R. § 810 et. seq.), the Iran Sanctions Act, the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, Section 1245 of the National Defense Authorization Act of December 31, 2001, the Iran Threat Reduction and Syria Human Rights Act of 2012 of August 10, 2012, Executive Orders implemented under any of the above statutes and under the International Economic Emergencies Powers Act, and all regulations, laws and policies issued by the Office for Foreign Assets Controls (“OFAC”) of the U.S. Department of the Treasury.

(c)                                  The Company has in place adequate procedures designed to prevent the Company and any Person acting on behalf of the Company from undertaking bribery or other corrupt practices in connection with the Business.  The Company and its officers, employees, and agents (past and present) are in compliance and have complied in all material respects with such procedures, all Applicable Laws, and, to the Sellers’ Knowledge, any relevant anti-bribery and corruption obligations pursuant to any Contract with any third party. To the Sellers’ Knowledge, the Company’s subcontractors and service providers are in compliance and have complied in all material respects with the Company’s procedures, all Applicable Laws, and any relevant anti-bribery and corruption obligations pursuant to any Contract with any third party.

(d)                                 Within the past six (6) years, no action, claim, investigation, or other proceedings in relation to bribery or corruption (i) have been commenced by or against the Company, its officers, or its agents, (ii) have been threatened, settled or compromised by the Company, (iii) to the Sellers’ Knowledge, have been commenced or threatened by or against any Person who is, or has at any time been, “associated” with the Company for the purposes of section 8 of the Bribery Act 2010.

(e)                                  The Company is not, nor has it been at any time in the six (6) years prior to the date of this Agreement prevented from tendering or undertaking any public or government contract as a result of an allegation of or conviction for an offence of bribery or corruption.

3.27                        No Other Representations and Warranties.  EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 (INCLUDING THE DISCLOSURE SCHEDULES), THE SELLERS MAKE NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND THE SELLERS HEREBY DISCLAIM ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO ANY COMPANY OR COMPANY SUBSIDIARY, THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EXCEPT AS EXPRESSLY SET FORTH HEREIN (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO OR IN ANY CERTIFICATE REQUIRED TO BE DELIVERED HEREUNDER) THE CONDITION OF THE ASSETS OF EACH COMPANY AND ITS COMPANY SUBSIDIARIES SHALL BE “AS IS” AND “WHERE IS”.  THE SELLERS ARE NOT, DIRECTLY OR INDIRECTLY, MAKING ANY REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED) TO THE PURCHASERS WITH RESPECT TO ANY PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF ANY COMPANY OR COMPANY SUBSIDIARY OR ANY COMPANY WITH RESPECT TO ANY INFORMATION OR DOCUMENTS (FINANCIAL OR OTHERWISE) THAT THIRD PARTIES PROVIDED TO THE PURCHASERS OR THEIR

COUNSEL, ACCOUNTANTS OR OTHER ADVISORS WITH RESPECT TO ANY COMPANY OR COMPANY SUBSIDIARY OR THE BUSINESS.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser, jointly and severally, represents and warrants to the Sellers that:

4.1                               Organization and Corporate Power.  The US Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to enter into this Agreement and perform its obligations hereunder. The UK Purchaser is a company duly organized and validly existing under the laws of England and Wales, with full power and authority to enter into this Agreement and perform its obligations hereunder.

4.2                               Authorization.  The execution, delivery and performance of this Agreement by each Purchaser and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on the part of such Purchaser are necessary to authorize the execution, delivery or performance of this Agreement.  This Agreement has been duly executed and delivered by the Purchasers and assuming that this Agreement is a valid and binding obligation of the Sellers, this Agreement constitutes a valid and binding obligation of each Purchaser, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies.

4.3                               No Violation.  Except as set forth on Schedule 4.3 and to the Purchasers’ Knowledge, neither Purchaser is subject to or obligated under its certificate or articles of incorporation or organization, its bylaws or operating agreement (or similar organizational documents), any Applicable Law, or rule or regulation of any Governmental Entity, or any material agreement or instrument, or any license, franchise or permit, or subject to any order, writ, injunction or decree, which would be breached or violated in any material respect by such Purchaser’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

4.4                               Governmental Authorities; Consents.  Neither Purchaser is required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any Governmental Entity or any other party or Person is required to be obtained by such Purchaser in connection with its execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

4.5                               Litigation.  There are no actions, suits or proceedings pending or, to such Purchaser’s Knowledge, overtly threatened against any Purchaser or any of their respective Affiliates at law or in equity, or before or by any Governmental Entity, that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or that would adversely affect any Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.  No Purchaser is subject to any outstanding judgment, order or decree of any Governmental Entity that would prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or that would adversely affect any Purchaser’s performance under this Agreement or the consummation of the transactions contemplated hereby.

4.6                               Brokerage.  Except for fees payable by Purchasers to DC Advisory in connection with its corporate finance advice, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Purchaser.

4.7                               Investment Representation.  Each Purchaser is acquiring the applicable Securities for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities laws.  Each Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of ownership of the applicable Securities.  The US Purchaser is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended and acknowledges that the US Securities have not been registered under the Securities Act of 1933, as amended.  The UK Purchaser is a not a “U.S. person” (a “U.S. Person”) as described in Rule 902 of Regulation S promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended (“Regulation S”).  Each Purchaser acknowledges that the applicable Securities have not been registered under any state or foreign securities laws and that the Securities may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under Applicable Law and the Securities are registered under, or sold pursuant to an exemption from registration under, any Applicable Law with respect to the sale or issuance of securities.

4.8                               Solvency.  Assuming that the representations and warranties of the Sellers are true and correct as of the Closing Date, in reliance on the Transition Services Agreement and the Employee Services Agreement, and to the Knowledge of the Purchasers, immediately after giving effect to the transactions contemplated by this Agreement, the Purchasers, the Companies and the Company Subsidiaries shall, on a consolidated basis, be (i) solvent and (ii) able to pay their respective debts as they become due and shall have adequate capital to carry on their respective portions of the Business.  No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Purchasers or their Subsidiaries.

4.9                               Financing.

(a)                                 The Purchasers have received and accepted:

(i)                                     an executed and binding commitment letter dated on or prior to the date hereof, (the “Equity Commitment Letter”) from the Bridgepoint Funds (collectively, “Sponsor” and each a “Sponsor Fund”) relating to the commitment of Sponsor Funds, upon the terms and subject to the full satisfaction of the conditions set forth therein, to provide severally to the Purchasers (via the Purchasers’ parent entities) up to their respective pro rata shares of the cash equity financing stated therein to fund a portion of the amount payable by the Purchasers at Closing (the “Equity Financing”) and

(ii)                                  an executed facilities agreement dated on or prior to the date hereof, (the “Facilities Agreement” and together with the Equity Commitment Letter the “Definitive Financing Arrangements”), from Senior Loan Fund I (A) Investments (Luxembourg) S.a.r.l., and HSBC Bank plc (collectively, “Lenders”) relating to the commitment of Lenders, upon the terms and subject to the full satisfaction of the conditions set forth therein, to provide, upon the terms and subject to the full satisfaction of the conditions set forth therein, up to the full amount of the debt financing stated therein (the “Debt Financing” and together with the Equity Financing, the “Financing”).

(b)                                 The Purchasers have delivered to the Sellers a true, complete and correct copy of each Definitive Financing Arrangement.  Assuming satisfaction or waiver of the conditions set forth in Section 2.1 and Section 2.2, and that the Financing is funded on the terms contemplated by the Definitive Financing Arrangements in all material respects, each Purchaser will have sufficient cash in immediately available funds or available under credit lines to pay, fund or discharge all of the items to be paid, funded or discharged by such Purchaser at the Closing under this Agreement.  In no event shall the receipt or availability of any funds or financing (including the Financing ) by or to the Purchaser or any of their Affiliates or any other financing transaction be a condition to any of the obligations of the Purchasers hereunder.  The Purchasers have fully paid, or caused to be fully paid, any and all commitment fees or other fees due and payable in connection with the Definitive Financing Arrangements and will timely pay in full any such amounts as they become due and the Definitive Financing Arrangements are in full force and effect and are valid, binding and enforceable against the Purchasers, and to each Purchaser’s Knowledge, the other parties thereto in accordance with their respective terms (except to the extent limited by bankruptcy, insolvency, reorganization and other similar Applicable Law affecting the enforcement of creditors’ rights generally and by general principles of equity) and the respective commitments have not been withdrawn, reduced, rescinded or terminated or otherwise amended or modified (and to the Purchaser’s Knowledge no such withdrawal, reduction, rescission, termination, amendment or modification is contemplated); provided, that the existence or exercise of any “flex provisions” contained in the Facilities Agreement or any document ancillary thereto shall not constitute an amendment or modification of the Definitive Financing Arrangements) in any respect.  No event has occurred that would constitute a material breach or material default (or with notice or lapse of time or both would constitute a material default) under any Definitive Financing Arrangement by any Purchaser or, to the Knowledge of the Purchasers, any other party thereto.  There are no conditions precedent related to the funding of the full amount of the Financing, other than the conditions precedent set forth in the Equity Commitment Letter and Clause 4.5(a) (Utilisations during the Certain Funds Period) and Part II of Schedule 2 of the Facilities Agreement.  The Purchaser has no reason to believe that any of the conditions to the Financing to be satisfied by the Purchaser will not be satisfied on or prior to the Closing Date or that the Financing will not be made available to the Purchaser on the Closing Date.  Except as set forth on Schedule 4.9, there are no side letters, understandings or other agreements or arrangements relating to any Definitive Financing Arrangement or Financing to which the Purchasers or any of its Affiliates is a party that could affect the amount or availability of the Financing on the Closing Date, other than those expressly set forth in the Definitive Financing Arrangements.  Purchasers have delivered copies of all side letters, understandings or other agreements or arrangements set forth on Schedule 4.9 to Sellers.

4.10                        Independent Investigation.  The Purchasers have conducted to their satisfaction an investigation, review, analysis and verification of the business, results of operations, prospects, condition (financial or otherwise), assets, liabilities and properties of the Companies and their respective Company Subsidiaries, and acknowledge that they have been provided satisfactory access to the personnel, properties, assets, premises, books and records, and other documents and data of the Sellers, the Companies and the Company Subsidiaries for such purpose.  Each Purchaser understands, acknowledges and agrees that, in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Purchaser has relied solely upon its own investigation, review, analysis and verification and the representations and warranties of the Sellers expressly and specifically set forth in this Agreement and the certificates contemplated hereby or delivered in connection herewith (including the Steps Memo representations and warranties contained in Article 3 and the related portions of the Disclosure Schedules).

ARTICLE 5
COVENANTS OF THE SELLERS

5.1                               Restrictive Covenants.

(a)                                 From the date hereof until the fifth (5th) anniversary of the Closing Date, the Sellers shall not, and shall cause their respective Subsidiaries not to, directly or indirectly:

(i)                                     within any of the Restricted Jurisdictions, be interested in or own or manage, operate, control, be employed by or participate or assist in the ownership, management, operation or control of any business engaged in, or that competes with the Business, directly or indirectly (other than (x) risk management or management consulting services which are consistent with the past practice of the Project Management Business in the twelve (12) months preceding the date of this Agreement, and which do not relate to claims or resolution of claims (unless such services are a continuation of a Contract of the Project Management Business with any Person and such services represent no more than 5% of the aggregate revenues relating to that Person under the relevant Contract) or (y) in respect of the period from the date hereof to the Closing Date, the ownership and operation of the Business itself);

(ii)                                  solicit for employment or hire any employee of or consultant to any Company or Company Subsidiary or any Person who was an employee or consultant within the one-year period prior to being solicited or hired (or such shorter period if required by Applicable Law); provided, that this clause (ii) shall not preclude any Seller or Affiliate of any Seller from soliciting for employment or hiring any such employee or consultant who (A) responds to a general solicitation through a public medium or general or mass mailing by or on behalf of such Seller or any of its Affiliates that is not targeted at the employees of or consultants to any Company or Company Subsidiary or (B) has been terminated by any Company or Company Subsidiary prior to being solicited for employment by any Seller or Affiliate of any Seller; or

(iii)                               solicit or endeavor to solicit Business from or entice away from any Company or Company Subsidiary, endeavor to reduce the Business conducted with any Company or Company Subsidiary by, or otherwise interfere with the Business relationship of any Company or Company Subsidiary with, any Person who is, or was within the three-year period prior thereto, a customer or client of, supplier, vendor or service provider to, or other Person having material Business relations with, any Company or Company Subsidiary.

From the Closing Date until the fifth (5th) anniversary of the Closing Date, the Sellers, where an opportunity to make such a referral exists, shall use best efforts to refer its clients who require claims consulting services or other advice which is part of the offering of the Business to any Company or Company Subsidiary save that the Sellers shall not be required to incur any out-of-pocket expenses in fulfilling such referral obligations.

For the avoidance of doubt, the continued conduct by the Sellers of the Project Management Business in the manner in which the Project Management Business (as distinct from the Business) is conducted as of the date of this Agreement, without more, shall not be deemed to be a violation of this Section 5.1.  Notwithstanding anything to the contrary in this Agreement, the Sellers shall not be prohibited from (A) providing claims management services or fact-based testimony services which are a continuation of a Contract of the Project Management Business with any Person (and which services represent no more than 5% of the aggregate revenues relating to that Person under the relevant Contract or Contracts) or endeavoring to solicit the business of any Person for the Project Management Business, in each case, in the manner in which the Project Management Business (as distinct from the Business) is conducted as of the date of this Agreement; or (B) engaging one or more subcontractors to provide claims management services or fact-based testimony services to clients of the Project Management Business in connection with a continuation of a Contract of the Project Management Business with any Person (and which services represent no more than 5% of the aggregate revenues relating to that Person under the relevant Contract or Contracts); provided that, in the case of both (A) and (B), the Sellers shall not take or permit any action to be taken (x) with the intent of reducing or interfering in any way with any relationship of any Company or Company Subsidiary with any client, potential client, employee, contractor or supplier, or (y) which is inconsistent with the past practice of the Project Management Business in the twelve (12) months preceding the date of this Agreement.

(b)                                 At all times after the Closing Date, the Sellers shall not, and shall cause their respective Affiliates not to, directly or indirectly:

(i)                                     disclose, divulge or make use of any trade secrets or other information of a business, financial, marketing, technical or other nature pertaining to the Purchasers, the Companies, the Company Subsidiaries or the Business, including information of others that the Purchasers, any Company or any Company Subsidiary has agreed to keep confidential, except (a) to the extent that such information shall have become public knowledge other than by breach of this Agreement by any of the Sellers,

(b) to the extent such information becomes available to the Sellers or any of their Affiliates after the Effective Time on a non-confidential basis from a source other than any of the Companies or Company Subsidiaries or any of their respective Affiliates, (c) to the extent that disclosure of such information is requested by any Governmental Entity or is otherwise required by Applicable Law (but, to the extent permitted by Applicable Law, only after the Sellers have provided the Companies with reasonable notice and opportunity to take action against any such requested or required disclosure) or (d) to the extent the use or disclosure of such information is (A) permitted by or necessary for the performance by any Seller of this Agreement or the Transition Services Agreement or (B) necessary to enforce any of Seller’s rights under this Agreement or the Transition Services Agreement; or

(ii)                                  make or cause to be made any disparaging statements regarding any Company, any Company Subsidiary, any Purchaser, the Sponsor, or any of their respective Affiliates or the Business; provided, that the foregoing shall not prohibit any Seller from making any truthful statements (if required by any contract existing as at the date of this Agreement or by law to make such a statement) or testifying truthfully in any action, proceeding, investigation, case, or similar venue or other communication with any Governmental Entity.

(c)                                  It is the desire and intent of the parties to this Agreement that the provisions of Section 5.1 shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  If any provision of Section 5.1 is at any time determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then such provision will be considered divisible (with the other provisions of this Agreement to remain in full force and effect) and the invalid or unenforceable provisions will not become and be deemed to be immediately amended to include only such time, area, scope or activity and other restrictions as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and each party expressly agrees that this Agreement, as so amended, will be valid and binding as though any invalid or unenforceable provision had not been included herein.

(d)                                 The parties recognize that the performance of the obligations under Section 5.1 by the Sellers and their respective Affiliates is special and unique in character, and that in the event of the breach or threatened breach by any Seller of the terms and conditions of Section 5.1 to be performed by such Seller, the Purchasers and the Companies (and their respective Subsidiaries) may suffer irreparable injury, the amount of which may be difficult to estimate or determine and which may not be adequately compensated.  Therefore, the Purchasers and the Companies (and their respective Subsidiaries) will be entitled, if they so elect, to seek and (subject to court approval) to obtain damages for any breach of such Section, or to seek to enforce the specific performance thereof by such breaching Seller, temporarily and permanently enjoin the breaching Seller and any of its employees or its Affiliates from engaging in such breach or threatened breach, or seek other equitable relief from any court of competent jurisdiction.  The right provided under this Section 5.1(d) shall be in addition to, and not in lieu of, any other rights and remedies available to the Purchasers, the Companies or the Company Subsidiaries.

(e)                                  Each Seller (i) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (ii) acknowledges that the duration, geographical scope and subject matter of Section 5.1 of this Agreement are reasonable and necessary to protect the goodwill, client relationships, legitimate business interests, trade secrets and confidential and proprietary information of the Business, (iii) acknowledges that the Purchasers would not have closed the transactions contemplated by this Agreement without the benefits contained in this Agreement, and (iv) understands that this Agreement is assignable by the Purchasers to the extent permitted under Section 11.4 and shall inure to the benefit of their respective successors and permitted assigns.

5.2                               Company Intellectual Property.  If any Seller owns or shall at any time hereafter acquire any rights in any Company Intellectual Property, other than Seller Retained Marks, such Seller shall, and hereby does, transfer all of its rights, title and interest in such Company Intellectual Property to the Companies (or a Company Subsidiary, as applicable) for no additional consideration.  Each Seller shall execute and deliver such additional documents and instruments and take such other actions as the Purchasers shall reasonably request to give effect to the provisions of this Section.

5.3                               General Release.  Effective as of the Closing, each Seller on its own behalf, and on behalf of all members of the Seller Group, voluntarily, knowingly and irrevocably releases and forever discharges the Companies, the Company Subsidiaries and their respective officers, directors, managers and employees from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing, provided that, notwithstanding the foregoing, nothing herein shall be construed as a waiver or release of (x) any rights of indemnification to which Section 6.3 relates or (y) any rights of any member of the Seller Group under this Agreement, the Transition Services Agreement or any other agreement entered into pursuant to this Agreement. Save that no Company or Company Subsidiary shall be released in the event of fraud or fraudulent misrepresentation of such person.

5.4                               Stub Period Financial Statements.  For the period commencing as of the date hereof and ending as of the Closing Date, the Sellers shall deliver to the Purchasers (a) the consolidated unaudited balance sheet of the Companies and their respective Company Subsidiaries for each month after the month of the Latest Balance Sheet, together with the related statements of cash flows and income for the period then ended, and (b) any other regularly-prepared financial reporting.  Such financial statements and information shall be delivered within thirty (30) days after the end of such month or, if earlier, concurrent with the provision of such information to management

5.5                               Share Incentive Plans. The provisions of this Section 5.5 shall have effect in the event that any employee, officer or director of any Company, Company Subsidiary or, on or after Closing, of any company in the Purchaser Group that participates in the Share Incentive Plans (for the purposes of this Section 5.5. only, a “Relevant Person”) realizes an Award Gain and any company in the Purchaser Group is obliged to account for any Employee Taxation or to pay any Employer Taxation on, or at any time after, Closing:

(a)                                 the Sellers will immediately notify the Purchasers if and when a Relevant Person acquires a Relevant Award, or exercises, assigns or releases a Relevant Award or if the Relevant Person receives any benefit or acquires shares in connection with a Relevant Award, and the Purchasers will in turn immediately notify the Sellers if any company in the Purchaser Group  must, under Applicable Law, account for any Employee Taxation and/or Employer Taxation in excess of $1,000 (the “Award Tax Threshold”) in respect of such exercise of a Relevant Award;

(b)                                 with respect to any Relevant Award or Awards held by a Relevant Person with respect to which any member of the Purchaser Group must, under Applicable Law, account for any Employee and/or Employer Taxation in excess of the Award Tax Threshold (either per Relevant Award or in aggregate with respect to such Relevant Person), the Sellers will, and will cause the other members of the Seller Group, to use their commercially reasonable efforts to exercise and enforce all of their respective rights under the rules of the Share Incentive Plans or otherwise recover all Employee Taxation and, if permissible by law, all Employer Taxation in respect of the Award Gain and will procure that any such Employee and Employer Taxation so recovered will be paid to the relevant company in the Purchaser Group  promptly; and

(c)                                  the Sellers shall ensure, to the extent required under Applicable Law, that all relevant end-of-year filings in connection with the participation of Relevant Persons in the Share Incentive Plans are made by the Relevant Tax Authority deadlines and copies provided to the Purchasers as soon as reasonably practicable thereafter.  Unless otherwise agreed by both parties, the Sellers will provide to the Purchasers all information in the Sellers’ possession that any company in the Purchaser Group is required to provide to or notify to any Tax Authority in respect of the vesting, exercise, assignment, release or receipt of Relevant Awards upon request by or on behalf of the Purchasers and in any event by no later than fourteen (14) days after such request.

ARTICLE 6
COVENANTS OF THE PURCHASERS

6.1                               Restrictive Covenants.

(a)                                 From the date hereof until the eighteen (18) month anniversary of the Closing Date, the Purchasers shall not, and shall use commercially reasonable efforts to cause the Companies and the Company Subsidiaries after the Closing not to, directly or indirectly, without the prior written consent of Hill Delaware, solicit for employment any employee of any Seller or any Affiliate of any Seller or any Person who was an employee or consultant within the 6-month period prior to being solicited or hired (or such shorter period if required by Applicable Law); provided, that no Purchaser or Affiliate of any Purchaser shall be precluded from soliciting for employment or hiring any such employee or consultant who (i) responds to a general solicitation through a public medium or general or mass mailing by or on behalf of such Purchaser or any of its Affiliates that is not targeted at the employees of or consultants to any Company or Company Subsidiary or (ii) has been terminated by any Seller or Affiliate of any Seller prior to being solicited for employment by any Purchaser or Affiliate of any Purchaser.

(b)                                 At all times after the Closing Date, the Purchasers shall not, and shall direct their respective Affiliates not to, directly or indirectly, make or cause to be made any disparaging statements in any public forum regarding any Seller or any of its Subsidiaries or any of their respective officers, directors, stockholders, employees, or Affiliates; provided, that the foregoing shall not prohibit any Purchaser from making any truthful statements (if required by any contract existing as at the date of this Agreement or by law to make such a statement) or testifying truthfully in any action, proceeding, investigation, case, or similar venue or other communication with any Governmental Entity.

(c)                                  It is the desire and intent of the parties to this Agreement that the provisions of Section 6.1 shall be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought.  If any provision of Section 6.1 is at any time determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then such provision will be considered divisible (with the other provisions of this Agreement to remain in full force and effect) and the invalid or unenforceable provisions will not become and be deemed to be immediately amended to include only such time, area, scope or activity and other restrictions as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and each party expressly agrees that this Agreement, as so amended, will be valid and binding as though any invalid or unenforceable provision had not been included herein.

(d)                                 The parties recognize that the performance of the obligations under Section 6.1 by the Purchasers and their respective Affiliates is special and unique in character, and that in the event of the breach or threatened breach by any Purchaser of the terms and conditions of Section 6.1 to be performed by such Purchaser, the Sellers and its Affiliates (and their respective Subsidiaries) may suffer irreparable injury, the amount of which may be difficult to estimate or determine and which may not be adequately compensated.  Therefore, the Sellers and their Affiliates (and their respective Subsidiaries) will be entitled, if they so elect, to seek and (subject to court approval) to obtain damages for any breach of such Section, or to seek to enforce the specific performance thereof by such breaching Purchaser, temporarily and permanently enjoin the breaching Purchaser and any of its employees or its Affiliates from engaging in such breach or threatened breach, or seek other equitable relief from any court of competent jurisdiction.  The right provided under this Section 6.1(d) shall be in addition to, and not in lieu of, any other rights and remedies available to the Sellers or its Affiliates.

(e)                                  Each Purchaser (i) has carefully read and understands all of the provisions of this Agreement and has had the opportunity for this Agreement to be reviewed by counsel, (ii) acknowledges that the duration, geographical scope and subject matter of Section 6.1 of this Agreement are reasonable and necessary to protect the goodwill, client relationships, legitimate business interests, trade secrets and confidential and proprietary information of the Sellers and their respective Affiliates, (iii) acknowledges that the Sellers would not have closed the transactions contemplated by this Agreement without the benefits contained in this Agreement, and (iv) understands that this Agreement is assignable by the Sellers to the extent permitted under Section 11.4 and shall inure to the benefit of its successors and permitted assigns.

6.2                               Reserved.

6.3                               Director and Officer Liability and Indemnification.  For a period of six (6) years after the Closing Date, no Purchaser shall, and the Purchasers shall not permit any Company or Company Subsidiary to, amend, repeal or modify any provision in any Company’s or Company Subsidiary’s governing documents relating to the exculpation or indemnification of any current or former employee, officer, manager or director (unless required or no longer permitted by Applicable Law), it being the intent of the parties that the employees, officers, managers and directors of each Company and Company Subsidiary shall continue to be entitled to such exculpation and indemnification to the full extent of Applicable Law.  On or prior to the Closing, the Purchasers shall have purchased so-called “tail” policy coverage (or the equivalent thereof) with respect to the Companies’ and Company Subsidiaries’ existing directors’ and officers’ (or equivalent) liability insurance policies with a fresh, unimpaired aggregate limit of liability, and containing terms and conditions that are no less favorable to the directors and officers (or equivalent) of the Companies and Company Subsidiaries, as applicable, as the Companies’ and Company Subsidiaries’ existing directors’ and officers’ (or equivalent) liability insurance policies, and from insurance carriers with at least comparable claims paying ability ratings, all in form and substance reasonably satisfactory to the Sellers (the “Tail Policies”).  Until the sixth anniversary of the Effective Time, the Purchasers shall cause the Companies and the Company Subsidiaries (a) not to amend or otherwise modify the coverage under the Tail Policies or take any action that would result in the cancellation, termination, amendment or modification of any Tail Policy and (b) to continue to honor their respective obligations under the Tail Policies.  If any Company or Company Subsidiary is acquired during such Period, the Company or Company Subsidiary will require in any agreement relating to its being acquired that the acquirer shall maintain in effect the insurance required by this Section.  The provisions of this Section 6.3 are intended for the benefit of, and will be enforceable by, each current and former employee, officer, manager and director of each Company and its Company Subsidiaries and his or her heirs and representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have had by Contract or otherwise.  At or prior to the Closing, the Purchasers shall deliver copies of the Tail Policies to the Sellers.

6.4                               Employment and Benefit Arrangements.

(a)                                 Subject at all times to the provisions of Section 5.5, from and after the Closing Date, during the twelve (12) month period following the Closing, the Purchasers shall cause each Company and its Company Subsidiaries to maintain, in relation to any employees or consultants in the United States, employment, severance, termination, consulting, retirement and other compensation, benefit plans, arrangements and agreements for such employees of such Company or such Company Subsidiary (as of the Closing) that are substantially similar in the aggregate to such plans, arrangements and agreements are in effect on the date hereof (it being understood that this Section 6.4 shall not be deemed to prohibit any Purchaser, Company or Company Subsidiary from amending, modifying, replacing or terminating such arrangements in accordance with their terms).  Further, Purchasers shall be solely responsible for any liability for any employees or former employees of such Company or Company Subsidiary including but not limited to, liability for wages, severance, termination payments, and liability under the WARN Act for payment, benefits and/or notice that arises as a result of any employment loss, termination of employment, layoff and/or reduction in hours of any employee of such Company or Company Subsidiary as of, or as a result of, the Closing (other than those actions which take place pursuant to the Seller Reorganization). This Section 6.4 shall survive the Closing, is intended to benefit the Sellers, each Company and its Company Subsidiaries, and the employees of each Company and its Company Subsidiaries, and shall be binding on all successors and assigns of each Purchaser and each Company and its Company Subsidiaries.  This Section 6.4 is not intended to amend any Benefit Plans or programs of the Sellers or each Company and its Company Subsidiaries.

(b)                                 The Purchasers and the Sellers shall, to the extent possible, (i) treat the Purchasers and each Company and its Company Subsidiaries as a “successor employer” and each Company and its Company Subsidiaries as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to each Company (and its Subsidiaries) employees to be employed by such Company and its Company Subsidiaries for purposes of Taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act and (ii) cooperate with each other to avoid the filing of more than one IRS Form W-2 with respect to each such employee for the calendar year in which the Closing occurs.

(c)                                  With respect to any Person who (i) was an employee of a Company or Company Subsidiary prior to the Closing, (ii) elected to receive an end of service gratuity payment in connection with such Person’s termination of service prior to the Closing, and (iii) on or after the Closing, is an employee of any Purchaser or any of their respective Affiliates (including the Companies and Company Subsidiaries from and after the Closing), the Purchasers shall not, and shall not permit any of their respective Affiliates (including the Companies and Company Subsidiaries from and after the Closing) to, (A) take into consideration, “grandfather” or otherwise credit all or any portion of the length of such Person’s service as an employee of any Company or Company Subsidiary attributable to the period prior to the Closing to the length of such Person’s service as an employee of any Purchaser or their respective Affiliates (including the Companies and Company Subsidiaries from and after the Closing) from and after the Closing for the purpose of calculating the amount of any end of service gratuity or other payment payable to such Person upon the termination of such Person’s employment with any Purchaser or any of their respective Affiliates (including the Companies and Company Subsidiaries from and after the Closing), or (B) otherwise offer any benefit to any such Person intended to entice or cause such Person to crystalize his or her end of service gratuity in connection with the transactions contemplated hereby.

6.5                               R&W Policy.  Promptly after the R&W Policy is received by the Purchasers, the Purchasers shall deliver a copy of the R&W Policy to Sellers.  No Purchaser will, and the Purchasers will cause their respective Affiliates (including the Companies and Company Subsidiaries after the Closing) not to, amend, waiver or otherwise modify any provision of the R&W Policy in any manner that would allow the insurer of the R&W Policy or any other Person to subrogate or otherwise make or bring any action or proceedings against any Seller or any Affiliate thereof or any past, present or future director, manager officer, employee or advisor of any of the foregoing based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement.

ARTICLE 7
ADDITIONAL COVENANTS

7.1                               Conduct of the Business Prior to Closing.  From the date hereof until the Closing, except as otherwise provided in this Agreement or the Steps Memo or consented to in writing by the Purchasers, the Sellers shall, and shall cause the Companies, the Company Subsidiaries and (to the extent they relate to the Business) each member of the Seller Group, to conduct the Business in the ordinary course of business consistent with past practice in the twelve (12) months prior to the date of this Agreement and shall periodically update the Purchasers regarding the conduct of the Business and progress in respect of the satisfaction of the Seller Reorganization Condition.  Without limiting the foregoing, except as otherwise provided in this Agreement or the Steps Memo or consented to in writing by the Purchasers:

(a)                                 The Sellers will cause each Company, each Company Subsidiary and, to the extent relevant, each other member of the Seller Group that operates the Business to:

(i)                                     provide within twenty (20) Business Days from the date hereof: (A) a true correct and complete list of each Subsidiary of each Company including details of (i) the share capital and direct shareholders of each such Subsidiary, (ii) the registered address of each such Subsidiary as of the date on which such list is provided hereunder, and (iii) the directors and officers of each such Subsidiary as of the date hereof; and (B) a true, correct and complete list of each Subsidiary of each Company including details of (i) the share capital and direct shareholders of each such Subsidiary, (ii) the registered address of each such Subsidiary, and (iii) the directors and officers of each such Subsidiary, in each case, as of (and assuming) the completion of the Seller Reorganization and shall be deemed to have warranted and represented the accuracy of such lists as at the date hereof as though it were a Fundamental Representation;

(ii)                                  maintain its legal existence;

(iii)                               preserve the Business and its business organization intact, retain its licenses, permits, authorizations, franchises and certifications, and preserve the existing contracts and goodwill of its clients, suppliers, vendors, service providers, personnel and others having business relations with it;

(iv)                              implement the Seller Reorganization in accordance with the Steps Memo, subject to the exceptions set forth in Section 2.2(a), as soon as reasonably practicable and keep the Purchasers regularly informed, on at least a bi-weekly basis, but excluding the week commencing December 19, 2016, on the progress towards completion thereof and satisfaction of the Seller Reorganization Condition;

(v)                                 use commercially reasonable efforts to procure the assignment of all material Claims Contracts designated by the Purchasers in writing together with any necessary consent, approval, or waiver, on or before the Closing;

(vi)                              share drafts of all legal documentation to effect the steps set out in the Steps Memo with the Purchasers prior to their execution to enable the Purchasers to comment on such documentation (and the Sellers agree to consider and act reasonably in respect of the Purchasers’ reasonable comments thereon); and

(vii)                           use all reasonable efforts to operate in such a manner so that the representations and warranties relating to the Companies, the Company Subsidiaries, and the Sellers set forth in this Agreement will be true and correct as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date); and

(b)                                 The Sellers will cause each Company and each Company Subsidiary not to:

(i)                                     change its method of management or operations in any material respect;

(ii)                                  dispose, acquire or license any material assets or properties or make any commitment to do so, other than in the ordinary course of business;

(iii)                               incur any indebtedness for borrowed money, make any loans or advances, assume, guarantee or endorse or otherwise become responsible for the obligation of any other Person, or subject any of its properties or assets to any Lien, other than Permitted Liens, in each case other than in the ordinary course of business;

(iv)                              modify, amend, cancel or terminate any Material Contract or any Benefit Plan;

(v)                                 make any change in the compensation paid or payable to any officer, director, manager, employee, agent, representative or consultant as shown or required to be shown on Schedule 3.19(c), or pay or agree to pay any bonus or similar payment (other than, in the ordinary course of business or bonus payments or other amounts to which any Company or any Company Subsidiary is committed as at the date of this Agreement);

(vi)                              hire, promote, change the job title of, or otherwise alter in any material respect the responsibilities or duties of, any director, representative, management employee or officer of any Company or any Company Subsidiary (other than in the ordinary course of business);

(vii)                           enter into any Contract (A) with respect to which any Company or any Company Subsidiary has any liability or obligation involving more than $250,000, contingent or otherwise, (B) which may place any limitation on the method of conducting or scope of the Business, or (C) which would otherwise be considered a Material Contract or would be considered a Material Contract in the context of the Business as of the relevant time, other than, in each case, a Contract with a client;

(viii)                        make or cause to be made any redemption, repurchase, recapitalization, reclassification, issuance, split, combination or other transaction involving the capital stock or other equity securities of any Company or any Company Subsidiary, or any option, warrant or right to acquire any such capital stock or equity securities;

(ix)                              form, enter into, terminate, or withdraw from any partnership, consortium, joint venture, or other unincorporated association;

(x)                                 make any change in its accounting practices or procedures;

(xi)                              make any change to any material Tax election or amend or file any Tax Return, except as required by Applicable Law, or change its tax residence;

(xii)                           change its customer pricing or offer any rebates, discounts or promotions, other than in the ordinary course of business;

(xiii)                        acquire any business or Person, whether by merger or consolidation, purchase of assets or equity securities or any other manner;

(xiv)                       cancel or waive any rights of substantial value, or pay, discharge or settle any claim of substantial value, other than, in each case, in connection with the PCI Litigation;

(xv)                          make any capital expenditures other than (i) in the ordinary course of business and on a basis consistent with past practice over the preceding twelve (12) months prior to the date of this Agreement, (ii) in connection with the Seller Reorganization (including, without limitation, the IT Separation); or (iii) as budgeted that, individually or in the aggregate, does not exceed $50,000;

(xvi)                       except with respect to the Seller Reorganization (including, without limitation, the IT Separation), make any change to ordinary course capital expenditure levels (including information technology capital expenditures) that would represent a material change to past practice over the preceding twelve (12) months prior to the date of this Agreement;

(xvii)                    take any other action which could reasonably be expected to have a Material Adverse Effect;

(xviii)                 declare or pay any dividend to any member of the Seller Group or repay any inter-company debts owed to the Seller Group  or make any loan to the Seller Group unless the aggregate Cash remaining available to the Company and the Company Subsidiaries after such action is equal to at least $500,000; or

(xix)                       commit to do any of the foregoing referred to in clauses (i) - (xvi).

7.2                               Access to Information; Cooperation.

(a)                                 From the date hereof until the Closing Date (or, if earlier, the termination of this Agreement), and subject to Applicable Law and the Confidentiality Agreement, the Sellers will (i) give the Purchasers, their counsel and other authorized Representatives, upon reasonable advance notice and during regular business hours, reasonable access to the properties, assets, books and records, contracts and other documents of the Business, (ii) furnish to the Purchasers, their counsel and other authorized Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request, and (iii) instruct the employees, independent accountants, counsel and financial advisors of the Sellers to cooperate with the Purchasers in their investigation of the Business.  Notwithstanding the foregoing, the Purchasers and their agents shall not have access to any properties of the Sellers or their respective Affiliates for purposes of conducting any sampling or other invasive investigation, including of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media.  Without prior written consent of the Sellers (which consent shall not be unreasonably withheld, delayed, or conditioned) and in coordination with the Sellers, the Purchasers and their Affiliates shall not, prior to the Closing Date, contact any client, vendor or supplier of any Seller or its Affiliates with respect to the Business or with respect to any aspect of the transactions contemplated under this Agreement (for the avoidance of doubt, this covenant shall not prohibit employees of the Business from continuing to operate the Business, and performing their duties as employees of the Business, in the ordinary course).

(b)                                 From and after the Closing Date, and subject to Applicable Law and the confidentiality obligations contained herein, upon request (provided, that such a request may be denied by the Purchasers in their reasonable discretion save that the Purchasers shall not refuse such a request on the grounds of cost/effort alone to the extent the Sellers agree to be liable for any reasonable out of pocket expenses incurred by the Purchasers in complying with such a request), each Purchaser will afford promptly to each Seller and its authorized Representatives reasonable access to the Companies’ and Company Subsidiaries’ properties, books, records, employees and auditors (i) to the extent requested to permit such Seller or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before the Closing Date or (ii) in connection with any action, lawsuit, proceeding, investigation or other claim related to the conduct or ownership of the Business for which such Seller or such Affiliate has retained any liability under this Agreement.  Unless otherwise consented to in writing by the Sellers, the Purchasers shall not, and shall not permit any Company or Company Subsidiary to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any Company or Company Subsidiary for any period on or prior to the Closing Date without first giving reasonable prior written notice to the Sellers and offering to surrender to the Sellers such books and records or any portion thereof which the applicable Purchaser or the applicable Company (or any of its Company Subsidiaries) may intend to destroy, alter or dispose of.

(c)                                  From and after the Closing Date, and subject to Applicable Law and the confidentiality obligations contained herein, upon request (provided, that such a request may be denied by the Sellers in their reasonable discretion save that the Sellers shall not refuse such a request on the grounds of cost/effort alone to the extent the Purchasers agree to be liable for any reasonable out of pocket expenses incurred by the Sellers in complying with such a request), each Seller will afford promptly to each Purchaser and its authorized Representatives reasonable access each member of the Seller Group’s properties, books, records, employees and auditors with respect to periods prior to the Closing (i) to the extent requested to permit such Purchaser or any of its Affiliates to comply with their financial reporting, accounting or auditing obligations with respect to any period ending before the Closing Date or (ii) in connection with any action, lawsuit, proceeding, investigation or other claim related to the conduct or ownership of the Business.  Unless otherwise consented to in writing by the Purchasers, the Sellers shall not, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of any member of the Seller Group to the extent it relates to the Business for any period on or prior to the Closing Date without first giving reasonable prior written notice to the Purchasers and offering to surrender to the Purchasers such books and records or any portion thereof which the applicable Seller or the member of the Seller Group may intend to destroy, alter or dispose of.

(d)                                 In furtherance of the foregoing, from and after the Closing Date, the Purchasers will provide and, as applicable, cause their respective employees and Affiliates and their employees to provide, commercially reasonable cooperation with requests by or on behalf of any Seller pursuant to Section 7.2(b); provided that, notwithstanding the foregoing, the Purchasers will only be obligated to cause any Person to cooperate with the Sellers pursuant to this Section 7.2(d) if and for so long as the Purchasers are capable of directing the actions of such Person.

(e)                                  Any access granted to either party or its Representatives pursuant to this Section 7.2 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the party granting such access.  The party to whom such access or other cooperation is granted pursuant to this Section 7.2 shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by the other party or its Representatives in connection therewith.

(f)                                   Notwithstanding anything to the contrary contained herein, nothing in this Section 7.2 shall require (i) the Sellers or the Purchasers, as applicable, to provide the other party or its Representatives with access to (A) personnel records of employees relating to individual performance or evaluation records, medical histories or other information which, in the disclosing party’s good faith opinion, is sensitive or the disclosure of which could subject such party or its Affiliates to risk of liability, or (B) information the disclosure of which, in the disclosing party’s good faith opinion (x) would conflict with confidentiality obligations to which such party or any of its Affiliates is bound, or (y) would reasonably be expected to result in the forfeiture or waiver of any attorney-client or similar privilege; provided, that in the case of this clause (y), the disclosing party shall use reasonable best efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in the forfeiture or waiver of any such attorney-client or similar privilege, or (ii) either party’s independent accountants to make available to the other party or its Representatives any work papers unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants.

7.3                               Name Change; Seller Retained Marks.

(a)                                 Subject to Section 7.3(b), one (1) year from and after the Closing, the Purchasers, except as set forth on the Transition Services Agreement, shall and shall cause each Company and Company Subsidiary to (i) cease the use of the “Hill” name and any other Seller Retained Mark in their respective marketing materials, and (ii) change its name to another corporate name not containing “Hill” or any Seller Retained Mark or any variation thereof.  None of the Purchasers or their Affiliates shall contest the validity or ownership of any of the Seller Retained Marks or adopt or employ any Seller Retained Mark (or any variation or derivative thereof) or any other mark that is intended to be confusingly similar thereto except as permitted by the Transition Services Agreement or Section 7.3(b).

(b)                                 Notwithstanding the provisions of Section 7.3(a), the Companies and Company Subsidiaries may (i) for a period of three (3) years after Closing refer to their former names and their former membership of the Seller Group, and (ii) refer, indefinitely, to historical mandates and other experience or credentials relevant to the matters in respect of which the Business has provided services, provided that they do not (A) represent or suggest that they are any longer a part of the Seller Group, or (B) refer to the historical mandates or other experience or credentials that relate solely to Project Management Business of the Seller Group.

7.4                               Post-Closing Extension of Contracts.  Without prejudice to the Transition Services Agreement and any matters contemplated by the Steps Memo, after Closing, the Purchasers shall not renew, extend or modify, or permit the renewal, extension or modification of, any Contract to which any Company or Company Subsidiary is a party in a manner that could create or increase any potential liability or responsibility of, or Loss for, any Seller or Affiliate of any Seller thereunder.

7.5                               Reasonable Best Efforts; Financing.

(a)                                 Subject to the terms and conditions of this Agreement, the Purchasers and the Sellers shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable (i) under Applicable Laws to consummate the transactions contemplated by this Agreement, and (ii) to cause the conditions specified in Section 2.2 (in the case of the Sellers) and Section 2.3 (in the case of the Purchasers) to be satisfied as soon as practicable.  The Sellers and the Purchasers shall act reasonably in relation to (x) any matters set out in Section 2.2(a)(ii), and (y) any proposed amendment to the Transition Services Agreement and/or the Employee Services Agreement which is necessary in order to meet the requirements of Section 2.

(b)                                 The Sellers, Companies, and Company Subsidiaries will use their reasonable best efforts to, and, to the extent reasonably requested by any Seller, the Purchasers shall assist and cooperate with the Sellers, Companies and Company Subsidiaries in order to, obtain the Required Consents listed on Schedule 2.2(f)(ii).  Each of the parties hereto will diligently assist and cooperate in preparing and, within ten (10) Business Days following the date of this Agreement, making all required filings and notifications with the appropriate Governmental Entities in order to obtain any approval, waiver or authorization of such Governmental Entities which may be required to consummate the transactions contemplated by this Agreement.  Each party will promptly provide the other party with any information reasonably requested in order to complete such filings and notifications.  The parties shall cooperate and promptly respond to any inquiries or investigations initiated by any Governmental Entity in connection with such filings and notifications.  Should any Person require as a condition to it consenting to the transactions contemplated hereby or otherwise providing a Required Consent set forth on Schedule 2.2(f)(ii), (i) the amendment, modification or replacement of any material term of any authorization, certification, franchise, license, permit or Contract, or (ii) any new material terms to any authorization, certification, franchise, license, permit or Contract, the applicable Company or Company Subsidiary shall not agree to the same without the prior written approval of the Purchasers.  Except as set forth in Section 7.5(d), any fee or other cost required to be incurred to obtain any Required Consent set forth on Schedule 2.2(f)(ii) shall be a Sellers’ Expense and any fee or other cost required to be incurred to satisfy the FIRB Condition shall be at the Purchasers’ sole expense.  Without prejudice to Section 7.1(a)(v) no member of the Seller Group shall have any liability to the Purchasers or any of their Affiliates for any failure to obtain any consent or make any notification to any Person that is not set forth on Schedule 2.2(f)(ii).  No party hereto or any of their Affiliates shall be obligated to make any payment to any Person to obtain consent, approval or provide notice of such Person.

(c)                                  The Sellers and the Purchasers agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

(d)                                 The Purchasers shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to arrange, and obtain the proceeds of, the Financing on or prior to the Closing Date subject only to the conditions set forth in Part II of Schedule 2 of the Facilities Agreement, including using reasonable best efforts to: (i) until the execution of the definitive financing agreements, maintain in effect and enforce all material rights under each Definitive Financing Arrangement and comply with their respective material obligations thereunder; (ii) satisfy or obtain the waiver of on a timely basis (and in a manner that will not prevent, impair or delay the consummation of the transactions contemplated by this Agreement) all conditions within their reasonable control and comply in all respects with the covenants applicable to the Purchasers to the funding of the Financing and any definitive agreements to be executed in connection therewith and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Definitive Financing Arrangements (including, if necessary, any “flex” provisions) in all material respects (or on such other terms as the Purchasers and the Lenders shall agree so long as the terms of the definitive financing agreements (A) do not reduce the aggregate amount of the Debt Financing set forth in the Facilities Agreement (except to the extent of an increase in the aggregate amount of Equity Financing pursuant to a binding commitment letter) to an amount that, when combined with the amount of Equity Financing, is less than sufficient to consummate the transactions contemplated hereby and pay the fees and expenses required to be paid at Closing contemplated hereby, (B) do not contain additional or modified conditions beyond those contained in the contingency to the funding of the Debt Financing contained in the Facilities Agreement as of the date hereof and/or (C) could not be reasonably expected to (and in fact do not) (1) prevent, impede or, in any material respect, delay the consummation of the transactions contemplated by this Agreement, (2) materially and adversely affect the ability or likelihood of the Purchasers to consummate the transactions contemplated by this Agreement or (3) make the satisfaction of the conditions to obtaining the Financing materially less likely to occur.  The Purchasers shall keep the Sellers reasonably informed on a timely basis and reasonable manner of the status of their efforts to obtain the Financing.  The Purchasers shall give the Sellers prompt notice of any material fact, change, event or circumstance that could reasonably be expected to have, individually or in the aggregate, a material adverse impact with respect to the Financing, including notice in writing of any breach or default by any Purchaser or, to the Purchaser’s Knowledge, any other party with respect to any Definitive Financing Arrangement or any condition precedent to funding on the Closing or any material dispute between the parties to the Definitive Financing Arrangements related to any such Definitive Financing Arrangement of which the Purchaser becomes aware.  In no event shall the receipt or availability of any funds or financing (including the Financing) by or to the Purchasers or any of their respective Affiliates or any other financing transaction be a condition to any of the obligations of the Purchasers hereunder.  Prior to the Closing, no Purchaser nor any Affiliate of any Purchaser shall agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its rights under, any Definitive Financing Arrangement without the Sellers’s prior written consent, provided that Purchasers may amend, replace, supplement or modify the Facilities Agreement without any such Seller consent if such amendment, replacement, supplement or modification (A) does not contain additional conditions beyond those contained in the Facilities Agreement as of the date hereof or adversely modify any existing condition or contingency to the funding of the Debt Financing contained in the Facilities Agreement as of the date hereof, (B) does not reduce the aggregate amount of the Debt Financing (except to the extent of an increase in the aggregate amount of the Equity Financing pursuant to a binding commitment letter containing substantially the same terms as the Equity Commitment Letter and provided that Purchasers shall promptly deliver a copy of such binding commitment letter to Purchasers), (C) does not adversely impact the ability of any Purchaser to enforce its rights against other parties to the Facilities Agreement to the extent necessary to consummate the transactions contemplated by this Agreement, or (D) otherwise would not reasonably be expected to (and in fact does not) (1) prevent, impede or, in any material respect, delay the consummation of the transactions contemplated by this Agreement or (2) make the satisfaction of the conditions to obtaining the Financing materially less likely to occur; provided, however, that notwithstanding anything to the contrary herein, the Purchasers may enter into discussions regarding, and amend the Facilities Agreement to enter into, arrangements and agreements relating to the Debt Financing, in each case to add lenders, lead arrangers, bookrunners, syndication agents or similar entities.  In the event that all or a portion of the financings contemplated by the Definitive Financing Arrangements becomes unavailable on substantially the same terms contemplated in the Definitive Financing Arrangement, the Purchasers shall use their reasonable best efforts to (i) arrange replacement financing, on terms that are not materially less favorable to the Purchasers, in the aggregate, than the terms contained in the applicable Definitive Financing Arrangement, from alternative sources as promptly as practicable in an amount sufficient, together with any cash held by Buyer, to consummate the transactions contemplated by this Agreement and (ii) obtain new financing commitment and fee letters with respect to such replacement financing which shall be promptly provided to the Sellers (an “Alternative Debt Financing”).  Upon any amendment, replacement, supplement or modification permitted by this Section 7.5(d), the term “Definitive Financing

Arrangement” shall mean the Definitive Financing Arrangement as so amended, replaced, supplemented or modified.

(e)                                  Prior to the Closing, the Sellers shall, and shall cause the Companies and the Company Subsidiaries to, and shall use their respective reasonable best efforts to cause their respective officers, employees, accountants, counsel, representatives and advisors to, in each case provide such reasonable cooperation that is necessary, proper or advisable in connection with the arrangement (and consummation) of the Debt Financing (including the satisfaction of the conditions precedent set forth therein) as may be reasonably requested by the Purchasers, including:

(i)                                     participation in a reasonable number of meetings, drafting sessions, rating agency presentations, due diligence sessions and lender presentations, including direct contact with senior management of the Companies and the Company Subsidiaries;

(ii)                                  assisting as is reasonably necessary with the preparation of materials for rating agency presentations, lender presentations, offering documents, private placement memoranda, a single bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing, and otherwise reasonably cooperating with the marketing efforts of the Purchasers and the Lenders and other financing sources for any portion of the Debt Financing;

(iii)                               furnishing, on a confidential basis, the Purchasers, the Sponsor and the Lenders with all pertinent information regarding the Companies and the Company Subsidiaries as may be reasonably requested by the Purchasers (and/or any of the Lenders) and as is customary in connection with the Debt Financing and any security required therefor to be included in information memoranda and other marketing and/or syndication materials for the Debt Financing;

(iv)                              delivering to the Purchasers, at least three (3) Business Days prior to the Closing Date, all documentation and other information relating to the Companies, the Company Subsidiaries, and their Affiliates required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent such documentation and other information is requested by the Lenders at least six (6) Business Days prior to the Closing Date;

(v)                                 cooperating with the Lenders’ and the Purchasers’ other financing sources’ reasonable due diligence investigation and evaluation of the assets and properties of the Companies and the Company Subsidiaries for the purpose of establishing collateral arrangements and otherwise reasonably facilitating the pledging of collateral and execution and delivery of definitive pledge and security documents and other financing documents or other certificates or documents as may be reasonably requested by the Purchasers or the Lenders or the Purchasers’ other financing sources to consummate the Debt Financing, including, review of any disclosure schedules related thereto for completeness and accuracy;

(vi)                              obtaining customary payoff letters, Lien terminations and instruments of discharge to be delivered at the Closing to allow for the payoff, discharge and termination in full on the Closing Date of all Repaid Indebtedness and Liens (other than Permitted Liens);

(vii)                           reasonably cooperating in satisfying the conditions precedent set forth in the Definitive Financing Arrangements or any definitive documents relating solely to the Debt Financing and the equity financing pursuant to the Equity Commitment Letter (to the extent the satisfaction of such condition requires the cooperation of, and is within the control of, the Companies and the Company Subsidiaries);

(viii)                        using reasonable best efforts to obtain such consents, approvals, authorizations and instruments which may reasonably be requested by the Purchasers to permit the consummation of the Debt Financing (to the extent that obtaining such approvals, authorizations and instruments is within the control of, the Companies and the Company Subsidiaries);

(ix)                              issuing customary representation letters to auditors and consents to the use of accountants’ audit reports relating to the Companies and the Company Subsidiaries;

(x)                                 providing reasonable assistance in the preparations for the pledging of collateral (it being understood that no such pledging of collateral will be effective until at or after the Closing); and

(xi)                              taking reasonable actions that are necessary or advisable to permit the consummation of such financing, including all corporate action necessary to authorize the consummation of the Debt Financing;

provided, that neither Sellers nor any of their respective Affiliates (including, prior to the Closing, any Company or Company Subsidiary) shall be required to pay any commitment or other fee or incur any cost, expense or other liability in connection with any equity or debt financing undertaken by the Purchasers for which it will not be promptly reimbursed by the Purchasers (for the avoidance of doubt, it being understood, however, that the Companies shall bear all costs and expenses of preparing their financial statements in the ordinary course of their respective businesses, separate and distinct from any other financial statements requested by the Lenders or investors); and

provided further, that (x) the Sellers shall have no obligations under any equity investment or loan agreement or any related document or any other agreement or document related to any financing undertaken by the Purchasers in connection with the transactions contemplated by this Agreement and the effectiveness of any such documentation executed by any Company or any Company Subsidiary in connection with any such financing shall be subject to the consummation of the Closing; (y) nothing in this Agreement shall require such cooperation to the extent it would, in the Sellers’ reasonable discretion, (1) materially and unreasonably interfere with the Business or operations of any member of the Seller Group, Company or Company Subsidiary, (2) cause any representation, warranty, covenant or other term in this

Agreement to be breached or inaccurate or materially violate any Contract to which any member of the Seller Group, Company or Company Subsidiary is a party, (3) cause any closing condition set forth in this Agreement to fail to be satisfied; and (z) notwithstanding anything in this Agreement to the contrary, until the Closing occurs, none of the members of the Seller Group, Companies, or Company Subsidiaries, nor any of their respective Affiliates, and from and after the Closing none of the members of the Seller Group nor any of their respective Affiliates, shall (1) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to any financing undertaken by the Purchasers in connection with the transactions contemplated by this Agreement, or (2) be required to incur any other liability in connection with any financing undertaken by the Purchasers in connection with the transactions contemplated by this Agreement or take any action that would be prohibited by any Applicable Law or cause a default of, or breach under, or otherwise violate any Contract that is material to any member of the Seller Group, Company or Company Subsidiary, or (3) be required to take any corporate (or equivalent) action related to any Financing (other than to the extent expressly provided in this Agreement, the Steps Memo or the Transition Services Agreement).  Any obligation of the Sellers or any of their respective Affiliates (including, prior to the Closing, any Company or Company Subsidiary) to prepare or provide pro forma or actual financial information in connection with any such financing shall be solely with respect to pro forma financial information regarding the Companies and the Company Subsidiaries, and the Purchasers shall be responsible for preparing any other pro forma financial information to be used in connection with any financing undertaken by the Purchasers in connection with the transactions contemplated by this Agreement.  All non-public information regarding the Sellers and their respective Affiliates provided to the Purchasers and their respective Representatives pursuant to this Section 7.5(e) shall be kept confidential by them in accordance with the Confidentiality Agreement, except for disclosure to potential Lenders (and their advisors) as required in connection with any financing undertaken by the Purchasers in connection with the transactions contemplated by this Agreement, subject to customary confidentiality obligations by such potential Lenders.

The Purchasers shall promptly reimburse the Sellers, Companies, the Company Subsidiaries, or their Affiliates, as applicable, for all reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees and costs) to the extent such costs and expenses are incurred by such Person in connection with such cooperation provided by it or its officers, employees and other representatives pursuant to the terms of this Section 7.5(e) or in connection with compliance with its obligations under this Section 7.5(e).

The Purchasers shall severally, and not jointly, indemnify, defend and hold harmless the Sellers and their respective Affiliates (including the Companies and Company Subsidiaries prior to the Closing) from and against any and all Losses suffered or incurred by any of them in connection with the arrangement of the financings contemplated by the Definitive Financing Arrangements and the performance of their respective obligations under Section 7.5(d), except in the event such losses, damages, claims, penalties, costs and expenses arose out of or resulted from the gross negligence or willful misconduct of any Seller or, in respect of the period prior to Closing, of any Company, Company Subsidiary or their respective Representatives.  Whether or not the Closing occurs, the Purchasers shall, promptly upon written request by the Sellers, reimburse Sellers and its Affiliates for all reasonable and documented out-of-pocket costs and expenses incurred by any of them (including those of its accountants, consultants, legal counsel, agents and other Representatives) in connection with the cooperation required by Section 7.5(d) that was paid simultaneously in accordance with the above.

(f)                                   The Sellers hereby consent to the use of the Companies’ and the Company Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Sellers, the Companies, or any Company Subsidiary or the reputation or goodwill of the Sellers, the Companies, or any Company Subsidiary and their respective marks.

(g)                                  In furtherance and not in limitation of the foregoing, each of the Purchasers shall make appropriate filing of the FIRB Application with respect to the transactions contemplated by this Agreement as promptly as practicable and in any event within ten (10) Business Days of the date hereof.  The Purchasers shall use reasonable efforts to cause the FIRB Condition to be satisfied as promptly as practicable after the date hereof.  Each of the parties hereto shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Entity, and shall use reasonable efforts to respond or comply promptly with such inquiries or requests.  The Sellers and the Purchasers shall cooperate with each other (i) in determining and confirming whether any further action by, or in respect of, or filing with, any Governmental Entity is required, and (ii) in taking such actions or making such any such filings, furnishing information required in connection therewith, and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.

7.6                               Tax Matters.

(a)                                 The Purchasers shall timely prepare or cause to be prepared and timely filed all Stand-Alone Returns relating to Taxes for all periods ending on or prior to the Closing Date (“Pre-Closing Returns”) that are due after the Closing Date (taking into account extensions)  (for the avoidance of doubt, such Pre-Closing Returns shall not include any Tax Return filed by a consolidated, combined, unitary or affiliated group that includes the Sellers or any of its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and the Company or any of the Company Subsidiaries, on the other hand).  Sellers shall reimburse Purchaser for the reasonable “out-of-pocket” expenses incurred in preparing such Pre-Closing Returns.  All such Pre-Closing Returns shall be prepared in a manner consistent with the past practice of such Company and such Company Subsidiary, as the case may be, except as otherwise required under Applicable Law.  Notwithstanding anything to the contrary herein, the Sellers’ Expenses, the write off of unamortised debt expense with respect to Indebtedness paid in connection with the Closing, and all Sale Bonuses, in each case to the extent such item is deductible by any Company or Company Subsidiary under Applicable Laws, shall be taken as deductions on the Pre-Closing Returns of such Company or Company Subsidiary, as the case may be, to the extent permitted under Applicable Laws and, in the case of any Tax Returns filed for a Straddle Period, with respect to which such deductions are permitted, shall be allocated to the portion of the period up to and including the Closing Date.  For this purpose, the safe harbor of Revenue Procedure 2011-29, 2011-18 IRB 746 shall be applied in determining the deductible amount of “success-based fees”.  The Purchasers shall submit each of the Pre-Closing Returns, along with supporting workpapers, to the Sellers for review at least thirty (30) days prior to the due date for the filing of such return(s), taking into account any extensions (or, in the event that the filing due date is within thirty (30) days of the end of the relevant taxable period, as soon as practicable before the required filing date).  The Sellers shall have the right to review and comment on each Pre-Closing Return prior to the filing of such Pre-Closing Return and shall provide any comments to Purchasers no later than fifteen (15) days prior to the filing due date of such Pre-Closing Return, provided that in the case of a Pre-Closing Return that is due within thirty (30) days of the end of the relevant taxable period, such comments shall be provided as soon as practicable before the required filing due date.  If the Sellers and the Purchasers are unable to agree with respect to comments made by the Sellers, the Sellers and the Purchasers shall submit any such dispute to the Dispute Resolution Accountants which shall resolve any such dispute and the decision of the Dispute Resolution Accountants shall be final, conclusive and binding.  If the Dispute Resolution Accountants are unable to resolve the dispute at least three (3) Business Days prior to the filing due date of the Tax Return at issue, such Tax Return shall be filed as prepared by the Purchasers, subject to subsequent amendment as may be necessary to reflect the decision of the Dispute Resolution Accountants and the obligations of the parties hereunder shall be appropriately adjusted.  The fees and expenses of the Dispute Resolution Accountants shall be paid one-half by the Sellers and one-half by the Purchasers.  The Sellers shall pay all Taxes shown due and payable on a Pre-Closing Return to or as directed by the Purchasers, except to the extent that such Taxes are reflected as a liability in Net Working Capital, in which case the Purchasers shall pay or cause to be paid those Taxes to such extent to the appropriate Governmental Entity.

(b)                                 The Purchasers shall timely prepare or cause to be prepared and timely filed all Stand-Alone Returns relating to Taxes with respect to a period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) (collectively, the “Purchaser Returns”) (for the avoidance of doubt, such Purchaser Returns shall not include any Tax Return filed by a consolidated, combined, unitary or affiliated group that includes the Sellers or any of its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and the Company or any of the Company Subsidiaries, on the other hand).  All such Purchaser Returns shall be prepared in a manner consistent with the past practice of such Company or Company Subsidiary, as may be the case, except as otherwise required under Applicable Law.  The Purchasers shall submit to Sellers a copy of each of the Purchaser Returns, along with supporting workpapers, and, if applicable, a statement certifying the amount of Tax shown on such Purchaser Return that is allocable to the Sellers pursuant to Section 7.6(c), together with appropriate supporting information and schedules at least thirty (30) days prior to the due date for the filing of such return, taking into account any extensions (or in the event that the filing due date is within thirty (30) days of the end of the relevant taxable period, as soon as practicable before the filing date).  The Sellers shall have the right to review and comment on each Purchaser Return prior to the filing of such Purchaser Return and shall provide any comments to Purchasers no later than fifteen (15) days prior to the filing due date of such Purchaser Return, provided that in the case of a Purchaser Return that is due within thirty (30) days of the end of the relevant taxable period, such comments shall be provided as soon as practicable before the required filing due date.  If the Sellers and the Purchasers are unable to agree with respect to comments made by the Sellers, the Sellers and the Purchasers shall submit any such dispute to the Dispute Resolution Accountants which shall resolve any such dispute and the decision of the Dispute Resolution Accountants shall be final, conclusive and binding.  If the Dispute Resolution Accountants are unable to resolve the dispute at least three (3) Business Days prior to the filing due date of the Purchaser Return at issue, such Purchaser Return shall be filed as prepared by the

Purchasers, subject to subsequent amendment as may be necessary to reflect the decision of the Dispute Resolution Accountants and the obligations of the parties hereunder shall be appropriately adjusted.  The fees and expenses of the Dispute Resolution Accountants shall be paid one-half by the Sellers and one-half by the Purchasers  The Purchasers shall pay or cause to be paid all Taxes shown due and payable on a Purchaser Return to the appropriate Governmental Entity; provided, that the Sellers shall pay to or as directed by the Purchasers such Taxes as are allocable to the portion of the Straddle Period ending on the Closing Date, as determined in accordance with Section 7.6(c) (except to the extent that such Taxes are reflected as a liability in Net Working Capital).

(c)                                  If any Company or Company Subsidiary is permitted under any Applicable Law to treat the Closing Date as the last day of a taxable period, the Sellers and the Purchasers shall treat (and use commercially reasonable efforts to cause their respective Affiliates to treat) the Closing Date as the last day of a taxable period.  For all purposes under this Agreement, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the close of the Closing Date shall be (i) in the case of Taxes that are (x) based upon or related to (actual or deemed) income or receipts or (y) employment, social security or other similar taxes, deemed equal to the amount which would be payable if the taxable year ended on the Closing Date and all degrouping or deconsolidation charges (including for the avoidance of doubt as a result of any deemed disposal or realization at Closing) were incurred in such taxable year ended on the Closing Date; and (ii) in the case of all other Taxes, including property Taxes, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.  Any credit or refund resulting from an overpayment of Taxes for a Straddle Period shall be prorated based upon the method employed in this Section 7.6(c) taking into account the type of Tax to which such credit or refund relates.  None of the parties hereto shall take any position (whether in audits, on any Tax Returns or otherwise) that is inconsistent with the foregoing unless required to do so by Applicable Law.

(d)                                 The Sellers and the Purchasers shall, upon written request of the other, at any time and from time to time (i) provide the other and its Affiliates, and the Purchasers shall cause each Company and Company Subsidiary to provide the Sellers, with such assistance as may be reasonably requested by any of them in connection with the preparation and timely execution of any Tax Return (including extensions thereof), audit or other examination by any taxing authority or judicial or administrative proceedings or otherwise relating to liability for Taxes of any Company, any Company Subsidiary, Sellers or any Affiliate thereof, (ii) retain and provide the other and its Affiliates, and the Purchasers shall cause each Company and its Subsidiaries to retain and provide the Sellers with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination, and (iii) provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or any Company or Company Subsidiary for any tax period or portion thereof ending on the Closing Date and any Straddle Period.  Without limiting the generality of the foregoing, the Purchasers shall retain, and shall cause each Company and Company Subsidiary to retain, and the Sellers shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.  Each party shall bear its own expenses in complying with the foregoing provisions.

(e)                                  All transfer, documentary, sales, use, stamp, registration and other such similar Taxes and fees including, without limitation, any interest, penalties or additions thereto (“Transfer Taxes”) incurred in connection with this Agreement (but for the avoidance of doubt excluding Transfer Taxes payable in connection with the Seller Reorganization) shall be paid one-half by Sellers and one-half by Purchasers when due, and the Purchasers will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by Applicable Laws, the Sellers will join in the execution of any such Tax Returns and other documentation.  The parties shall take any reasonable action that may be available to reduce or eliminate any Transfer Taxes.

(f)                                   Except to the extent taken into account in the final determination of Net Working Capital or resulting from a post-Closing tax attribute, any Tax refunds or overpayments of Taxes actually received by, or credited to, any Company or Company Subsidiary or any Purchaser that relate to any taxable period of such Company or Company Subsidiary ending on or before the Closing Date or, in the case of a Straddle Period of such Company or Company Subsidiary, allocable to the portion of the taxable period up to and including the Closing Date (determined in accordance with Section 7.6(c)) shall be for the account of the Sellers and the Purchasers shall pay or cause such Company or Company Subsidiary or their Affiliates to pay to the appropriate Sellers any such refund or overpayment (net of any Income Taxes incurred with respect to the receipt or realization of such overpayment) by wire transfer of immediately funds to the account(s) designated by the Sellers within ten (10) days after receipt or credit thereof.

(g)                                  Each Purchaser agrees that it will not take any action, or cause any Company or Company Subsidiary to take any action, on the Closing Date, which would increase the amount of Taxes of any Company or Company Subsidiary for the period (or portion thereof) ending on or before the Closing Date (other than actions in the ordinary course of the business consistent with past practice or any action contemplated by this Agreement).

(h)                                 Each Party hereto hereby waives compliance by each Company and the Sellers with the provisions of the “bulk sales,” “bulk transfer” and similar laws of any State or political subdivision.

(i)                                     Sellers and Purchasers agree that no election shall be made under Section 336(e), Section 338(g) or Section 338(h)(10) of the Code with respect to the sale of the Dutch Securities under this Agreement, nor shall any similar elections be made under applicable state, local or foreign law.  Hill Delaware and US Purchaser agree that a joint election shall be made under Section 338(h)(10) of the Code (and any analogous state, local or foreign law) with respect to the sale of the US Securities under this Agreement and the Hill Delaware Company and its US Subsidiaries (the “Section 338(h)(10) Election”).  Hill Delaware and US Purchaser shall cooperate with each other in the making of the Section 338(h)(10) Election.  US Purchaser shall prepare IRS Form 8023 and all attachments required to be filed therewith pursuant to applicable United States Treasury regulations including Form 8883 (and any analogous state, local or foreign forms) (the “Election Forms”) consistent with Section 1.4(h)(iv) and shall deliver such Election Forms to Hill Delaware no later than one-hundred and eighty (180) days after the Closing Date if the Closing occurs in 2017 and one-hundred and twenty (120) days after the Closing Date if the Closing occurs in 2016 for Hill Delaware’s review and comment.  Each party shall duly execute (or cause its common parent to duly execute) the Election Forms as necessary under applicable law to effect the Section 338(h)(10) Election and shall timely file the Election Forms with the appropriate taxing authority.  Hill Delaware and US Purchaser shall report the purchase and sale of the US Securities consistently with the Section 338(h)(10) Election and shall take no position inconsistent therewith in any Tax Return, any proceeding before any taxing authority or otherwise.

(j)                                    Unless otherwise required by Applicable Law, under Section 7.6(a), or in settlement of a Tax audit or similar proceeding initiated by a Governmental Entity, neither Purchaser shall file, or cause to be filed, any amended Tax Return filed for any taxable period ending on or before the Closing Date (“Pre-Closing Tax Period”) or any Straddle Period or file any original Tax Return for a Pre-Closing Tax Period with respect to any Company or Company Subsidiary, without prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).

(k)                                 Subject to Section 7.6(i), each Purchaser agrees that it will not, or cause any Company or Company Subsidiary to, make, revoke or modify any Tax election of the Company or any Company Subsidiary made before the date of this Agreement with respect to any Pre-Closing Tax Period or any Straddle Period to the extent such action would increase any Seller’s liability (including under this Agreement) or reduce a Tax attribute of the Seller or any Affiliate thereof, unless otherwise required by Applicable Law, under Section 7.6(a) or (b), in settlement of a Tax audit or similar proceeding initiated by a Governmental Authority or with prior written consent of the Sellers (which consent shall not be unreasonably withheld, conditioned or delayed).

(l)                                     The Sellers, at the Sellers’ expense, shall timely prepare or cause to be prepared and timely filed all Tax Returns, other than Stand-Alone Returns, of each Company or Company Subsidiary or in which a Company or Company Subsidiary is required to be included for any Taxable period or portion thereof ending on the Closing Date.  All such Tax Returns shall be prepared in a manner consistent with the past practice with respect to such Company or Company Subsidiary, as the case may be, except as otherwise required under Applicable Law.  The Sellers shall pay all Taxes shown due and payable on such Tax Returns, except to the extent that such Taxes are reflected as a liability in Net Working Capital.

7.7                               Tax Contests.

(a)                                 After the Closing, the Purchasers shall promptly notify in writing the Sellers, upon receipt by the Purchasers, any Company or Company Subsidiary of written notice of any Tax Proceeding (i) with respect to a Pre-Closing Tax Period or Straddle Period or (ii) with respect to Taxes, which, if pursued successfully, would reasonably be expected to serve as a basis for an indemnity claim under Section 8.2(a) (such Tax Proceeding referred to as a “Tax

Claim”); provided, that the failure to give such notice will not affect the Purchasers’ right to indemnification under Section 8.2(a), except to the extent any Seller is actually prejudiced by such failure.

(b)                                 In the case of a Tax Claim (other than a Tax Claim that relates to a Straddle Period with respect to a Stand-Alone Return or a taxable period of the Company or a Company Subsidiary beginning after the Closing Date), the Sellers shall have the right, at their expense, to control the conduct of the Tax Claim; the Purchasers may also, at their expense, participate in, but not control, any such Tax Claim that is solely related to a Stand-Alone Return and, if the Sellers do not assume the defense of a Tax Claim, the Purchasers may defend the same in such manner as they may deem appropriate (but only after written notice to Sellers of such Purchaser(s)’ intention to defend such Tax Claim).  In the case of a Tax Claim that relates to a Straddle Period with respect to a Stand-Alone Return or a taxable period of the Company or a Company Subsidiary beginning after the Closing Date), the Purchasers shall have the right to control the Tax Claim; the Sellers may also, at their expense, participate in, but not control, any such Tax Claim and, if the Purchasers do not assume the defense of any such Tax Claim, the Sellers may defend the same in such manner as it may deem appropriate (but only after written notice to Purchasers of such Seller(s)’ intention to defend such Tax Claim).

(c)                                  Notwithstanding anything to the contrary in this Section 7.7, neither any Purchaser nor any Seller shall, and no party shall cause any Company or Company Subsidiary to, enter into any compromise or agree to settle any Tax Proceeding that relates to a Pre-Closing Tax Period or Straddle Period or would reasonably be expected to serve as a basis for a Tax Claim without the prior written consent of the other party, which consent may not be unreasonably withheld, conditioned or delayed,  provided that a Seller shall not need the Purchasers’ prior written consent to settle or compromise any Tax Proceeding or Tax Claim with respect to Taxes that are determined on a consolidated, combined, unitary, affiliated or similar basis with respect to any group of which any Seller or any Affiliate of any Seller (other than the Company or any Company Subsidiary) is the common  parent provided such settlement or compromise has no material adverse effect for any post-Closing Tax period or portion thereof.

(d)                                 In the event of a conflict between this Section 7.7 and Section 8.6 (‘Defense of Third Party Claims’), this Section 7.7 shall control.

7.8                               Wrong Pockets.  If, on or following the Closing, any party receives any Cash or other payments which (after taking into account the terms of this Agreement, the Transition Services Agreement, the Steps Memo and the documentation relating to the Seller Reorganization) are properly due directly or indirectly to another party, any Company, or any Company Subsidiary (such amounts being a “Wrong Pocket Amount”), the relevant party which is directly or indirectly in receipt of the Wrong Pocket Amount shall, as soon as is reasonably practicable, transfer (or cause the transfer of) the Wrong Pocket Amount to the appropriate Person for no consideration.  Except as otherwise provided in this Agreement, the Transition Services Agreement, the Steps Memo and the documentation relating to the Seller Reorganization, if on or following the Closing, any party holds or receives any asset which relates or is attributable, exclusively, to another party, any Company, or any Company Subsidiary (such assets being a “Wrong Pocket Asset”), the relevant party which holds the Wrong Pocket Asset shall as soon as is reasonably practicable, transfer (or cause the transfer of)

the Wrong Pocket Asset to the appropriate Person for no consideration including: (a) executing all such agreements or documents as may be necessary for the purpose of transferring the relevant interest in such asset to such Person and (b) if any third party consent or approval is required for the transfer of a particular asset to be effective or lawful, using reasonable efforts to obtain such consent or approval as soon as reasonably practicable.

7.9                               Cross-Guarantees; Bonding.

(a)                                 From and after the Closing, the Purchasers hereby agree to indemnify, defend and hold harmless each Seller Indemnified Party from any against any and all Losses from any action, or failure to take action, of any Company or any Company Subsidiary after the Closing where such action or failure to act is the subject of (i) any guaranty given by any member of the Seller Group (each, a “Seller Guaranty”) or (ii) any liability of any member of the Seller Group in respect of any letter of credit or bond (including the ongoing costs of such letter of credit or bond arising after Closing) given by any bank or financial institution  in respect of the obligations of any Company or Company Subsidiary as set forth on Schedule 7.9 (each, a “Seller Bond” and, together with each Seller Guaranty, a “Seller Obligation”).  As soon as possible following the Closing, but no later than six (6) months thereafter, the Purchasers shall use commercially reasonable efforts to request of each counterparty to any Seller Obligation that each member of the Seller Group be released as a guarantor or obligor thereunder and shall use commercially reasonable efforts to cause such removal of each such member of the Seller Group such that the counterparty of each Seller Obligation releases in full each member of the Seller Group.  The Purchasers shall not renew, amend, restate or extend any Seller Obligation unless the underlying guaranty, bond, letter of credit or other obligation ceases to apply to such amended, restated or extended Seller Obligation.

(b)                                 From and after the Closing, the Sellers hereby agree to indemnify, defend and hold harmless each Purchaser Indemnified Party from any against any and all Losses from any action, or failure to take action, of any member of the Seller Group after the Closing where such action or failure to act is the subject of (i) any guaranty given by any Company or Company Subsidiarity (each, a “Purchaser Guaranty”) or (ii) any liability of any Company or Company Subsidiarity in respect of any letter of credit or bond (including the ongoing costs of such letter of credit or bond arising after Closing) given by any bank or financial institution in respect of the obligations of any member of the Seller Group (each, a “Purchaser Bond” and, together with each Purchaser Guaranty, a “Purchaser Obligation”). As soon as possible following the Closing, but no later than six (6) months thereafter, the Sellers shall use commercially reasonable efforts to request of each counterparty to any Purchaser Obligation that each Company and Company Subsidiary be released as a guarantor or obligor thereunder and shall use commercially reasonable efforts to cause such removal of each Company and Company Subsidiary such that the counterparty of each Purchaser Obligation releases in full each member of the Purchaser Group.  The Sellers shall not renew, amend, restate or extend any Purchaser Obligation unless the underlying guaranty, bond, letter of credit or other obligation ceases to apply to such amended, restated or extended Purchaser Obligation.

7.10                        Litigation Matters.  From and after the Closing, the Sellers shall pay over (or cause to be paid over) to the Purchasers any and all proceeds, receivables, property, cash, and other consideration payable to, or on behalf of, any Seller or any member of the Seller Group in connection with the matters listed on Schedule 7.10 (the “Litigation Matters”), whether by suit, judgment, settlement, or otherwise) (collectively, “Litigation Proceeds”) promptly following receipt thereof by the Sellers or, as the case may be, such members of the Seller Group; provided, that the calculation of Litigation Proceeds payable hereunder will take into consideration and shall be reduced by (i) any non-recoverable Taxes payable by the Sellers in respect of the Litigation Proceeds, (ii) setoffs of any kind, including setoffs in respect of any claim or counterclaim asserted against any Seller by any Person, and (iii) any unpaid costs and expenses relating to such Litigation Matter.  From and after the Closing, the Purchasers shall promptly following delivery of the relevant invoice or receipt reimburse the Sellers for all reasonable and properly incurred costs and expenses relating to the Litigation Matters, including, without limitation, all legal, expert and other professional fees and costs.

7.11                        Further Assurances.  From time to time after the Closing, as and when requested by any party hereto, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement (including, for the avoidance of doubt, the transactions contemplated by the Steps Memo).

7.12                        Disclosure Schedules.

(a)                                 The Disclosure Schedules have been arranged for purposes of convenience in separately titled sections corresponding to the sections of Article 3.  The parties acknowledge and agree that (i) matters reflected in the Disclosure Schedules are not necessarily limited to matters required to be reflected therein, (ii) the disclosure by the Sellers of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by the Sellers that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (iii) if any section of the Disclosure Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section this Agreement reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other Section, notwithstanding the omission of an appropriate cross-reference to such other Section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedule, (iv) except as provided in clause (iii) above, to the extent that headings have been inserted in the Disclosure Schedules, such headings have been inserted for convenience of reference only, (v) the Disclosure Schedules are qualified in its entirety by reference to specific provisions of this Agreement, and (vi) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Sellers except as and to the extent provided in this Agreement.  Without limiting the generality of the foregoing, no such reference to or disclosure of a possible breach or violation of, or default under, any contract, arrangement or understanding, Applicable Law or order shall be construed as an admission or indication that breach, violation or default exists or has actually occurred.  All references to this Agreement herein or in any of the Disclosure Schedules shall be deemed to refer to this entire Agreement, including all Disclosure Schedules.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

(b)                                 The Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter (i) arising after the date hereof and prior to the date that is fifteen (15) Business Days prior to the Closing Date and (ii) which was not known by the Sellers would arise as at the date of this Agreement (each a “Schedule Supplement”).  Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement and given as at the date of this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 2.2(b) have been satisfied; provided, that if the Purchasers have the right to, but do not elect to, terminate this Agreement within fifteen (15) Business Days of its receipt of such Schedule Supplement, then the Purchasers shall (in respect only of any such matter which arises in the ordinary course of business and which would not have a Material Adverse Effect) be deemed to have irrevocably waived their right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived their right to indemnification under Section 8.2(a) with respect to such matter.

7.13                        Conflicts; Privileges.  It is acknowledged by each of the parties that the Companies and the Sellers have retained Duane Morris LLP (“DM”) to act as their United States counsel in connection with the transactions contemplated hereby and that DM has not acted as counsel for any other Person in connection with the transactions contemplated hereby and that no other party or Person has the status of a client of DM for conflict of interest or any other purposes as a result thereof.  Each Purchaser hereby agrees that, in the event that a dispute arises between such Purchaser or any of its Affiliates (including, after the Closing, any Company or Company Subsidiary) and any Seller or any of their respective Affiliates (including, prior to the Closing, any Company or Company Subsidiary), DM may represent such Seller or any such Affiliate in such dispute even though the interests of such Seller or such Affiliate may be directly adverse to such Purchaser or any of its Affiliates (including, after the Closing, any Company or Company Subsidiary), and even though DM may have represented any Company or Company Subsidiary in a matter substantially related to such dispute, and such Purchaser and each Company hereby waive, on behalf of themselves and each of their Affiliates, (i) any claim they have or may have that DM has a conflict of interest in connection with or is otherwise prohibited from engaging in such representation, (ii) agree that, in the event that a dispute arises after the Closing between such Purchaser or any of its Affiliates (including, after the Closing, any Company or Company Subsidiary) and any Seller or any of their respective Affiliates, DM may represent any such party if retained in such dispute even though the interest of any such party may be directly adverse to such Purchaser or any of its Affiliates (including, after the Closing, any Company or Company Subsidiary); provided, that DM shall not represent such party without the prior written consent of such Purchaser (such consent not to be unreasonably withheld, delayed, or conditioned) if DM has represented any Company or Company Subsidiary in a matter substantially related to such dispute.  Each Purchaser further agrees that, as to all communications among DM, any Company or Company Subsidiary and any Seller or any of their Affiliates that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege, the expectation of client confidence and all other rights to any evidentiary privilege belong to the Sellers and may be controlled by the Sellers and shall not pass to or be claimed by such Purchaser or any Company or Company Subsidiary.  Each Purchaser agrees to take, and to cause its Affiliates to take, all steps reasonably necessary to implement the intent of this Section 7.13.  The Sellers, each Company and the Purchasers further agree that DM is a third-party beneficiary of this Section 7.13.

7.14                        Notices of Certain Events.

(a)                                 Each of the Sellers and the Purchasers shall promptly notify the other party of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement if the failure to obtain such consent would be reasonably likely to have a Material Adverse Effect; (ii) any material notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) the commencement of any action, lawsuit, proceeding, investigation or other claim that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to, in the case of a Seller, Section 3.12, or, in the case of the Purchasers, Section 4.5; provided, that a party’s failure to comply with this Section 7.14 shall not provide the other party hereto or any of such other party’s Affiliates with a right not to effect the transactions contemplated by this Agreement.

(b)                                 The Sellers shall give prompt notice to the Purchasers of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty regarding the Sellers, any Company, or any Company Subsidiary contained in this Agreement to be untrue or inaccurate at or prior to the Closing such that the conditions to Closing set forth in Section 2.2 would not be satisfied and (ii) any failure of any Seller, Company, or Company Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to Closing set forth in Section 2.2 would not be satisfied.  The delivery of any notice pursuant to this Section 7.14(b) shall not (x) limit or otherwise affect any remedies available to the Purchasers or (y) constitute an acknowledgment or admission of a breach of this Agreement.  In connection with any notice provided under this Section, the Sellers shall provide the Purchasers with such documentation as any of them shall reasonably request.

(c)                                  The Purchasers shall give prompt notice to the Sellers of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty regarding the Purchasers contained in this Agreement to be untrue or inaccurate at or prior to the Closing such that the conditions to Closing set forth in Section 2.3 would not be satisfied and (ii) any failure of any Seller, Company, or Company Subsidiary to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that the conditions to Closing set forth in Section 2.1 or Section 2.3 would not be satisfied. The delivery of any notice pursuant to this Section 7.14(c) shall not (x) limit or otherwise affect any remedies available to the Sellers or (y) constitute an acknowledgment or admission of a breach of this Agreement.  In connection with any notice provided under this Section, the Purchasers shall provide the Sellers with such documentation as any of them shall reasonably request.  For the avoidance of doubt, except as set forth in Section 7.12(b) the Sellers shall not (and shall have no right to) update the Disclosure Schedules following the date of this Agreement.

7.15                        Confidentiality.  All information Made Available or otherwise provided to the Purchasers, their Affiliates or any of their respective Representatives pursuant to this Agreement or in connection with any of the transactions contemplated hereby, whether provided prior to or after the date hereof, shall be subject to the Confidentiality Agreement.  The Confidentiality Agreement shall terminate at the Closing only with respect to that portion of the Confidential Information (as defined in the Confidentiality Agreement) as relates to the Business and otherwise shall continue in full force and effect in accordance with its terms.  If this Agreement is terminated, for any reason, prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

7.16                        Seller Reorganization.  The Companies and/or their respective Subsidiaries shall complete the Seller Reorganization prior to the Closing in accordance with the Steps Memo, subject to the exceptions set forth in Section 2.2(a).   The parties to this Agreement acknowledge and agree that (i) this Agreement shall not in any manner restrict the Companies and/or their respective Subsidiaries from engaging in the Seller Reorganization (except as set forth in this Section); (ii) the implementation of the Seller Reorganization in accordance with the Steps Memo shall not constitute a breach of or failure to perform any of the representations, warranties or covenants of the Sellers in this Agreement; (iii) any newly-formed and directly wholly owned Subsidiary of Hill Delaware that is formed in connection with the Seller Reorganization and that, directly or indirectly through one or more of its Subsidiaries, engages in the Business shall be deemed a “Hill Delaware Company” hereunder; (iv) any newly-formed and directly wholly owned Subsidiary of Hill N.V. that is formed in connection with the Seller Reorganization and that, directly or indirectly through one or more of its Subsidiaries, engages in the Business shall be deemed a “Hill N.V. Company” hereunder; and (v) any newly-formed and directly wholly owned Company Subsidiary that is formed in connection with the Seller Reorganization shall be deemed a “Subsidiary” of such Company hereunder.

7.17                        401(k) Plan.  As soon as practicable after the Closing, the Sellers and the Purchasers will cause the account balances of the employees of each Company and Company Subsidiary (determined as of the Closing Date) under the Hill International, Inc. 401(k) Retirement Savings Plan (“Hill 401(k) Plan”) to be transferred to a newly established 401(k) defined contribution plan of the Purchasers or an Affiliate of the Purchasers in a plan-to-plan transfer that satisfies the requirements of Applicable Law, including, without limitation, Section 414(l) of the Code.  The Sellers and the Purchasers will take such actions as are necessary or reasonably requested by the other in order to effectuate such plan-to-plan transfer in an orderly and timely manner, including, without limitation, adoption of plan documents and/or plan amendments and satisfaction of all applicable notice and IRS filing requirements.

7.18                        Certain Pre-Closing Cash Distributions and Payments.  Notwithstanding anything to the contrary in this Agreement, the Companies and Company Subsidiaries shall be entitled (subject to all Applicable Laws) to distribute out all of their Cash and to prepay any Indebtedness from time to time prior to the Closing.

7.19                        Insurance.  The Sellers shall:

(a)                                 maintain all insurance policies maintained by the Sellers or any of Sellers’ Affiliate as of the date of this Agreement in which any Company or Company Subsidiary has an interest until Closing and pay all premiums due on such policies with respect to the period prior to Closing in full;

(b)                                 notify the relevant insurers of all claims and known incidents with respect to the period prior to Closing which could result in a claim under the relevant policy;

(c)                                  use commercially reasonable efforts to (i) ensure that any Company and any Company Subsidiary shall have access to all occurrence based policies that are currently or have historically been in effect to the benefit of such Company or Company Subsidiary; and (ii) recover any loss suffered by any Company or Company Subsidiary which is recoverable under any insurance policy currently or historically maintained by any Seller or Sellers’ Affiliate in which any Company or Company Subsidiary has an interest, and (iii) cause the proceeds of any such claim to be assigned to the relevant Company or Company Subsidiary as soon as reasonably practicable.

7.20                        Exclusivity.  From the date hereof until the Closing Date (or, if earlier, the termination of this Agreement), the Sellers shall not, and shall cause their respective Subsidiaries not to, directly or indirectly:

(a)                                 enter into, restart, continue or otherwise participate in any discussions or negotiations with any other Person (other than with the Purchasers and their Affiliates) relating to any sale, transfer, or other disposition of the Securities and/or any or all of the assets of any Company or Company Subsidiaries and/or the Business (all or any of the foregoing being referred to as a “Competing Transaction”);

(b)                                 solicit, respond to or otherwise encourage any Competing Transaction; or

(c)                                  enter into any agreement or arrangement with any other party relating to a Competing Transaction.

7.21                        Stage Two IT Separation.  From the date hereof through the Closing, the Sellers and the Purchasers shall, and shall cause their respective Affiliates to, negotiate in good faith and use their commercially reasonable efforts to prepare a mutually agreed written plan (such agreement not to be unreasonably withheld or delayed and which plan uses the IT Separation Blueprint as a base document) setting forth, in reasonable detail, the tasks and schedule for implementing the Stage Two IT Separation together with details of the material hardware, software and equipment that is required to be acquired in relation thereto (the “Stage Two IT Separation Plan”) in order to complete the IT Separation. The Sellers, after giving reasonable notice to and consulting in good faith with the Purchasers, may commence the Stage Two IT Separation prior to the Stage Two IT Separation Plan being mutually agreed.  Without prejudice to the Stage One IT Separation (which shall be completed prior to the Closing in accordance with Section 2.2(a)) the Sellers and the Purchasers shall, and shall cause their respective Affiliates to, cooperate and use their respective commercially reasonable efforts to implement the Stage Two IT Separation as soon as commercially practicable following the Closing and in a manner which reasonably ensures no material adverse impact on the operations of the Business.  The Sellers shall be responsible for all costs and expenses required to implement the IT Separation through the date on which the IT Separation is completed to the satisfaction of the Purchasers (acting reasonably).

ARTICLE 8
INDEMNIFICATION

8.1                               Survival of Representations, Warranties, Covenants, Agreements and Other Provisions.  Except to the extent a different period is expressly set forth herein, the representations and warranties in this Agreement shall survive the Closing through, and shall terminate on, the date which is twelve (12) months after the Closing Date; provided, that the representations and warranties contained in Section 3.1 (‘Organization and Authority of each Seller’), Section 3.2 (‘Organization, Authority and Qualification of each Company’), Section 3.4 (‘Capitalization’), Section 3.5 (‘Subsidiaries’), Section 3.9 (‘Tax Matters’), Section 3.14 (‘Employee Benefit Plans’), Section 3.18 (‘Affiliate Transactions’), Section 3.24 (‘Seller Reorganization’), Section 3.25 (‘Brokerage’), Section 4.1 (‘Organization and Corporate Power’), Section 4.2 (‘Authorization’), Section 4.6 (‘Brokerage’), Section 4.7 (‘Investment Representation’) and Section 4.10 (‘Independent Investigation’) (collectively, the “Fundamental Representations”) shall survive until the expiration of all applicable statute of limitations periods (including extensions).  None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms.  No Person shall be liable for any claim for indemnification under this Article 8 unless written notice specifying in reasonable detail the nature of the claim for indemnification is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

8.2                               Indemnification by the Sellers for the Benefit of the Purchasers.

(a)                                 From and after the Closing, the Sellers, jointly and severally, shall indemnify, defend and hold harmless the Purchasers and their respective Affiliates, and their respective officers, directors, partners, members, agents, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against all Losses arising out of or relating to:

(i)                                     any nonfulfillment or breach of any representation or warranty made by the Sellers in Article 3 or in any or certificate delivered by any Seller hereunder;

(ii)                                  any breach or violation of the covenants or agreements of the Sellers set forth in this Agreement required to be performed and/or procured by the Sellers prior to, at or after the Closing;

(iii)                               any failure by Sellers to include any item of Indebtedness (excluding Known Assumed Indebtedness) existing as of the Closing and/or, to the extent the Seller Reorganization has not been completed as of the Closing, the amount of Indebtedness that arises after the Closing in respect of the Seller Reorganization in the notice to be given by the Sellers pursuant to Section 1.3(b) or to include the full amount of such Indebtedness in such notice;

(iv)                              the failure of any portion of the Indebtedness, other than Assumed Indebtedness, the Sale Bonuses or the Sellers’ Expenses, to be paid at or prior to the Closing and/or any inaccuracy in the Funds Flow;

(v)                                 any Lien on any property or assets of any Company or any Company Subsidiary after the Closing as a result of matters existing or relating to any period prior to the Closing, other than Permitted Liens;

(vi)                              any unpaid Taxes arising out of any Pre-Closing Tax Period or allocable to the portion of the Straddle Period ending on the Closing Date as determined in accordance with Section 7.7(c) owed by any Company or Company Subsidiary and any Taxes with respect to income described in Section 951(a) of the Code to the extent attributable to a Pre-Closing Tax Period or the portion of a Straddle Period ending on the Closing Date;

(vii)                           any Taxes for which any Company or Company Subsidiary is liable (A) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax law) by reason of such entity being included in any consolidated, combined, unitary or similar group at any time prior to Closing, (B) as a result of any Company or Company Subsidiary ceasing to be part of any group for Tax purposes at Closing (including, for the avoidance of doubt, any deemed disposal or realisation on so ceasing), or otherwise being related or associated for any relevant Tax purposes with any Seller Group entity other than any other Company or Company Subsidiary at any time prior to Closing, or (C) as a transferee or successor, by contract or otherwise, which transferee or successor status existed or arose prior to the Closing;

(viii)                        all Losses (including Taxes) incurred by any Company or Company Subsidiary on or before December 31, 2019, in connection with, arising from or related to (x) the implementation of all (or any part of), or (y) the failure to implement all (or any part of), the Seller Reorganization (whether the Seller Reorganization is considered in isolation or together with Closing), including without limitation: (A) all amounts payable after the Closing in respect of the processes and actions set forth in the Steps Memo; (B) any amounts payable after the Closing in connection with obtaining (or failing to obtain) any consent, authorization, or certification required in order to complete the Seller Reorganization; (C) any costs, charges, penalties or other amounts payable after the Closing in connection with (1) any action, lawsuit, proceeding, or other claim by a third party challenging any processes, actions or steps undertaken to complete the Seller Reorganization (again, whether the Seller Reorganization is considered in isolation or together with Closing), or (2) the unwinding by any third party of the Seller Reorganization or any portion thereof;

(ix)                              (A) any liability (whether actual or contingent) of Boyken International, Inc. or Boyken International de Mexico that relates to the period on or prior to Closing or, (B) any minority interest held in Boyken International de Mexico by Donald Boyken;

(x)                                 any payments made (i) to any employees, contractors or consultants of a Company or Company Subsidiary or, as the case may be, former employees, contractors or consultants Business relating to the Business in relation to the period prior to the Closing in connection with, arising from or in relation: (A) to any tax equalization arrangements (or similar) and/or (B) to non-compliance with Applicable Law relating to (x) working time regulations in the Sultanate of Oman, the Kingdom of Saudi Arabia, Dubai and/or Abu Dhabi, or (y) the method of calculation of employee holiday pay in England and Wales, and/or (ii) in relation to or in connection with Tax associated with any option or award (whether share based or otherwise) regarding the Share Incentive Plans;

(xi)                              any payments made in relation to the PCI Litigation, provided, that the Sellers controls the defense thereof; or

(xii)                           all Losses incurred by any Company or any Company Subsidiary from and after the Closing Date to and including the tenth (10th) anniversary thereof, in connection with, arising from or related to any dilapidation or remediation works or requirements under any lease relating to any property or premises, occupied by any Company or any Company Subsidiary or otherwise used in connection with the Business in the period prior to the Closing, provided, that (x) no claims shall be so asserted under Section 8.2(a)(i) unless and until the aggregate amount of Losses that would otherwise be payable hereunder exceeds on a cumulative basis an amount equal to $1,500,000 (the “Deductible”), and then only to the extent such Losses exceed the Deductible, (y) the Sellers shall not be liable for any Loss or series of related Losses under Section 8.2(a)(i) which do not exceed $50,000 (the “Mini-Basket”) (and any Losses less than such amount shall not be counted toward the Deductible), and (z) in no event shall the aggregate liability of the Sellers for indemnification payable hereunder with respect to all claims under Section 8.2(a)(i) exceed an amount equal to $7,500,000 (the “Cap”); provided further, that claims for breach of any of the Fundamental Representations shall not be subject to the foregoing limits and shall not be included in the determination of whether the limit in clause (z) has been reached.  Without limiting the foregoing, in no event shall the aggregate liability of the Sellers for indemnification payable hereunder with respect to all claims under Sections 8.2(a) exceed the Base Price, provided that the maximum aggregate liability of the Sellers for claims under Section 8.2(a)(ix)(B) shall not exceed $25,000 and for claims under Section 8.2(a)(xii) shall not exceed $500,000;

Notwithstanding the limitations on indemnification set forth in Section 8.2(a), such limitations shall not apply to any fraud or willful misrepresentation.  For purposes of Section 8.2(a)(i): (A) when determining whether a representation or warranty of a Seller or a Company or a Company Subsidiary has been breached or is inaccurate, and the amount of any Losses related thereto, any Material Adverse Effect or other materiality qualifier (other than in the term “Material Contract”) contained in any such representation or warranty will be disregarded, other than any such qualifier that appears in all capital letters (i.e., “MATERIAL” or “MATERIAL

Adverse Effect”), which shall continue to be given effect and shall not be disregarded; and (B) when calculating the amount of any Losses relating to Section 8.2(a)(i), such Losses shall be reduced to the extent and provided that (1) the facts and circumstances giving rise to such breach were actually known, as evidenced by records or documents (including e-mail), by either Alan Payne or Steve Bonnard prior to the date of this Agreement, (2) either Alan Payne or Steve Bonnard understood that such facts and circumstances constituted a breach of such representations and warranties in respect of which an indemnification claim could be brought by the Purchaser under Section 8.2(a)(i) (it being understood that such individuals shall be deemed to have read this Agreement and the Disclosure Schedules hereto immediately prior to the execution of this Agreement), and (3) such facts and circumstances were not within the Sellers Knowledge at any time prior to the date hereof.

Notwithstanding the limitations on indemnification set forth in this Section 8.2(a), each Purchaser, on behalf of itself and each other Purchaser Indemnified Party, acknowledges and agrees that the sole and exclusive remedy of any Purchaser Indemnified Party beyond the Cap for any claim pursuant to Section 8.2(a)(i) (other than with respect to any claim arising from the breach of a Fundamental Representation or any claim for fraud or willful misrepresentation) shall be to make a claim against the R&W Policy (if, for the avoidance of doubt such a policy is, in the Purchasers’ absolute discretion incepted).  Each Purchaser, on behalf of itself and each other Purchaser Indemnified Party, further acknowledges and agrees that the provisions of the foregoing sentence shall apply regardless if (i) such Purchaser obtains at or following Closing or maintains following Closing the R&W Policy, (ii) the R&W Policy is revoked, cancelled or modified in any manner after issuance, or (iii) any Purchaser Indemnified Party makes a claim under the R&W Policy and such claim is denied by the insurer of the R&W Policy for any reason, including, but not limited to, a situation where a claim is covered but full indemnity is not granted due to erosion or exhaustion of limits.  Each Purchaser, on behalf of itself and each other Purchaser Indemnified Party, further acknowledges and agrees that in no event may the Purchaser Indemnified Parties recover amounts from the Sellers and pursuant to the R&W Policy aggregating an amount (net of Taxes) in excess of its Losses with respect to such claim, and any such excess amounts received by any such Purchaser Indemnified Party shall promptly be paid over to the Sellers.

Notwithstanding the foregoing or any other provision of this Agreement or any document or agreement contemplated hereby, other than with respect to any claim under Sections 5.1, 7.1(a)(v), 7.2, 7.1(b), 7.11, 7.14 and/or 8.2(a)(i) hereof the Sellers shall have no liability whatsoever for any Client Contract Losses.

(b)                                 Following the Closing, subject to the other provisions of this Agreement (including without limitation Section 5.1 and Section 6.1), the rights of the Purchaser Indemnified Parties pursuant to Section 8.2(a) (including, for the avoidance of doubt, recovery under the R&W Policy (if any)) shall be the sole and exclusive remedy for any Loss of the Purchaser Indemnified Parties or any Company or Company Subsidiary with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance prior to Closing of any covenants or agreements made by the Sellers in this Agreement or in any exhibit or schedules hereto or any certificate delivered hereunder, except to the extent that a Purchaser Indemnified Party suffers Losses as a result of any fraud or willful misrepresentation in which case such party shall be entitled to additional relief and remedies otherwise available; provided, that the Purchaser Indemnified Parties may seek injunctive relief in connection with any actual or threatened breach of this Agreement.

(c)                                  No claim shall be brought or maintained by the Purchaser Indemnified Parties or any Company or Company Subsidiary or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of any party hereto which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any party hereto set forth or contained in this Agreement or any exhibit or schedule hereto or any certificate delivered hereunder.

(d)                                 Notwithstanding anything herein to the contrary, the Purchaser Indemnified Parties shall have no right to any indemnification under this Article 8 for any matter to the extent that (i) recovery for Losses with respect to such matter would be duplicative of any adjustment made to the Purchase Price pursuant to Section 1.5 or was otherwise fully taken into account as a liability in the Net Working Capital or (ii) the Purchasers disputed such matter and the dispute was resolved in favor of the Sellers pursuant to Section 1.5.

8.3                               Indemnification by the Purchasers for the Benefit of the Sellers.  The Purchasers, jointly and severally, shall indemnify, defend and hold harmless each Seller and their respective Affiliates, and their respective officers, managers, directors, partners, members, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) from and against any and all Losses arising out of or relating to any breach or nonfulfillment of any representation, warranty, covenant or agreement of or by such Purchaser under this Agreement or any claim or suit brought against any of the Seller Indemnified Parties at any time on or after the Effective Time relating to actions or omissions (or failure to take action) by any Purchaser or any Company or Company Subsidiary on or after the Effective Time.

8.4                               Payment of Claims.  Subject to the limitations on indemnification set forth in Section 8.2, any and all claims by a Purchaser Indemnified Party for Losses pursuant to Section 8.2(a)(i) shall be satisfied (i) first, from the Indemnity Escrow Amount and, thereafter, by wire transfer of immediately available funds by the Sellers to the account(s) designated by the Purchasers, provided, that the aggregate amount of funds delivered pursuant to this clause (i) shall not exceed the Cap and (ii) second, from and against the R&W Policy (if any).  To the extent that such Losses relate to a claim for breach of a Fundamental Representation or a claim for fraud or willful misrepresentation that are not satisfied in full pursuant to clauses (i) and (ii), in the aggregate, then by wire transfer of immediately available funds by the Sellers to the account(s) designated by the Purchasers.  Any and all claims by a Purchaser Indemnified Party for Losses pursuant to Section 8.2(a)(ii)-(xii) shall be satisfied first, from the Indemnity Escrow Amount and, thereafter, by wire transfer of immediately available funds by the Sellers to the account(s) designated by the Purchasers.  If any Seller has not satisfied any indemnification obligation owed by it hereunder and the Indemnity Escrow Amount has been released or disbursed in its entirety, except to the extent Losses related to such indemnification obligation are covered by the R&W Policy (if any) pursuant to the process set out in Section 8.2, the Purchasers or any of their respective Affiliates may, at their discretion, satisfy the unpaid portion of such obligation by, to the extent permitted by law, setting-off against any amounts due and owing from a Purchaser Indemnified Party to a Seller, including any amounts due under or in respect of the Transition Services Agreement and/or the Employee Services Agreement.

8.5                               Mitigation.  Each Person entitled to indemnification hereunder shall, to the extent permitted by Applicable Law, take commercially reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

8.6                               Defense of Third Party Claims.  Any Person making a claim for indemnification under Section 8.2 or Section 8.3 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided, that the failure to provide prompt notice shall not relieve the Indemnitor of its indemnification obligations hereunder, except to the extent (and only to the extent) that the Indemnitor is actually and materially prejudiced by the failure of the Indemnitee to provide such prompt notice.  Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option shall be entitled to assume the defense thereof by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense and providing notice to the Indemnitee that the Indemnitor will be responsible for Losses in connection with such claim; provided, that any Indemnitor shall continue to be entitled to assert any limitation on any claims described herein.  If the Indemnitor assumes control of the defense of any claim, (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose at its sole expense and (ii) the Indemnitee may take over the defense and prosecution of a claim from the Indemnitor if the Indemnitor has failed or is failing to vigorously prosecute or defend such claim. Further, the Indemnitor may not assume the defense of any claim if a conflict of interest exists between the Indemnitor and the Indemnitee that precludes effective joint representation or the amount of any claim exceeds or reasonably could exceed the limits of indemnification acknowledged by the Indemnitor.  The Purchasers or any of their respective Affiliates may assume the defense and otherwise deal with any claim in good faith, with counsel of its choice, indemnified to the extent set forth in Article 8 therefor at any time when (i) a Purchaser believes in good faith that any claim is having or could reasonably be expected to have a Material Adverse Effect on any Purchaser, the Companies or any of their Subsidiaries, or (ii) a Purchaser believes that a claim for indemnification relates to or arises in connection with any criminal matter. If the Indemnitor shall control the defense of any such claim then the Indemnitor shall be entitled to settle such claim; provided, that the Indemnitor shall obtain the prior written consent of the Indemnitee (which consent shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement of a claim or ceasing to defend such claim unless such settlement agreement unconditionally releases the Indemnitee from all liabilities and obligations with respect to such claim, without prejudice, except for payments of money damages by the Indemnitor that are paid in full by the Indemnitor; provided, that, if the Indemnitee does not consent to any proposed settlement, then the Indemnitee shall not be entitled to any indemnification or other payment hereunder for Losses incurred after such date in excess of the proposed settlement with respect to such claim whether or not the Indemnitee was otherwise entitled to indemnification hereunder.  The parties will cooperate fully with each other in connection with the defense of any claim by a third party.

8.7                               Determination of Loss Amount.  The amount of any Loss subject to indemnification under Section 8.2 or Section 8.3 shall be calculated net of (i) any Tax Benefit actually received by the Indemnitee or any of its Affiliates on account of such Loss in the year in which the applicable claim is made or the immediately following year and (ii) any insurance proceeds (net of direct collection expenses and Taxes) actually received by the Indemnitee with respect thereto.  If the Indemnitee receives a Tax Benefit on account of any Loss after an indemnification payment is made to it with respect to such Loss but within the timeframe set forth in clause (i) of the foregoing sentence, the Indemnitee shall promptly pay to the Indemnitor the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized by the Indemnitee.  For purposes of this Section 8.7, “Tax Benefit” shall mean any refund of Taxes paid or credit against or reduction in the amount of Taxes which otherwise would have been paid, net of Taxes (without duplication of any Taxes taken into account under clause (i) of this Section 8.7) and any costs or expenses in obtaining such Tax Benefit.  In the event that an insurance recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery shall be made promptly to the Indemnitor.

8.8                               Waiver.  From and after the Closing, each Purchaser agrees, to the fullest extent permitted by Applicable Law, that, with respect to this Agreement: (i) no Affiliate of the Sellers, or any of the Sellers’ or their Affiliates’ respective directors, managers, officers, employees, equity holders, members, partners, successors, assigns, Affiliates, agents, advisors or representatives or their heirs, shall have any liability or responsibility whatsoever to the Purchaser or any of its Affiliates, or any of their respective directors, managers, officers, equity holders, members, partners, employees, Affiliates, successors, assigns, agents, advisors or representatives or their heirs; provided, that, for the avoidance of doubt, the foregoing limitation shall not limit or otherwise affect the Sellers’ indemnification and other obligations under this Agreement, the Transition Services Agreement, the Employee Services Agreement and the other agreements contemplated hereby.

8.9                               Treatment of Indemnification Payments. All indemnification payments made hereunder shall be treated for all purposes as adjustments to the Purchase Price.

8.10                        Double Claims.  If the same fact, matter, event or circumstance gives rise to more than one claim under any of the provisions of this Agreement, neither the Purchaser nor the Seller shall be entitled to recover more than once in respect of the same loss.

8.11                        Provisions Relating to Indemnity Letter of Credit.  In the event of a claim for indemnification pursuant to this Article 8, the Escrow Agent may only draw upon the Indemnity Letter of Credit when (i) joint written instructions of the Purchaser Indemnified Party and the Sellers are delivered to the Escrow Agent, or (ii) a final non-appealable order of a court of competent jurisdiction has conclusively determined that the Sellers are obligated to indemnify a Purchaser Indemnified Party (in which case the Sellers shall execute a joint instruction providing for the draw of funds by the applicable Purchaser Indemnified Party).

ARTICLE 9
TERMINATION

9.1                               Termination.  This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)                                 by mutual written agreement of the Sellers and the Purchasers;

(b)                                 by the Sellers or the Purchasers if the Closing shall not have been consummated on or before May 31, 2017 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in the Closing not having been consummated before the End Date;

(c)                                  by any Seller or any Purchaser if there shall be any Applicable Law (which shall be final and not subject to further appeal) that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; provided, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in such Applicable Law being enacted or becoming applicable to the transactions contemplated hereby;

(d)                                 by the Purchasers if a material breach of any representation or warranty or failure to perform any covenant or agreement (including any matter listed in a Schedule Supplement) on the part of the Sellers, any Company, or any Company Subsidiary set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 2.2(a) or Section 2.2(b) not to be satisfied, and such breach or failure is not cured to the Purchasers’ reasonable satisfaction within ten (10) days after a Purchaser gives the Sellers written notice identifying such breach or failure (or in the case of a matter listed on a Schedule Supplement, requested that such matter be cured) provided, that no Purchaser is then in material breach of this Agreement so as to cause any of the conditions set forth in Section 2.1 or Section 2.3 not to be satisfied;

(e)                                  by any Seller if a material breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Purchasers set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 2.3(a) or Section 2.3(b) not to be satisfied, and such breach or failure is not cured to the Sellers’ reasonable satisfaction within ten (10) days after a Seller gives the Purchasers written notice identifying such breach or failure; provided, that no Seller is in material breach of this Agreement so as to cause any of the conditions set forth in Section 2.1 or Section 2.2 not to be satisfied;

(f)                                   by the Purchasers if the conditions set forth in Section 2.1 or Section 2.2 become incapable of satisfaction; provided, that no Purchaser is then in breach of this Agreement so as to cause any of the conditions set forth in Section 2.1 or Section 2.3 not to be satisfied;

(g)                                  by any Seller, if the conditions set forth in Section 2.1 or Section 2.3 become incapable of satisfaction; provided, that no Seller is in breach of this Agreement so as to cause any of the conditions set forth in Section 2.1 or Section 2.2 not to be satisfied; or

(h)                                 by any Seller in accordance with Section 9.2.

Other than in the case of a termination pursuant to Section 9.1(a), the party desiring to terminate this Agreement pursuant to any clause of this Section 9.1 shall give written notice of such termination to the other parties.  For purposes of this Section 9.1, any breach of this Agreement by a Company, any Company Subsidiary prior to Closing shall be considered a breach of the Agreement by the Sellers.

9.2                               Effect of Termination.  If this Agreement is terminated as permitted by Section 9.1, this Agreement shall forthwith become void and such termination shall be without liability of any party (or any Affiliate of such party) to any other party to this Agreement; provided, that the Confidentiality Agreement, the provisions of this Section 9.2 and the provisions of Section 3.25 and Section 4.6 relating to brokers, Article 10 (to the extent any definition contained therein is used in any other surviving provision), and Article 11 shall survive any such termination; and, provided further, that the termination of this Agreement shall not relieve any party hereto from any liability for (i) fraud, or (ii) any willful and material breach of, or failure to perform any obligation under any material covenant or agreement contained in, this Agreement.  Notwithstanding anything herein to the contrary, each Company and any of its equity holders, partners, members, Affiliates, directors, officers, employees and agents (the “Company Related Parties”) hereby waives any rights or claims, whether in law or equity, whether in contract or in tort or otherwise, against the Debt Financing Sources and hereby agrees that in no event shall any Debt Financing Source have any liability or obligation to the Company Related Parties, and in no event shall the Company Related Parties seek or obtain any other damages of any kind against any Debt Financing Source (including consequential, special, indirect or punitive damages), in each case, relating to or arising out of this Agreement, the Debt Financing, any Facilities Agreement, any Alternative Debt Financing or the transactions contemplated hereby or thereby, including with respect to any oral representations made or alleged to have been made in connection herewith or therewith.  Notwithstanding anything to the contrary contained in this Agreement, the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to, the protections of this Section 9.2.

ARTICLE 10
 DEFINITIONS

10.1                        Definitions.  For purposes hereof, the following terms when used herein shall have the respective meanings set forth below:

“Accounting Principles” means the accounting policies and principles set forth on the Accounting Principles Schedule attached hereto.

“Affiliate” of any particular Person means any other Person from time to time controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise and any Representatives of the aforementioned Persons.  As used in this Agreement with respect to Purchasers and Sponsor, “Affiliate” shall not include any portfolio companies (or their subsidiaries or Representatives) in which funds managed or advised by Bridgepoint Advisers Limited, Bridgepoint Advisers II Limited or Bridgepoint SAS have invested.

“Applicable Law” means, with respect to any Person, any federal, state, foreign or local law, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person from time to time.

“Assumed Indebtedness” means all Indebtedness that is not Repaid Indebtedness (including, for the avoidance of doubt, any Known Assumed Indebtedness).

“Australian Promissory Notes” means those certain promissory notes set forth on Schedule 10.1 issued by Hill International (Australia) Pty Ltd to a member of the Seller Group (excluding the Companies and Company Subsidiaries).

“Award Gain” means the taxable amount which gives rise to Employee Taxation and/or Employer Taxation in relation to a Relevant Award for the purposes of Section 5.5.

“Bridgepoint” means Bridgepoint Advisors II Limited, acting as manager for and on behalf of the limited partnerships comprising BDC III.

“Bridgepoint Funds” shall have the meaning given to it in the Equity Commitment Letter.

“Business” means the business of the Construction Claims Group of the Hill Delaware and its Subsidiaries including, without limitation, claims consulting, litigation support, expert witness testimony, cost and damages assessment, delay and disruption analysis, adjudication, lender advisory, risk management, forensic accounting, fraud investigation, alternative dispute resolution, international arbitration and management consulting services.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York or Amsterdam, The Netherlands are authorized or required by Applicable Law to be closed for business; provided, that with respect to any filing or payment to be made in or from a jurisdiction outside the United States, “Business Day” shall not include any other day on which governmental offices or commercial banks, as may be applicable, located in such jurisdiction are authorized or required by Applicable Law to be closed for business.

“Cadogan Acquisition” the acquisition by Hill International (UK) Limited of 100% of the issued shares in the capital of Angus Octan (Scotland) Ltd.

“Cash” means the amount of cash and cash equivalents of the Companies and their respective Subsidiaries, with all amounts being expressed in United States dollars, with any foreign currencies being (i) expressed in United States dollars at the “spot rate” in effect at the end of the day on the day immediately prior to the Closing Date and (ii) calculated net of all costs (including any Tax cost) associated with the transfer of such Cash (if applicable) to Hill Delaware (i.e., the repatriation of such Cash into the United States).  Cash shall be determined in accordance with GAAP and, to the extent consistent with GAAP, the Accounting Principles.  For the avoidance of doubt, Cash shall include, without limitation, checks or drafts received by any

Company or Company Subsidiary for which any Company or Company Subsidiary has not received funds on or prior to the Closing Date, certificates of deposit, deposits, marketable securities and the proceeds of accounts receivable paid on or prior to the Closing Date as well as any bank accounts, but shall not include any issued and outstanding but uncleared checks and drafts of any Company or Company Subsidiary.  Cash shall exclude: (i) amounts in relation to client control accounts, and (ii) any amounts that represent a deposit or bond (of any nature) whether received or paid (i.e, rental deposits or similar).

“Claims Contract” means any Contract or bid existing as of or prior to the date hereof with any client or potential client of any Company, Company Subsidiary or member of the Seller Group relating to the Business.

“Client Contract Loss(es)” means any and all claims, liabilities, obligations, costs, losses, damages and expenses of any Company or Company Subsidiary in respect of any Claims Contract arising from or in connection with or related to (i) any failure to obtain consent to assign or to a change in control, (ii) any failure to assign, (iii) any assignment of, (iv) any failure to provide notice under, (v) any notice delivered under, (vi) the performance of, or (vii) any termination, amendment or modification of, any Claims Contract.

“Closing Date” means (i) the last Business Day of the month during which all of the conditions set forth in Article 2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions by the party or parties entitled to the benefit thereof) have been satisfied or waived; (ii) if the last Business Day of the month referred to in the preceding clause (i) is not more than five (5) Business Days following the date on which all of the conditions set forth in Article 2 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by Applicable Law, waiver of those conditions by the party or parties entitled to the benefit thereof) have been satisfied or waived, the last Business Day of the month immediately following the month in which such conditions have been satisfied or waived; or (iii) such other time or place as the Purchasers and the Sellers may agree.

“Company Intellectual Property” means any Intellectual Property owned, licensed, or used by any Company or Company Subsidiary.

“Company Subsidiary” means a Subsidiary of any Company.

“Confidentiality Agreement” means the confidentiality agreement between Bridgepoint and KeyBanc Capital Markets, dated 23 March 2016.

“Contract” means any contract, agreement, indenture, lease, commitment or other similar obligation (whether written or oral).

“Debt Financing Sources” means, except for any Purchaser or Affiliate of any Purchaser, the agents, lenders or entities committed to provide any Debt Financing, or any credit agreement or other agreement related thereto, together with their respective Affiliates and any of such Affiliates’ officers, directors, employees, agents and representatives involved in any Debt Financing and their respective successors and assigns.

“Deed of Transfer” means the notarial deed of transfer of the Dutch Securities referred to in Section 1.1.

“Employee Taxation” means the amount of any income tax and/or employee social security contributions (or similar and/or equivalent) arising in any jurisdiction for which any Purchaser (or member of the Purchaser Group) becomes liable to account and/or pay to any Tax Authority, in connection with the acquisition, vesting, exercise, assignment or release of a Relevant Award and/or the payment of any benefit or the acquisition of shares in connection with a Relevant Award.

“Employer Taxation” means the amount of any employer social security contributions (or similar and/or equivalent) arising in any jurisdiction for which any Purchaser (or member of the Purchaser Group) becomes liable to account and/or pay to any Taxation Authority in connection with the acquisition, vesting, exercise, assignment or release of a Relevant Award and/or the payment of any benefit or the acquisition of shares in connection with a Relevant Award.

“Employee Services Agreement” means that certain Employee Services Agreement substantially in the form attached hereto as Exhibit B.

“Escrow Agreement” means the escrow agreement to be entered into between the Sellers, the Purchasers and Citibank, N.A. as escrow agent (the “Escrow Agent”) relating to the Working Capital Escrow Amount and the Indemnity Escrow Amount substantially in the form attached hereto as Exhibit C.

“FIRB” means the Australian Government’s Foreign Investment Review Board.

“FIRB Application” means the application to FIRB in respect of the FIRB Condition.

“GAAP” means United States generally accepted accounting principles as in effect on the date of this Agreement, consistently applied.

“Governmental Entity” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local, municipal or foreign, or any agency, department, commission, board, bureau, instrumentality, subdivision, entity, or other governmental, government appointed, quasi-governmental or regulatory authority, reporting entity or agency, domestic, foreign or supranational, or any court, tribunal, arbitrator or mediator (public or private).

“Income Taxes” means Taxes imposed on or measured by reference to gross or net income or receipts.

“Indebtedness” means: (i) the unpaid principal amount of, and accrued interest, fees, expenses and other amounts with respect to all indebtedness of any Company or Company Subsidiary for borrowed money, including where evidenced by notes, bonds, debentures and other debt securities, excluding any inter-company indebtedness between or among the Companies and the Company Subsidiaries; (ii) any inter-company indebtedness owed by any Company or Company Subsidiary to any other member of the Seller Group; (iii) any indebtedness guaranteed by any Company or any Company Subsidiary, including any guarantee given by any Company or Company Subsidiary for the benefit of any other member of the Seller Group; (iv) any liabilities or obligations under capitalized leases with respect to which any Company or Company Subsidiary is liable, determined on a consolidated basis in accordance with GAAP; (v) interest rate, currency or other hedging arrangements relating to indebtedness to which any Company or Company Subsidiary is a party, and/or installment purchases incurred by any Company or any Company Subsidiary prior to Closing, or required to be paid in order to discharge fully such amounts as of the Closing; (vi) any indebtedness or liabilities (including of the types referred to in clauses (i), (ii), (iii) or (iv)) secured by a Lien on any Company’s or any Company Subsidiary’s assets; (vii) any liabilities or obligations for the deferred purchase price of property or services with respect to which any Company or any Company Subsidiary is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities), including earn-outs and other similar obligations relating to prior acquisitions by any Company or any Company Subsidiary; (viii) any indebtedness, liabilities or obligations relating to vacation pay accruals (to the extent that such accruals represent vacation entitlement is outside normal business policy of vacation); (ix) any indebtedness or liabilities relating to on or off balance sheet deferred consideration for the Cadogan Acquisition; (x) any indebtedness or liabilities relating to deferred revenue due in more than one year (irrespective of whether backed by a bond or not); (xi) any indebtedness or liabilities relating to corporate income tax and corporation tax based upon a final tax computation treating the Closing Date as the end of an accounting period for tax purposes; and (xii) all accrued interest, fees and expenses related to any of the foregoing.

“Indemnity Escrow Amount” means $3,750,000.

“Indemnity Letter of Credit” means a stand-by letter of credit upon which the Escrow Agent will be entitled to draw pursuant to the Escrow Agreement for purposes of Seller’s indemnification obligations under Article 8, in a form that is reasonably acceptable to the Purchasers and the Sellers, having a stated amount equal to $3,750,000 and a stated expiry of 366 days following the Closing Date.

“Independent Expert” means a partner at KPMG LLP, Deloitte LLP or PricewaterhouseCoopers LLP or, where no such person is able or willing to act, any other reputable international accountancy firm agreed by the parties or if the parties fail to agree on such a firm, the firm nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales within ten (10) Business Days of the application of either party.

“Intellectual Property” means all intellectual property rights of every kind including all: (i) patents, patent applications, provisional patents and utility models and applications therefor and equivalent or similar rights anywhere in the world in inventions and discoveries including invention disclosures; (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof; (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof; (iv) rights in data, databases or other compilations of fact; (v) industrial designs and any registrations and applications therefor, and all other rights corresponding thereto throughout the world; (vi) trade secrets and other confidential or proprietary information (including without limitation, ideas, formulae, compositions, inventions

(whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, marketing and other business systems, research and development information, drawings, specifications, designs, plans, proposals, financial and marketing plans and client and supplier lists and information); (vii) uniform resource locator and World Wide Web addresses and domain names and applications and registrations therefor; (viii) works of authorship including without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works; (ix) right to claim authorship to or to object to any distortion, mutilation, or other modification or other derogatory action in relation to a work, whether or not such would be prejudicial to the author’s reputation, and any similar right, existing under common or statutory law of any country in the world or under any treaty; and (x) goodwill associated with any of the foregoing.

“IT Separation” means the separation of all of the information technology and communications systems of the Business from the systems of the Seller and its Affiliates and the migration of all data of the Business into new standalone operating environments, with the resulting effect that the new standalone systems of the Business shall have been fully tested and shall be operating and functioning consistently to the same or reasonably similar standards in their own operating environments as they were immediately prior to the separation (comprising, for the avoidance of doubt, the Stage One IT Separation and the Stage Two IT Separation).

“IT Separation Blueprint” means the IT separation blueprint listing the steps required in connection with the Seller Reorganization, in the form being delivered to the Purchasers on the date hereof.

“Knowledge of the Purchasers”, “to the Purchasers’ Knowledge” or other similar phrases shall mean the actual knowledge of Alan Payne or Steve Bonnard.

“Knowledge of the Sellers”, “to the Sellers’ Knowledge” or other similar phrases shall mean the actual knowledge of David L. Richter, John Fanelli III, and William Dengler.

“Known Assumed Indebtedness” means each of the following items, all of which shall be deemed to be treated as Indebtedness and Assumed Indebtedness for the purposes of this Agreement as to the amount set out:

(a)                                 deferred consideration for the Cadogan Acquisition not on the June 30, 2016 balance sheet of £400,000 paid in U.S. Dollars at the Closing, less any of such deferred consideration paid prior to the Closing; and

(b)                                 minority interest buy-out costs of $1,000,000 relating to Knowles Consultancy Services, Inc.

“Liabilities” means all obligations and liabilities (including accounts payable), absolute or contingent, known or unknown, liquidated or unliquidated, whether due or to become due and regardless of when or by whom asserted.

“Licenses and Permits” means all licenses, permits, accreditations, authorizations, franchises, certifications, clearances, approvals and consents of Governmental Entities and non-Governmental Entities.

“Liens” means liens, attachments, charges, encumbrances, pledges, mortgages, usufructs, debentures, hypothecations, trust arrangements, pre-emption rights, options, rights of retention, rights of first refusal, or other security or quasi-security interests of any kind (whether known or unknown) and any agreement, whether conditional or otherwise, to create any of the foregoing.

“Loss(es)” means claims, liabilities, obligations, costs, losses, damages and expenses (including reasonable legal fees and expenses), but excluding punitive and exemplary damages except to the extent such amounts are required to be paid in connection with a claim by a third party.

“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development that is materially adverse to the financial condition or results of operations of the Companies and their respective Subsidiaries, taken as a whole; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: any adverse change, effect, event, occurrence, state of facts or development attributable to (i) the announcement of the transactions contemplated by this Agreement (including the impact of any of the foregoing on relationships with clients, suppliers, licensors, or employees or regulators) and any changes, effects, developments, or circumstances to the extent arising from or relating to the identity of the Purchasers; (ii) conditions affecting the industry in which any Company or Company Subsidiary participate, the U.S. economy as a whole, general regulatory or political conditions in the U.S., the capital markets in general (including financial, credit and securities markets) or the markets in which any Company or Company Subsidiary operate; (iii) any action taken or failed to be taken by the Sellers or any of their respective Affiliates or Representatives at the request of any Purchaser or in compliance with the terms of, or the taking of any action required by, this Agreement; (iv) any change in Applicable Laws or the interpretation thereof; (v) actions required to be taken under Applicable Laws or Contracts; (vi) any change in GAAP or other accounting requirements or principles; (vii) the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America, or any acts of God, natural disasters, earthquakes, tornadoes or hurricanes; and (viii) any matter set forth in the Disclosure Schedule as of the date hereof; provided, that in the cases of clauses (ii), (iv) and (vi) no Company or Company Subsidiary is substantially disproportionately affected thereby.

“NBAD Guarantee” means a guarantee and/or indemnity given by a Company or Company Subsidiary in connection with credit facilities provided by the National Bank of Abu Dhabi PJSC to Hill Delaware.

“Net Working Capital” means (as finally determined under Section 1.5) (i) Cash (provided that this balance shall in no circumstance be greater than $4,000,000 for the purposes of this calculation and any balance less than $250,000 will be treated as zero for the purposes of this calculation), accounts receivable, inventories, prepaid expenses, tax credits which can reasonably be expected to be used (whether by being set against and thereby reducing a liability to Tax or by being repaid in cash) within twelve (12) months of the Closing Date (tax credits, tax refunds and prepaid taxes only being included to the extent not otherwise taken into account in other components of the calculation of Net Working Capital), tax refunds in respect of periods (or parts thereof) falling prior to Closing (but only to the extent such tax was paid before the Closing Date and such refund was applied for prior to the Closing Date), pre-paid taxes (including estimated tax payments) that can and are reasonably expected to be applied to or in post-Closing periods or parts thereof (but only to the extent prepaid prior to Closing) and other current assets of the Companies and their respective Subsidiaries (excluding deferred Tax assets), net of all applicable reserves, minus (ii) the current accounts payable, current accrued liabilities, current accrued expenses, current accrued Taxes, and other current liabilities of the Companies and their respective Subsidiaries (other than deferred Tax liabilities, Assumed Indebtedness, Repaid Indebtedness and accrued interest thereon, in each case as of the Effective Time).

“Notary” means any Dutch civil law notary (notaris) of Loyens & Loeff N.V., or any of its deputies.

“PCI Litigation” means the proceedings against PCI Group LLC, and others, by Rudolph/Libbe Inc. for (among other claims) breach of contract and breach of warranty.

“Permitted Liens” means (i) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by any Company or Company Subsidiary and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business for amounts which are not delinquent or for amounts being contested in good faith and which are not, individually or in the aggregate, significant; (iii) zoning, entitlement, building and other land use regulations imposed by Governmental Entities having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property; (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property for the purposes for which it is currently used in connection with the Business; (v) liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (vi) public roads and highways; (vii) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money; (viii) licenses or other grants of rights to use Intellectual Property; (ix) liens set forth on the Permitted Liens Schedule attached hereto; and (x) liens underlying or securing Assumed Indebtedness.

“Person” means an individual, a (general or limited) partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Entity, or other legal entity or organization.

“Project Management Business” means the business of the Project Management Group of Hill International, Inc. and its Subsidiaries including, without limitation, program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, PLA consulting, commissioning, estimating and cost management, labor compliance management and facilities management services.

“Purchaser Group” means each Company, the Company Subsidiaries and any company of which a Company is a Subsidiary.

“R&W Policy” means any buyer-side representation and warranty insurance policy issued to the Purchasers after Closing, and which will contain a waiver of subrogation rights in all circumstances other than those involving fraud.

“Relevant Award” means an option or award (whether share based or otherwise) granted to or obtained by a Relevant Person under the Share Incentive Plans or any distribution (whether share based or otherwise) made to a Relevant Person (or any of their relatives) in connection with the Share Incentive Plans.

“Repaid Indebtedness” means all Indebtedness that is to be repaid at Closing, as set forth in the payoff letters delivered pursuant to Section 1.3(b).

“Representative(s)” means, with respect to any Person, such Person’s directors, officers, employees, counsel, financial advisors, auditors, agents and other authorized representatives.

“Restricted Jurisdiction” means each of Abu Dhabi, Argentina, Australia, Austria, Azerbaijan, Bahrain, Bangladesh, Barbados, Belarus, Belgium, Botswana, Brazil, Brunei, Bulgaria, Canada, Cayman Islands, Chile, China, Colombia, Costa Rica, Croatia, Cyprus, Czech Republic, Denmark, Dubai, Ecuador, Egypt, England, Ethiopia, Finland, France, Georgia, Germany, Gibraltar, Greece, Guatemala, Holland, Hong Kong, Hungary, Iceland, India, Indonesia, Ireland, Italy, Ivory Coast, Jamaica, Japan, Jordan, Kenya, Kazakhstan, Kuwait, Latvia, Lebanon, Libya, Lithuania, Malawi, Malaysia, Maldives, Malta, Martinique, Myanmar, Mexico, Moldova, Morocco, Mozambique, Namibia, New Zealand, Nigeria, Northern Ireland, Norway, Oman, Pakistan, Panama, Peru, Philippines, Poland, Portugal, Qatar, Romania, Russian Federation, Saudi Arabia, Scotland, South Africa, South Korea, Serbia, Singapore, Slovakia, Spain, Sri Lanka, Sweden, Switzerland, Syria, Taiwan, Tanzania, Thailand, Trinidad & Tobago, Turkey, Uganda, Ukraine, Uruguay , USA, Uzbekistan, Wales, Venezuela, Vietnam, Yemen, Zanzibar and Zimbabwe.

“Sale Bonuses” means the aggregate amount payable by the Sellers, the Companies or the Company Subsidiaries (including all applicable withholding and employment Taxes) in respect of (i) all transaction, sale and change of control bonuses and similar payments payable in connection with the transactions contemplated hereby, and (ii) all payments in respect of stock appreciation, phantom stock or similar rights.  For purposes hereof, the term “withholding and employment Taxes” shall include, without limitation, all Pay as You Earn, income Tax, and National Insurance Contributions or equivalent liabilities in all relevant jurisdictions (including, for avoidance of doubt, the employer portion thereof).

“Seller Group” means Hill International, Inc. and each of its Subsidiaries.

“Seller Retained Marks” means all names, trademarks, service marks, logos, domain names and other source identifiers owned by a Seller or any of its Affiliates.

“Sellers’ Expenses” means the aggregate fees, costs, expenses and obligations incurred by the Companies, the Company Subsidiaries or the Sellers in connection with the transactions contemplated hereby including, without limitation, all amounts in respect of legal, accounting, investment banking and other similar fees, costs, expenses and obligations.

“Share Incentive Plans” means the Hill International Inc. 2006 Employee Stock Option Plan, the Hill International Inc. 2008 Employee Stock Purchase Plan and/or any other employee incentive scheme, cash or share ownership plan operated by the Sellers or by any member of the Seller Group.

“Stage One IT Separation” means the cloning of the Deltek Vision financial and accounting system for the Business into a new standalone operating environment on the Sellers’ servers in Philadelphia and the migration of all associated data relevant to that system and relating to the Business (whether current or historic) onto the new cloned system, with the resulting effect that the new standalone systems of the Business shall have been fully tested and shall be operating and functioning consistently to at least the same standards in their own operating environments as they were immediately prior to the separation.

“Stage Two IT Separation” means those aspects of the IT Separation that do not comprise the Stage One IT Separation.

“Stand-Alone Return” means any Tax Return of the Company or any Company Subsidiary that is filed on a separate company basis or is filed by a consolidated, combined, unitary, affiliated or similar group of which any of the Company or the Company Subsidiaries are the only members of the group.

“Steps Memo” means the memorandum listing the steps required in connection with the Seller Reorganization, in the form being delivered to the Purchasers on the date hereof.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof.  For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Target Working Capital” means $35,400,000.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains including, for the avoidance of doubt, Stamp Duty Land Tax, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, special assessment, personal property, abandoned property, capital stock, contributions, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, in whichever jurisdiction the liability arises and regardless of the Person to which such amounts are directly or primarily chargeable, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing.

“Tax Authority” means any authority or person, including but not limited to HM Revenue & Customs and the IRS, competent to impose, assess or collect Tax.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“TUPE” means the Transfer of Undertakings (Protection) of Employment Regulations 1981 and 2005.

“Transition Services Agreement” means that certain Transition Services Agreement substantially in the form attached hereto as Exhibit D.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Escrow Amount” means $5,000,000.

10.2                        Other Definitional Provisions.

(a)                                 Accounting Terms.  Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP and, to the extent consistent with GAAP, the Accounting Principles.  To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)                                 Successor Laws.  Any reference to any particular Code section or any other law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(c)                                  Currency.  All references to a value amount in US$ or other currency in this Agreement or any other document required in relation to the transactions contemplated by this Agreement, including for the avoidance of doubt the Steps Memo, shall be deemed to also include a reference to the converted value amount in any other currency.  Any conversion from US$ into, or into US$ from, any other currency shall be at the spot rate of exchange (closing mid-point) for that currency from US$ as published in the London edition of The Financial Times first published after the relevant date or, where no such rate of exchange is published in such edition on that date, at the rate quoted by www.oanda. com as at the close of business in London on that date.

10.3                        Cross-Reference of Other Definitions.  Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section No.

Agreement	Preamble
Alternative Debt Financing	7.5(d)
Australian Promissory Note Purchase Price	1.2(b)
Award Tax Threshold	5.5(a)
Base Price	1.2(a)
Benefit Plan	3.14
Benefit Plan	3.14
Cap	8.2(a)
Closing	1.3(a)
Closing Balance Sheet	1.5(b)
Code	3.9(f)
Company Related Parties	9.2
Company/Companies	Recitals
Competing Transaction	7.20(a)
Debt Financing	4.9(a)(ii)
Deductible	8.2(a)
Definitive Financing Arrangements	4.9(a)(ii)
Disclosure Schedules	Article 3
Dispute Resolution Accountants	1.5(b)
Disputed Amounts	1.5(b)
DM	7.13
Dutch Securities	Recitals
EBITDA	3.6(c)
Effective Time	1.3(a)
Election Forms	7.6(i)
Embargoed Country	3.26(b)
Embargoed Person	3.26(b)
End Date	9.1(b)
Environmental and Safety Requirements	3.17(a)
Equity Commitment Letter	4.9(a)(i)
Equity Financing	4.9(a)(i)
ERISA	3.14
Estimated Net Working Capital	1.5(a)
Estimated Purchase Price	1.5(a)
Facilities Agreement	4.9(a)(ii)
FCPA	3.26(a)
Financial Statements	3.6(a)
Financing	4.9(a)(ii)
FIRB Condition	2.1(a)
Fundamental Representations	8.1
Funds Flow	1.3(b)
Hazardous Substance	3.17(c)

Term	Section No.

Hill 401(k) Plan	7.17
Hill B.V. Company	Recitals
Hill Delaware	Preamble
Hill Delaware Company	Recitals
Hill N.V.	Preamble
Indemnitee	8.6
Indemnitor	8.6
IP Licenses	3.10(a)(xix)
IRS	3.14(e)
Key Clients	3.23
Latest Balance Sheet	3.6(a)
Latest Financial Statements	3.6(a)
Leased Real Property	3.8(c)
Lenders	4.9(a)(ii)
Litigation Matters	7.10
Litigation Proceeds	7.10
Made Available	11.12
Material Contracts	3.10(b)
Mini-Basket	8.2(a)
Objections Statement	1.5(b)
OFAC	3.26(b)
Pension Plan	3.14
Pre-Closing Returns	7.6(a)
Pre-Closing Tax Period	7.6(j)
Preliminary Statement	1.5(b)
Purchase Price	1.2(a)
Purchaser Bond	7.9(b)
Purchaser Guaranty	7.9(b)
Purchaser Indemnified Parties	8.1(a)
Purchaser Obligation	7.9(b)
Purchaser Returns	7.6(b)
Purchasers	Preamble
Real Property Leases	3.8(c)
Reference Date	3.11(d)
Regulation S	4.7
Relevant Benefits	3.14
Relevant Person	3.14
Relevant Person	5.5
Schedule	Article 3
Schedule Supplement	7.12(b)
Section 338(h)(10) Election	7.6(i)
Securities	Recitals
Seller Bond	7.9(a)
Seller Guaranty	7.9(a)
Seller Indemnified Parties	8.3

Term	Section No.

Seller Obligation	7.9(a)
Seller Reorganization	Recitals
Seller Reorganization Condition	2.2(a)
Seller(s)	Preamble
Sponsor	4.9(a)(i)
Sponsor Fund	4.9(a)(i)
Stage Two IT Separation Plan	7.21
Straddle Period	7.6(b)
Tail Policies	6.3
Tax Benefit	8.7
Tax Claim	7.7
Tax Proceeding	3.9(b)
Transfer Taxes	7.6(e)
U.S. export control and embargo law	3.26(b)
U.S. Person	4.7
UK Purchaser	Preamble
US Purchaser	Preamble
US Securities	Recitals
Wrong Pocket Amount	7.8
Wrong Pocket Asset	7.8

ARTICLE 11
MISCELLANEOUS

11.1                        Press Releases and Communications.  No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any party hereto without the joint approval of the Purchasers and the Sellers, unless required by Applicable Law or any listing agreement with any national securities exchange to which the disclosing party is subject (in the reasonable opinion of counsel) in which case the Purchasers and the Sellers shall have the right to review such press release, announcement or communication prior to issuance, distribution or publication (and the reviewing party’s reasonable comments shall be incorporated therein).

11.2                        Expenses; Attorneys’ Fees. Except as otherwise expressly provided herein, the Sellers, on the one hand, and the Purchasers, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the preparation, negotiation and execution of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided, that if the Closing occurs (a) the Companies shall be responsible for the legal, accounting, financing, due diligence and other expenses incurred by the Purchasers in connection with the transactions contemplated by this Agreement, and (b) the Sellers shall be responsible for the Sellers’ Expenses.

11.3                        Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile or similar electronic device, including email) to the number or electronic address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third (3rd) Business Day following the day on which the same is sent by certified or registered U.S. mail, postage prepaid.  Notices, demands and communications, in each case to the respective parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to the Purchasers (or, after the Closing, the Companies):

Attention:
Facsimile No.:
Telephone No.:
Email:

with copies to (which copy shall not constitute notice hereunder):

Travers Smith LLP

10 Snow Hill

London EC1A 2AL

United Kingdom
Attention:  Ian Shawyer
Facsimile No.:
Email: ian.shawyer@traverssmith.com

and

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Attention: Christian A. Atwood

Facsimile No.: (617) 502-4072

Email: catwood@choate.com

Notices to the Sellers:

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor
Philadelphia, PA 19103

Attention:  David L. Richter,

Chief Executive Officer

Telephone No.: (215) 309-7701

Email: DavidRichter@hillintl.com

with a copy to (which copy shall not constitute notice hereunder):

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, PA 19103

Attention:  William H. Dengler, Jr.,

Executive Vice President and General Counsel

Telephone No.: (215) 309-7957

Email: WilliamDengler@hillintl.com

11.4                        Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (and, as applicable, heirs and legal beneficiaries), except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Seller without the prior written consent of the Purchasers nor, prior to the Closing, by any Purchaser without the prior written consent of the Sellers (other than a collateral assignment to the Lenders).  For the avoidance of doubt, no consent shall be required for an assignment as of or following the Closing (a) of the indemnification and other rights hereunder of a Purchaser to any bank or other Person which is or becomes a lender (or any agent thereof) to any Purchaser, any Company or any of the Company Subsidiaries or any of their respective successors and assigns; (b) by a Purchaser to any of its Affiliates or to any Person acquiring a material portion of the assets, business or securities of the Companies or any Purchaser, whether by merger, consolidation, sale of assets or securities or otherwise; (c) of the indemnification and other rights hereunder of a Seller to any bank or other Person which is or becomes a lender (or any agent thereof) to any member of the Seller Group or any of their respective successors and assigns; or (d) by a Seller to any of its Affiliates or to any Person acquiring a material portion of the assets, business or securities of Hill Delaware or any Seller, whether by merger, consolidation, sale of assets or securities or otherwise.

11.5                        Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.6                        References.  The table of contents and the section and other headings and subheadings contained in this Agreement and the exhibits hereto are solely for the purpose of reference, are not part of the agreement of the parties hereto, and shall not in any way affect the meaning or interpretation of this Agreement or any exhibit hereto.  All references to days or months shall be deemed references to calendar days or months.  All references to “$” shall be deemed references to United States dollars.  Unless the context otherwise requires, any reference to a “Section,” “Exhibit,” “Disclosure Schedule” or “Schedule” shall be deemed to refer to a section of this Agreement, exhibit to this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  English shall be the governing language of this Agreement.  Unless context requires otherwise, the word “including” shall mean “including, without limitation”.

11.7                        Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  The information contained in this Agreement and in the Disclosure Schedules and Exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including, without limitation, any violation of law or breach of Contract).

11.8                        Amendment and Waiver.  Any provision of this Agreement or the Disclosure Schedules or Exhibits hereto may be amended or waived only in a writing signed by the Purchasers and the Sellers; provided, that, any amendment of Section 9.3, Section 11.10, Section 11.11, Section 11.16, Section 11.17 or this Section 11.8 that in any way materially adversely affects the rights of the Debt Financing Sources shall not be effective without the prior written consent of the Debt Financing Sources.  Each of the Debt Financing Sources is an express third party beneficiary of the preceding sentence.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.  No failure to exercise or delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.9                        Complete Agreement.  This Agreement (including the Exhibits and Schedules) and the documents referred to herein contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way.

11.10                 Guarantees of Obligations; Third-Party Beneficiaries.  For and in consideration of the premises, and with full knowledge that the Purchasers are relying hereon and would not have entered into this Agreement but for this provision, Hill Delaware hereby unconditionally and irrevocably guarantees the prompt performance and payment by each member of the Sellers of each and all of their respective obligations under this Agreement and the other agreements, documents and instruments contemplated hereby.  Except as expressly set forth herein, including, without limitation, the rights conferred upon the Debt Financing Sources pursuant to Section 9.3, Section 11.8, Section 11.11, Section 11.16, Section 11.17, nothing in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.  In furtherance, and not in limitation, of the foregoing, this Agreement shall not confer any rights or remedies upon the insurer of the R&W Policy.

11.11                 WAIVER OF TRIAL BY JURY.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY LITIGATION INVOLVING THE FINANCING AND/OR WITH RESPECT TO THE DEBT FINANCING AND/OR ANY DEBT COMMITMENT LETTER AND/OR ANY OF THE DEBT FINANCING SOURCES, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.  EACH OF THE DEBT FINANCING SOURCES IS AN EXPRESS THIRD PARTY BENEFICIARY OF THIS SECTION 11.11 SOLELY WITH RESPECT TO ANY LITIGATION INVOLVING THE FINANCING AND/OR WITH RESPECT TO THE DEBT FINANCING AND/OR ANY DEBT COMMITMENT LETTER AND/OR ANY OF THE DEBT FINANCING SOURCES.

11.12                 Purchaser Deliveries.  The Purchasers agree and acknowledge that only those documents or other items posted and accessible in the virtual data room to which the Purchasers and their representatives have access at least five (5) Business Days prior to the date of this Agreement shall be deemed to be “Made Available” to the Purchasers for all purposes hereunder.

11.13                 Delivery by Facsimile or PDF.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or electronically transmitted portable document format (or similar), shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such contract shall raise the use of a facsimile machine or electronic transmission in portable document format (or similar) to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine or electronic transmission in portable document format as a defense to the formation of a contract and each such party forever waives any such defense.

11.14                 Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together shall constitute one and the same instrument.

11.15                 Notary.  The parties hereto are aware of the fact that the Notary works with Loyens & Loeff N.V., the firm that, inter alia, advises the Sellers in the transaction contemplated by this Agreement with respect to the sale of the Dutch Securities. With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) established by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the parties hereby explicitly agree (i) that the Notary shall execute any notarial deeds related to this Agreement and (ii) that the Sellers are assisted and represented by, inter alia, Loyens & Loeff N.V., in relation to this Agreement and any agreements that may be concluded, or disputes that may arise, in connection therewith.

11.16                 Governing Law.  This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought exclusively in the United States District Court for the District of Delaware and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum.  Each party hereby irrevocably consents to the service of process of any of the aforementioned court in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 11.3.  Any legal action or proceeding with respect to the Facilities Agreement or the Debt Financing and any action for enforcement of any judgement in respect thereof shall be brought in a federal court located within the County of New York in the State of New York, and any appellate court from any such court, and, by the execution and delivery of this Agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts.  Each of the Debt Financing Sources is an express third party beneficiary of this Section 11.16 solely with respect to any legal action or proceeding with respect to the Facilities Agreement or the Debt Financing and any action for enforcement of any judgement in respect thereof.

11.17                 Specific Performance.  Notwithstanding anything herein to the contrary, each of the parties hereto expressly agrees that none of the Debt Financing Sources will have any liability or obligation to the Companies or any of their Affiliates relating to or arising out of this Agreement, the transactions contemplated hereby, any Facilities Agreement or, if applicable, any Alternative Debt Financing, or for any claim for any loss suffered as a result of any breach of this Agreement or any Facilities Agreement or, if applicable, any Alternative Debt Financing (including any willful breach thereof), or the failure of the transactions contemplated hereby or thereby to be consummated, or in respect of any oral or written representation made or alleged to have been made, in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and no Company nor any of its Affiliates will have any direct rights or claims against any of the Debt Financing Sources under any Facilities Agreement or, if applicable, any Alternative Debt Financing. Notwithstanding anything herein to the contrary, each of the parties hereto expressly agrees that in no event shall any Company or any of its Affiliates be entitled to seek the remedy of specific performance of this Agreement or any Facilities Agreement or, if applicable, any Alternative Debt Financing against the Debt Financing Sources; provided, that nothing herein to the contrary shall prohibit the Purchaser from enforcing its rights directly against the Debt Financing Sources under any Facilities Agreement or, if applicable, any Alternative Debt Financing or causing the Debt Financing Sources to fund (including by seeking specific performance thereunder) pursuant to any Facilities Agreement or, if applicable, any Alternative Debt Financing.  Each of the Debt Financing Sources is an express third party beneficiary of this Section 11.17.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the day and year first above written.

Sellers:	HILL INTERNATIONAL, INC.

	By:	/s/ David L. Richter
	Name:	David L. Richter
	Its:	Chief Executive Officer

HILL INTERNATIONAL N.V.

	By:	/s/ David L. Richter
	Name:	David L. Richter
	Its:	Authorized Signatory

Purchasers:	LIBERTY MERGECO, INC.

	By:	/s/ Renny Borhan
	Name:	Renny Borhan
	Its:	Authorized Signatory

LIBERTY BIDCO UK LIMITED

	By:	/s/ Alan Payne
	Name:	Alan Payne
	Its:	Director

[ Signature Page to Stock Purchase Agreement ]

DISCLOSURE SCHEDULES

List of Disclosure Schedules which have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The schedules will be provided to the SEC upon request.

Schedule 3.2                                                                           Jurisdictions

Schedule 3.3                                                                           Required Consents

Schedule 3.4                                                                           Capatilization

Schedule 3.5                                                                           Subsidiaries

Schedule 3.6(a)                                                            Financial Statements

Schedule 3.6(b)                                                            Internal Accounting Controls

Schedule 3.6(c)                                                             Allocations of Expenses/Off-Balance Sheet Transactions

Schedule 3.7                                                                           Operations in Ordinary Course; No Material Adverse Effect

Schedule 3.8(c)                                                             Leased Real Property

Schedule 3.8(d)                                                            Title to Properties

Schedule 3.9(a)                                                            Tax Matters

Schedule 3.9(h)                                                            Tax Classifications

Schedule 3.9(p)                                                            Countries of Incorporation

Schedule 3.9(q)                                                            Stand-Alone Return

Schedule 3.9(r)                                                               Tax Election

Schedule 3.10                                                                    Contract and Commitments

Schedule 3.11(a)                                                     Intellectual Property

Schedule 3.11(d)                                                     Intellectual Property Infringements

Schedule 3.12                                                                    Litigation

Schedule 3.14                                                                    Employee Benefit Plans

Schedule 3.15                                                                    Insurance

Schedule 3.16(a)                                                     Compliance with Laws

Schedule 3.16(b)                                                     Permits

Schedule 3.17                                                                    Environmental Compliance and Conditions

Schedule 3.18                                                                    Affiliate Transactions

Schedule 3.19(a)                                                     Employee Unions

Schedule 3.19(b)                                                     Employment Laws

Schedule 3.19(c)                                                      Employee and Consultant Listing

Schedule 3.19(d)                                                     Tax Equalization Agreements

Schedule 3.20                                                                    Undisclosed Liabilities

Schedule 3.23                                                                    Business Relationships

Exhibit A

DEED OF TRANSFER

(Hill International Consulting B.V.)

This [•] day of December two thousand sixteen, there appeared before me, Gerard Cornelis van Eck, civil law notary officiating in Rotterdam, the Netherlands:

[•] employee of Loyens & Loeff N.V., with office address at Blaak 31, 3011 GA Rotterdam, the Netherlands, in this respect acting as authorised representative of each of:

1                               Hill International N.V., a limited liability company (naamloze vennootschap) under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its registered office address at De Cuserstraat 91, 1081 CN Amsterdam, the Netherlands, registered with the Dutch trade register under number 50919679 (Seller);

2                               Liberty Bidco UK Limited, a company (limited liability company) under the laws of England and Wales, having its registered office address at 95 Wigmore Street, London, United Kingdom, W1U 1FB, registered with the commercial register in the United Kingdom (Companies House) under number 10398895 (Purchaser); and

3                               Hill International Consulting B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, having its official seat (statutaire zetel) in Amsterdam, the Netherlands, and its registered office address at De Cuserstraat 91, 1081 CN Amsterdam, the Netherlands, registered with the Dutch trade register under number 59352329 (Company).

Powers of Attorney

The authorisation of the person appearing is evidenced by three (3) written powers of attorney, copies of which shall be attached to this deed (Annexes I-III).

The person appearing, acting in said capacities, declared the following:

WHEREAS:

(A)                     Hill International, Inc., a company under the laws of the State of Delaware, United States of America, having its registered office at One Commerce Square, 2005 Market Street, 17th Floor, Philadelphia, PA 19103, United States of America, registered with the Delaware Department of State under number 0917656 (Hill) is the sole shareholder of the Seller.

(B)                     on the [•] day of December two thousand sixteen, Hill, the Seller, Liberty Mergeco, Inc., a company under the laws of the State of Delaware, United States of America, having its registered office address at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, New Castle County, Delaware 19801 and the Purchaser entered into a stock purchase agreement (Stock Purchase Agreement) regarding inter alia the sale and transfer of forty-five thousand (45,000) shares in the capital of the Company, with a nominal value of one euro (EUR 1.00) each, numbered 1 up to and including 45,000, jointly representing the entire issued capital of the Company (Shares), by the Seller to the Purchaser, a copy of the Stock Purchase Agreement (without annexes) shall be attached to this deed (Annex IV);

(C)                     on the [•] day of December two thousand sixteen, the general meeting of shareholders of the Seller, has granted its approval to the sale and transfer of the Shares by the Seller to the Purchaser, such - to the extent required - in accordance with Section 2:107a of the Dutch Civil Code in conjunction with Section 15 of the Seller’s Articles of Association; and

(D)                     in complying with the transfer obligation arising pursuant to the Stock Purchase Agreement, the Seller and the Purchaser shall hereby effect the transfer of the Shares by the Seller to the Purchaser on the terms set out below.

SELLER AND PURCHASER HAVE AGREED AS FOLLOWS:

1                               Transfer

1.1                     The Seller hereby - to the extent required - sells and transfers the Shares to the Purchaser and the Purchaser hereby - to the extent required - purchases and accepts the Shares from the Seller, all on the terms set out in the Stock Purchase Agreement and in this deed.

1.2                     The Seller and the Purchaser acknowledge and agree that the Stock Purchase Agreement shall survive the execution and performance of this deed, and that except where this deed provides otherwise, this deed shall not vary, waive or modify in any respect any terms of the Stock Purchase Agreement and that the execution of this deed shall be without prejudice to the rights or obligations of the Seller and the Purchaser under the Stock Purchase Agreement.

1.3                     The Seller and the Purchaser agree that any condition subsequent (ontbindende voorwaarde) contained in the Stock Purchase Agreement, may no longer be invoked and any and all conditions precedent (opschortende voorwaarden) contained in the Stock Purchase Agreement have been fulfilled or waived by the party for the benefit of whom these are made.

2                               Purchase Price

The Purchaser has paid the relevant proportion of the purchase price in conformity with the relevant conditions of the Stock Purchase Agreement for which payment the Seller gives full discharge to the Purchaser.

3                               Declarations Seller

3.1                     The Seller warrants to the Purchaser that, on this day, the following is correct: the Shares are registered, and no share certificates (aandeelbewijzen) have been issued for the Shares.

3.2                     The Seller declares to have acquired the Shares by virtue of an issuance of shares upon incorporation of the Company, effected by a notarial deed, executed before the undersigned civil law notary, on the second day of December two thousand thirteen.

3.3                     To fulfil the requirements under the share transfer restrictions as referred to in Article 9 of the Company’s articles of association (approval by the general meeting), the Seller, acting in its capacity as the Company’s sole shareholder, resolves to approve the subject transfer of the Shares to the Purchaser. The Company confirms that (i) any member of the management board and any member of the supervisory board of the Company has been given the opportunity to advise on this shareholder’s resolution, (ii) there are no persons with meeting right (vergaderrecht) other than the Seller and (iii), at the date

2

hereof, the articles of association of the Company do not restrict or prohibit the adoption of shareholder’s resolutions without holding a meeting.

4                               Remedies

Except as expressly otherwise provided in this deed or in the Stock Purchase Agreement, the Seller and the Purchaser hereby exclude or irrevocably waive their rights arising out of Title 1 of Book 7 of the Dutch Civil Code and their right to rescind the agreement laid down in this deed or to demand rescission thereof.

5                               Acknowledgement

The Company acknowledges the foregoing transfer of the Shares and shall register the same in its register.

6                               Governing Law

This deed shall be governed by and construed in accordance with the laws of the Netherlands.

Final statement

The person appearing is known to me, civil law notary.

This deed was executed in Rotterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

3

EXHIBIT B

EMPLOYEE SERVICES AGREEMENT

This EMPLOYEE SERVICES AGREEMENT (this “Agreement”), dated                                           , 2017, is entered into by and between Hill International, Inc., a Delaware corporation (“Seller”), Liberty Mergeco, Inc., a Delaware corporation (“US Bidco”), and Liberty Bidco UK Limited, a corporation incorporated under the laws of England and Wales, (“UK Bidco”, being, together with US Bidco, “Purchasers” and each a “Purchaser”).  Seller and Purchasers are referred to herein collectively as the “Parties”, with references to an individual Party (including expressions such as “either Party” or “the other Party”) being deemed to refer, in relation to Purchasers, to both of them jointly unless otherwise expressly stated.

RECITALS

WHEREAS, the Parties and Hill International N.V. have entered into a Stock Purchase Agreement dated as of December    , 2016 (the “Purchase Agreement”), pursuant to which Purchasers will purchase all of the issued and outstanding equity securities of the Companies (the “Purchase”), and in connection therewith the Parties desire to enter into this Agreement to provide for the supply of the services of certain individuals employed or engaged by Seller or its Subsidiaries, and the undertaking of certain actions, after the Closing;

WHEREAS, the Closing is being consummated on the date of this Agreement (the “Closing Date”) and this Agreement shall be effective immediately following the Closing; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, unless the context otherwise requires, or as expressly defined otherwise, references in this Agreement to (i)     any of the masculine, feminine and neuter genders shall include other genders; and (ii) the singular shall include the plural and vice versa.

NOW, THEREFORE, the Parties, in consideration of the mutual covenants herein contained, and for other good and valuable considerations as recited in the Purchase Agreement for themselves, their successors and assigns, mutually covenant and agree as follows:

In this Agreement, the following terms have the following meanings:

“BVI ME Secondees”

means those CCB Employees (if any) employed or engaged as contractors by the Abu Dhabi, Dubai, Saudi Arabia or Qatar branches of Hill International (Middle East) Ltd (BVI) and who are not Veteran Secondees.

“CCB Employees”

means those individuals (if any) who are employed or engaged outside of the United States as employees or contractors by certain members of the Seller Group prior to the date of this Agreement to work wholly or mainly in the Business and who work in the Business as of the Closing Date, but whose employment or engagement has not transferred to a Purchaser or Subsidiary of a Purchaser as of

the Closing Date and who the Parties jointly designate for Secondment under the terms of this Agreement.

“China Newco”	means a new subsidiary of Hill International Consulting B.V. (Netherlands) in the Republic of China.

“China Secondees”	means those CCB Employees (if any) employed or engaged as contractors by Beijing Hill International Construction Consultancy Co Ltd.

“Crystallisation”	means the triggering of an entitlement to receive a Gratuity and “Crystallised” shall we construed accordingly.

“Post-Transfer Gratuity Accrual”

means the proportion of a Gratuity which is attributable to a Secondee’s employment in the period from (and excluding) the Transfer Date to the date on which their employment with the relevant Recipient terminates.

“Gratuity”	means an end-of-service gratuity payable in relation to the termination of employment or engagement.

“HI ME Secondees”	means those CCB Employees (if any) employed or engaged as contractors by the Abu Dhabi or Qatar branches of Seller and who are not Veteran Secondees.

“Historic Gratuity Accrual”	means the proportion of a Gratuity which is attributable to a Secondee’s employment in the period before (and including) the Closing Date.

“HK Secondees”	means those CCB Employees (if any) employed or engaged as contractors by Hill International (Hong Kong) Ltd (Hong Hong).

“Interim Secondees”	means the China Secondees, the BVI ME Secondees, HI ME Secondees, the Oman Secondees, the HK Secondees and the SA Secondees.

“Oman Secondees”	means those CCB Employees (if any) employed or engaged as contractors by Hill International Engineering Consultancy LLC (Oman) who are not Veteran Secondees.

“Payroll Period”	[means a calendar month corresponding to the payment of Salaries.]

“SA Secondees”	means those CCB Employees (if any) employed or engaged as contractors by Binnington Copeland and Associates (Pty) Ltd and BCA Training (Pty) Ltd.

“Secondees”	means the Interim Secondees and the Veteran Secondees.

“Secondment”	means a secondment of a Secondee to a Recipient.

“Secondment Gratuity Accrual”	means the proportion of a Gratuity which is attributable to a Secondee’s employment in the period from (and excluding) the Closing Date to the date on which such Secondee’s Secondment terminates.

“Transition Services Agreement”	means the transition services agreement dated on or around the date of this Agreement between Seller and Purchasers.

“Veteran Secondees”	means the individuals listed in Exhibit 1.

1.                                      Secondments; Standard and Manner of Performance of Services.

(a)                               Subject to the terms and provisions of this Agreement, Seller shall, or shall cause its relevant Subsidiary to, assign the Secondees to those entities specified in this Section 1(a) (the “Recipients”) in order to provide such services as the Secondees are reasonably required to perform as directed by the Recipients (the “Services”):

(i)                                     the Interim Secondees shall be seconded:

A.                                    from Hill International (Middle East) Ltd (BVI) to Hill International Consulting (Middle East) Ltd, in the case of the  BVI ME Secondees;

B.                                    from Hill International Engineering Consultancy LLC (Oman) to Hill International Construction Consultancy LLC (Oman), in the case of the Oman Secondees;

C.                                    from the Abu Dhabi or Qatar branches of Hill International, Inc. to Hill International Consulting (Middle East) Ltd, in the case of the HI ME Secondees;

D.                                    from Beijing Hill International Construction Consultancy Co Ltd to China Newco, in the case of the China Secondees;

E.                                     from Hill International (Hong Kong) Ltd (Hong Hong) to James R. Knowles (Hong Kong) Ltd., in the case of the HK Secondees; and

F.                                      from Binnington Copeland and Associates (Pty) Ltd and BCA Training (Pty) Ltd to SA Newco, in the case of the SA Secondees,

(collectively, the “Interim Secondments”),

(ii)                               the Veteran Secondees shall be seconded: from Hill International (Middle East) Ltd (BVI) and Hill International Engineering Consultancy LLC (Oman) to Hill International Consulting (Middle East) Ltd (BVI) and Hill International Construction Consultancy LLC (Oman), respectively (together, the “Veteran Secondments”)

(b)                               During the term of the applicable Secondment, subject to the limitations described in Section 1(c) below, the Seller shall, or shall cause its relevant Subsidiary to, assign each Secondee to be under the exclusive control of the appropriate Recipient, in particular in relation to the allocation and performance of his or her duties and to be subject to the reasonable working practices of, and to take reasonable instructions from, the Recipient.

(c)                                During the applicable period of the Secondment, subject to Applicable Law, the Seller shall, or shall cause its relevant Subsidiary to, assign each Secondee to:

(i)                                  work such hours as are reasonably necessary to perform the Services;

(ii)                               work from such location(s) as shall be reasonably required by the relevant Recipient from time to time and shall, if required, undertake such travel, including internationally, as may be reasonably requested by the Recipient for the proper provision of the Services; and

(iii)                            comply with the Recipient’s office rules, internal procedures and compliance regulations, in each case as are communicated in writing by the Recipient to the Secondees and to Seller and any relevant Subsidiary of the Seller from time to time during the period of the applicable Secondment.

However, notwithstanding anything in this Agreement to the contrary, it is expressly agreed and understood that the Seller and its Affiliates cannot ensure that any CCB Employee will accept their Secondment or comply with the terms of their assignment and any CCB Employee’s or Secondee’s failure to do so shall not in itself constitute a breach of this Agreement.  Moreover, Seller and its Affiliates shall not be required to make any Secondment or assign any Secondee to perform Services if and to the extent they are not permitted to do so under Applicable Law.

(d)                               Seller may, where the Secondees are employed or engaged by one or more of its Subsidiaries, provide any of the Secondees through any such

Subsidiaries, provided that Seller shall remain ultimately responsible for all of its obligations hereunder.

(e)                                Transfers of employment

(i)                                    The Parties acknowledge the transitional nature of this Agreement and the Secondments.  Accordingly, in relation to the  Secondees and those of the Veteran Secondees (if any) in respect of whom visas are obtained enabling such Veteran Secondees to be employed or engaged directly by a Recipient, as promptly as practicable following the execution of this Agreement, Purchasers and Seller shall co-operate and use all reasonable efforts to transfer the employment or engagement of each such Secondee to the relevant Recipient as set out at Section 1(a)(i) above, on terms no less favorable to the Secondee such that the Secondee is employed or engaged by the relevant Recipient (or its Affiliate) and is no longer employed or engaged by the Seller Group (each such transfer being a  “Transfer”, the dates on which such Transfer occurs being a “Transfer Date”, any Interim Secondee who so Transfers being a “Transferred Interim Secondee” and any Veteran Secondee who so Transfers being a “Transferred Veteran Secondee”).

(ii)                                 Seller agrees during the Term to provide Purchasers and the Recipients, and the Purchasers and the Recipients agree during the Term to provide Seller and its Subsidiaries, with such reasonable co-operation, together with such data and information, as they may reasonably request to assist them with the making of any arrangements for the Transfers.

(f)                                 Each Party shall designate one individual to be the primary liaison between the Parties for the provision of and the transfer of responsibility for the Secondees (each, a “Service Manager”).  A Party may replace its Service Manager at any time upon written notice to the other Party.  Seller hereby designates                       as its initial Service Manager and Purchasers hereby designate                                      as their initial Service Manager.

2.                                      Term.

The term of this Agreement shall commence on the Closing Date and shall expire upon termination of the final Secondment to be terminated under Section 3 (the “Term”).

3.                                      Termination.

(a)                                Without prejudice to Sections 3(c) and 3(d) below, the Secondment of a Secondee under this Agreement shall terminate on the earlier of:

(i)                                    the Transfer Date in respect of such Transferred Secondee;

(ii)                                 subject to Section 3(b) below, the earliest of the date on which the employment or contractor relationship of such Secondee by or with any member of the Seller Group is terminated (1) by the Seller (or its relevant Subsidiary) for Cause, or (2) by the Secondee by reason of the Secondee giving notice or otherwise resigning, or (3) due to the Secondee’s death or permanent incapacity (in each case, the Seller shall promptly inform the Purchaser of such termination);

(iii)                              in the case of the Interim Secondees, the six (6) month anniversary of the Closing Date, or, where the Transfer of such an Interim Secondee has not occurred by such date because (x) the necessary visa has not yet been obtained, (y) the Recipient has not yet been formed, or (z) any approvals required for the Transfer have not yet been obtained, the twenty-four (24) month anniversary of the Closing Date;

(iv)                             in the case of Veteran Secondees, the eighteen (18) month anniversary of the Closing Date; and

(v)                                such date as is specified to the Seller in writing by a Purchaser or Recipient.

(b)                                Seller and its Affiliates shall not, during the period in which a Secondee is seconded to a Recipient and without the prior written consent of (or at the written direction of) the Recipient, terminate or take any steps to terminate the employment or engagement of, or procure or attempt to procure the giving of notice by, such Secondee, except (i) for “Cause”, which shall mean the refusal or failure to accept or continue an assigned Secondment to a Recipient or to perform Services, willful misconduct, unlawful conduct, criminal conviction, insubordination, dishonesty, fraudulent acts or omissions, or material violation of policy; or (ii) in the event such Secondee resigns from employment or engagement.

(c)                                 This Agreement may be terminated by Seller upon written notice to Purchasers in the event Purchasers fail to make any payment as provided for in this Agreement within [          ] ([    ]) days of when such payment is due.

(d)                                This Agreement may be terminated by either Party upon written notice to the other Party (i) upon a material breach of any of the terms of this Agreement (other than a breach covered by Section 3(c)) by the other Party if such breach shall not have been cured within thirty (30) days after written notice of such breach is delivered by the non-breaching Party to the breaching Party; or (ii) if such other Party files a proceeding in bankruptcy, receivership, rehabilitation or reorganization, or for composition, liquidation or dissolution or for similar relief, or there is a filing against such Party of any such proceeding which is not dismissed within thirty (30) days after the filing thereof.

(e)                                 The expiration or termination of any Secondment shall not relieve any Party of any obligations or extinguish any rights of any Party that have accrued to either Party prior to such expiration or termination.  For the avoidance of doubt, subject to Section 4 below, Purchasers shall have no obligation to pay any future compensation relating to a Secondee (other than for or in respect of the Secondment of such Secondee in accordance with the terms of this Agreement prior to such termination) where the Secondee’s employment does not transfer to the Recipient under Section 1(e)(i).

4.                                      Liability and indemnities

(a)                               Transfer and termination costs

(i)                                    Seller shall be responsible for, and shall not seek reimbursement from Purchasers or any other Recipient in respect of, any costs or expenses incurred or required to be incurred for the purpose of transferring, whether on a secondment or permanent basis, any Secondees to Purchasers and the other Recipients in accordance with this Agreement, including, without limitation, any costs incurred for the processing of new visas for Secondees.

(ii)                                 Subject to Section 4(b), Seller shall be responsible for any costs incurred in connection with the termination of a Secondee’s employment by or engagement with a Seller or Subsidiary of such Seller, save that if Purchasers or the relevant Recipient elects for any Transfer as envisaged by Section 1(e)(i) not to occur in circumstances where it would otherwise be possible for such Transfer to occur (such election to be made by delivery of written notice to the Seller), the Seller or relevant Subsidiary of such Seller shall be entitled to terminate the employment or engagement of such Secondee and the Purchasers will be responsible for all costs arising out of or in connection with such termination, provided that the Seller or relevant Subsidiary of the Seller notifies the applicable employee or contractor of, and gives effect to (in a lawful and prudent manner), such termination within thirty (30) days of the receipt of such written notice from Purchaser or its Affiliate under this Section 4(a)(ii).

(iii)                              Subject to Section 4(b), Purchasers shall be responsible for any costs incurred in connection with the termination of a Veteran Secondee’s employment by or engagement with a Recipient following a Transfer, save that Seller shall be responsible for any payments in connection with the termination of the employment of such Secondee which arise as a result of any terms agreed between the Seller or relevant Subsidiary of the Seller and such Secondee which exceed to the Secondee’s benefit the standard practice of the Seller or relevant Subsidiary of the Seller.

(b)                               Gratuities.

(i)                                     Transferring Secondees.

A.                                    Transferring Interim Secondees.

a.                                      Where a Crystallisation in respect of a Transferring Interim Secondee occurs on the relevant Transfer Date or otherwise as a result of such Transfer, Seller is fully responsible for the Gratuity (subject to the Service Fees payable by Purchasers under Section 6 including the Secondment Gratuity Accrual, as set out therein).

b.                                      Where a Crystallisation in respect of a Transferring Interim Secondee does not occur on the relevant Transfer Date or otherwise as a result of such Transfer and liability for the non-Crystallised Gratuity therefore passes to the relevant Recipient, Purchasers are fully responsible for the Gratuity.

B.                                    Transferring Veteran Secondees.

a.                                      Where a Crystallisation in respect of a Transferring Veteran Secondee (i) occurs on the relevant Transfer Date or otherwise as a result of such Transfer or (ii) does not occur on the relevant Transfer Date or otherwise as a result of such Transfer and liability for the non-Crystallised Gratuity therefore passes to the relevant Recipient, Seller is responsible for the Historic Gratuity Accrual and Purchasers are responsible for the Secondment Gratuity Accrual and the Post-Transfer Gratuity Accrual.

(ii)                                  Non-transferring Secondees.

A.                                    Non-transferring Interim Secondees.

a.                                      If any Interim Secondee does not Transfer, Seller remains fully responsible for the Gratuity, save that if Purchasers or the relevant Recipient elects for any

Transfer as envisaged by Section 1(e)(i) not to occur in circumstances where it would otherwise be possible for such Transfer to occur (such election to be made by delivery of written notice to the Seller), the Seller or relevant Subsidiary of such Seller shall be entitled to terminate the employment or engagement of such Secondee and the Purchasers will be fully responsible for the Secondment Gratuity Accrual and the Historic Gratuity Accrual, provided that the Seller or relevant Subsidiary of the Seller notifies the Secondee of, and gives effect to (in a lawful and prudent manner), such termination within thirty (30) days of the receipt of such written notice from Purchaser or its Affiliate under this Section 4(a)(ii).

B.                                    Non-transferring Veteran Secondees

a.                                      If any Veteran Secondee does not Transfer, Seller remains fully responsible for the Gratuity.

(c)                                Indemnities.

(i)                                    Seller Indemnities.

Subject to Sections 4(a) and 4(b), Seller shall indemnify and keep indemnified Purchaser and the Recipients in full and on demand at all times from and against any and all Losses which Purchasers or the Recipients may in any way incur or suffer arising out of or in connection with:

A.                                    any liabilities referred to in Sections 4(a) and 4(b) which under those sections it is agreed are the responsibility of Seller;

B.                                    any Secondee making any claim against any Recipient including but not limited to a claim in respect of salary and/or benefits, wrongful dismissal, unfair dismissal, redundancy or a failure to duly inform and consult employees or their representatives, which claim is made against such Recipient arising out of or in connection with:

a.                                      the employment or engagement of any of the Secondees or the termination thereof in respect of the period:

i.                                          up to and including the Closing Date, including without limitation any Losses arising from any act or omission of Seller and its Affiliates or a failure by Seller and its Affiliates to discharge any obligation relating to any of the Secondees or anybody representing them;

ii.                                       from the Closing Date until and including the date on which such Secondee’s Secondment terminates, save where such Losses are caused by any act or omission of Recipient or a failure by Recipient to discharge any obligation relating to any of the Secondees or anybody representing them, whether such Losses are incurred before or after the relevant Transfer Date;

C.                                    any employee or former employee of Seller or any of its Affiliates (save for the Secondees who have transferred to the Recipient under Section 1(e)(i) of this Agreement) asserting that they have become an employee of Purchasers or another Recipient in which case Purchasers or the relevant Recipient shall be entitled to terminate such employment with immediate effect and without notice and the Seller shall indemnify and keep indemnified Purchasers or the relevant Recipient from and against any Losses arising out of or in connection with such employment or its termination; and

D.                                    any act or omission by Seller or any of its Affiliates, including for the avoidance of doubt, terminating the Secondees’ employment (other than any such termination (A) following the Purchasers’ or Recipient’s failure to transfer the employment of such Secondee in accordance with Section 1(e)(i) in circumstances where it would otherwise be possible for such Transfers to occur, or (B) at the written direction of the Purchasers or Recipient), which shall in any way prevent the Secondees from being seconded to the Recipient and performing the Services in accordance with this Agreement; and

E.                                     any act or omission by a Secondee on or prior to the later of the date on which Secondee’s Secondment is terminated and the Transfer Date in respect of that Secondee (if any), to the extent that such act or omission was substantially controlled by the Seller or any of its Subsidiaries.

(ii)                                 Purchaser Indemnities.

Subject to Sections 4(a) and 4(b), Purchasers shall indemnify and keep indemnified Seller and its Affiliates in full and on demand against any and all Losses which the Seller or its Affiliates may in any way incur or suffer as a result of:

A.                                    any liabilities referred to in Sections 4(a) and 4(b) which under those sections it is agreed are the responsibility of Purchasers;

B.                                    any Transferred Secondee making any claim against any Seller or its Affiliates, including but not limited to a claim in respect of salary and/or benefits, wrongful dismissal, unfair dismissal, redundancy, which claim is made against Seller or its Affiliates arising out of or in connection with the employment or engagement of any of the Transferred Secondees or the termination thereof in the period after the relevant Transfer Date (except where such claims arise as a result of any act or omission of Seller or its Affiliates); and

C.                                    any Losses arising from any act or omission of Purchasers or a Recipient or a failure by Purchasers or a Recipient to discharge any obligation relating to any of the Secondees, in respect of the period between but excluding the Closing Date and the relevant Transfer Date.

(d)                                The following provisions shall survive the expiration or termination of this Agreement: Section 3(d), this Section 4, Sections 7(c) - 7(h) (inclusive), Section 8, Section 9, Section 10, Section 11, Section 13 and Section 14, and any other provision that expressly provides that it shall survive such expiration or termination.

5.             Salary and Benefits.

(a)                                Seller shall continue to pay each Secondee’s salary or other contractual compensation (collectively, “Salaries”) and provide or make available any insurance, pension, Gratuities, or other benefits to which he or she is entitled as an employee (collectively, “Benefits”) for the duration of his or her Secondment.  In its capacity as employer, each Seller shall be responsible for all legally-required employer contributions, costs and tax obligations which are payable by it under Applicable Law to the appropriate authorities with respect to the Salaries and Benefits (the “Employment Costs”).  Purchasers or Recipient shall pay all costs and expenses other than the Salaries and Benefits related to each Secondment, including but not limited to travel expenses and the cost of any office space, equipment, including but not limited to computers and smartphones, and any administrative or other support reasonably necessary in order to perform the Services.

(b)                                Seller and its Subsidiaries shall not without the Purchasers’ prior written consent (not to be unreasonably withheld)  make, propose or agree to make any material changes to the terms and conditions of employment or engagement of any Secondee (including, for the avoidance of doubt, any increases to the Salary or Benefits of the Secondees), except for routine changes in the ordinary course of business, or remove, redeploy or replace any Secondee (or any person who would have been a Secondee but for their removal, redeployment or replacement).

6.             Fees.

(a)                                During the Term, Purchasers shall pay to Seller a monthly fee in an amount equal to the sum of the following: (i) the aggregate of all Salaries payable to the Secondees with respect to that calendar month, (ii) the aggregate cost of all Benefits provided to or made available to the Secondees (including, without limitation, the Secondment Gratuity Accrual in respect to such Secondees, subject to Section 4) with respect to that calendar month, plus (iii) the amount of any properly incurred Employment Costs with respect to that calendar month, plus (iv) the amount of all reasonable and properly allocated overhead charges for payroll administration incurred by Sellers relating to the Secondees with respect to that calendar month (the “Service Fees”).

(b)                                Where the Seller is responsible for a Historic Gratuity Accrual under Section 4(b)(i)B, it shall pay to Purchasers within thirty (30) days of a demand therefor an amount equal to such Historic Gratuity Accrual.

7.             Payment Terms.

(a)                                Not more than [          ] ([    ]) Business Days before the end of each Payroll Period during the Term, Seller shall submit to Purchasers in writing an invoice setting out in reasonable detail, by Recipient, (i) the Salaries, (ii) the Benefits, (iii) the Employment Costs to be paid, and (iv) the amount of allocated overhead charges to be attributable to each Secondee seconded to the Recipient in respect of such Payroll Period and the corresponding Service Fee for the same period.

(b)                                Purchasers shall (subject to Section 7(c) and Section 7(f)) pay Seller all invoiced charges in full promptly on receipt of each invoice, but in no event later than [          ] ([    ]) Business Days after receipt of the invoice, to enable Seller or the relevant Seller Subsidiary to use the Service Fees to pay the Salaries, and Benefits to the Secondees in arrears and pay the Employment Costs in connection therewith.

(c)                                 In the event that any Salaries or Benefits paid by Seller or the relevant Seller Subsidiary are less than the equivalent amounts set out in a corresponding invoice submitted to Purchasers pursuant to Section 7(a) and, as a result, the amount of the corresponding Service Fee paid by Purchaser (for example and without limitation because a Secondment terminates during the period between the date on which an invoice is issued and the date on which the corresponding Service Fee is paid), Seller shall promptly notify the Purchasers in writing and shall deduct such amount from the Service Fee set out in the next practicable invoice submitted by Seller to Purchasers pursuant to Section 7(a), or, at the election of Purchasers, will repay such amount to Purchasers within thirty (30) days and Seller shall indemnify and keep indemnified Purchasers in full and on demand in respect of the same.

(d)                                In the event that a Party considers that the other Party should make a payment to it to reflect the apportionment of responsibilities under Section 4(a) and Section 4(b), the former party shall promptly notify the latter party in writing and the latter Party shall make any such payment within thirty (30) days (except in the event that the latter Party gives the former Party written notice of a bona fide dispute in accordance with clause 7(f)).

(e)                                 If a Party fails to pay any charges or amounts due under this Agreement by the date on which such charges or amounts are due, such Party shall be obligated to pay to the other Party, in addition to the amount due, interest from and including the date such payment is due at an interest rate of two percent (2%) over the prime rate in effect during such period, as published in the eastern edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease publishing the prime rate.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

(f)                                  A Party will give the other Party written notice of any disputed charges or other amounts due under this Agreement within ten (10) days following receipt of the invoice (or other written notice) reflecting such charges or amounts, along with a description of the nature of the dispute and providing reasonable supporting evidence where practicable.  If a Party fails to dispute a charge or amount within such ten (10) day period, that Party’s right to dispute such charge or amount is automatically deemed to be waived without any further action on the part of any Party.  If a Party does dispute a charge or amount within such ten (10) day period in accordance with this Section 7(f), the Party which has received the applicable dispute notice will notify the other Party of its determination regarding disputed charges or amounts within fifteen (15) days after receipt of the applicable dispute notice and description and will credit the other Party’s account, if appropriate, within the fifteen (15)-day period.

Any dispute which is not resolved under this Section 7(f) will be resolved in accordance with the dispute resolution provisions of Section 14.

(g)                                 All amounts payable hereunder shall be paid in United States Dollars except that any such amounts which correspond to Salaries, Benefits and Employment Costs shall (where practicable) be remitted in such currencies in which such Salaries, Benefits and Employment Costs are paid, to a bank or other Person to be designated in an invoice or otherwise in writing by the Seller or relevant Subsidiary of such Seller receiving such funds, unless otherwise provided for and agreed upon in writing by the Parties, and shall be made subject to any deduction or withholding on account of tax required by Applicable Law.

(h)                                The obligations under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any Party or any of their respective Affiliates under any other agreement between the Parties or any of their respective Affiliates, including the Purchase Agreement or the Transition Services Agreement.

8.             Records and Documents.

(a)                                Seller shall be responsible for maintaining full and accurate accounts and records in respect of the Secondees and shall provide such additional information as Purchasers may reasonably request for purposes of their internal bookkeeping, accounting, operations and management.  To the extent not in conflict with the foregoing, Seller shall maintain its accounts and employee records in accordance with past practice.

(b)                                Purchasers and Recipient shall be responsible for maintaining full and accurate accounts and records in respect of the Secondees during the Secondment and shall provide Seller and its Affiliates on a bi-weekly basis (or such other basis as is appropriate) all information they may reasonably request to calculate and pay or otherwise provide the Salaries of each Secondee, which shall include but not be limited to all hours worked by the Secondee, the locations where the Services were rendered, and a description of any time off taken.

(c)                                 At any time during the Term of this Agreement, and for a period of six (6) months after termination or expiration of this Agreement, Purchasers, the other Recipients, or an authorized independent auditor or counsel of Purchasers or such Recipients, shall have the right to inspect Seller’s books and records relating to the Secondments upon reasonable (and no less than fifteen (15) days’) prior written notice during regular business hours and without undue disruption of the normal operations of Seller.  At any time during the Term of this Agreement, and for a period of six (6) months after termination or expiration of this Agreement, the Seller, its Affiliates, or an authorized independent auditor or counsel of the Seller or its Affiliates, shall have the right to inspect Purchasers and any other Recipients books and records relating to the Secondees upon reasonable (and no less than fifteen (15) days’) prior written notice during regular business hours and without undue disruption of the normal operations of Purchasers or Recipients.

(d)                                All information to which Purchasers, the Recipients, Seller, its Affiliates or their respective representatives gain access pursuant to this Section 8 shall be subject to the terms of the confidentiality provisions set forth in Section 11 of this Agreement.

9.             Independent Contractor Status.

This Agreement constitutes a contract for the provision of services only and not a contract of employment.  The Secondees shall at all times whilst they are Secondees under the terms of this Agreement be employees of the Seller or the relevant Subsidiary of Seller.  Nothing in this Agreement shall render or be deemed to render the Secondees as employees of the Recipient.  Nothing in this Agreement shall constitute or be construed as constituting or establishing any partnership or joint venture between the Parties for any purpose whatsoever.  None of the Parties shall be entitled to enter into agreements or other arrangements on behalf of any of the other parties.  The terms of this Agreement are not intended to cause any of the Parties and their Affiliates to become a joint employer for any purpose.

10.          Intellectual Property.

(a)                                To the fullest extent permitted by law, all Intellectual Property Rights which arise by virtue of the activities of the Secondees in the performance and supply of the Services (the “Relevant IPRs”) shall belong to the Recipient exclusively and absolutely and are hereby assigned by Seller or the relevant Subsidiary to the Recipient together with all rights of action accrued thereto.  Seller shall direct the Secondees to assign the Relevant IPRs to the Recipient together with all rights of actions accrued thereto.

(b)                                To the extent that any Relevant IPRs are not capable of being assigned by operation of Section 10(a) or fail to vest in the Recipient for any other reason, Seller shall direct that the applicable Secondee shall undertake to irrevocably appoint the applicable Recipient as the Secondee’s exclusive agent for administering such Relevant IPR and to irrevocably assign to the applicable Recipient any and all right, title and interest in and to all royalties and other payments to be paid to the Secondee pursuant to such Relevant IPRs.

(c)                                 Seller shall, and Seller shall direct that the Secondees shall, at the request and expense of the relevant Recipient, forthwith execute such documents and do such things as may be required to effectively assign to and vest in the Recipient all Relevant IPRs and enable the Recipient to register or otherwise obtain for its own benefit and in its own name any Relevant IPRs and to maintain, defend and enforce the interest of the Recipient in the Relevant IPRs. All reasonable costs associated with such activities will be paid by the Recipient.

(d)                                To the fullest extent permitted by law, Seller hereby irrevocably and unconditionally waives, and Seller shall direct that the Secondees irrevocably waive, any and all moral rights (whether conferred by the Copyright Designs and Patents Act 1988 or otherwise) which may arise directly out of, or in connection with, the performance by the Secondees and/or Seller of the Services.

(e)                                 For the purposes of this Agreement, “Intellectual Property Rights” means all (i) patents, patent disclosures and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith, (iii) copyrights and copyrightable works (including computer programs), and rights in data and databases, (iv) trade secrets, know-how and other confidential information, (v) all license rights, whether as licensor or as licensee, under any patent, trademark, copyright, trade secret, know how, and other proprietary information, and (vi) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

11.          Confidential Information.

(a)                                Except as otherwise required under Applicable Law, each Party hereto agrees that it shall, and shall cause its Affiliates to, maintain as confidential any and all information provided by or on behalf of either Party to the other, or otherwise obtained by such Party or its Affiliates after the date hereof in connection with or as a result of this Agreement.  The Parties further agree to cooperate with each other, and shall cause their respective Affiliates, to develop and implement security and file guarding procedures that are designed to maintain the integrity of the Parties’ confidential information and proprietary systems and software.  Nothing contained in this Section shall limit or affect in any way obligations of the Parties or their respective Affiliates to maintain the confidentiality of information pursuant to the Purchase Agreement.

(b)                                Notwithstanding the provisions of Section 11(a), each Party and its Affiliates may disclose confidential information to each other and to their own personnel to the extent required for the proper performance of this Agreement, conditional upon any such personnel being informed of the confidential nature of the information and the relevant Party using its commercially reasonably efforts to cause such personnel to comply with the provision of Section 11(a) as if it were a party to this Agreement.

(c)                                 If a Party becomes legally compelled to disclose any confidential information disclosed by the other Party, the receiving Party shall provide (i) prompt written notice of such requirement so that the disclosing Party may seek, at its sole cost and expense, a protective order or other remedy, and (ii) reasonable assistance, at the disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure. If, after providing such notice and assistance as required herein, the receiving Party remains required by Applicable Law to disclose any confidential information of the disclosing Party, the receiving Party shall disclose no more than that portion of the confidential information which the receiving Party is legally required to disclose and, upon the disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such confidential information will be afforded confidential treatment.

(d)                                If either Party becomes aware of any breach of confidence or unauthorized use of confidential information by any of its personnel, it shall promptly notify the other Party.

(e)                                 Immediately following the expiration or termination of this Agreement, each Party shall, and shall cause its Affiliates to, if requested in writing to do so by the other Party either (i) provide to the disclosing Party all of the disclosing Party’s confidential information and other data and materials which is then such Party’s (or its Affiliates’) control or possession; or (ii) at the written request of the disclosing Party, destroy or delete such confidential information and shall confirm to the disclosing Party in writing that it has done so.

12.          Protection of Business Interests.

Where the contract of employment between a Secondee and Seller or relevant Seller Subsidiary contains any provision intended to protect the interests of the Business, including without limitation any provision intended to restrict such Secondee from competing with the Business or any business carried out by a Recipient, Seller shall, subject to Applicable Law, direct (or shall procure that the relevant Seller Subsidiary directs) such Secondee to comply with such provision.

13.          Limitation of Liability, Indemnity; Disclaimer of Warranty.

(a)                                EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR

WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES FOR A PARTICULAR PURPOSE.

(b)                                Notwithstanding anything to the contrary, neither Seller nor any of its Affiliates shall have any liability in contract, tort (including negligence) or otherwise, for or in connection with the Secondment of the Secondees pursuant to this Agreement, the transactions contemplated by this Agreement or the actions or inactions of Seller or any of its Affiliates in connection with the Secondment of the Secondees, to any Purchaser Indemnified Party, except to the extent that a Purchaser Indemnified Party suffers, sustains or becomes subject to any losses, claims, liabilities, damages or expenses (“Losses”) that result from Seller’s or any of its Affiliates’ breach of this Agreement, or gross negligence or willful misconduct in connection with the Secondment of the Secondees, transactions, actions or inactions.

(c)                                 From and after the date of this Agreement, Seller shall defend, indemnify, and hold harmless the Purchaser Indemnified Parties from and against all Losses, which any Purchaser Indemnified Party may actually suffer, sustain or become subject to resulting from, arising out of, based upon the Secondment of the Secondees, or otherwise in respect of, any material breach of any representation, warranty, covenant or undertaking made by Seller pursuant to this Agreement; provided, that, (x) claims for indemnification made pursuant to this Section 13(c) shall be limited to, in the aggregate, the total amount of Service Fees paid or payable to Seller hereunder; save that no such cap shall apply in connection with (i) sums for which the Seller is liable pursuant to Section 4, (ii) any Losses sustained by any Purchaser Indemnified Party under the indemnity in Section 4(c), or (iii) as a result of the fraud, gross negligence or willful misconduct of Seller or any of its Affiliates; and (y) in no event will Seller (or any of its Affiliates) be liable to any Purchaser Indemnified Party for any special, indirect or consequential Losses, whether arising in contract, tort (including a Party’s negligence) or otherwise.

(d)                                From and after the date of this Agreement, Purchasers shall defend, indemnify, and hold harmless the Seller Indemnified Parties from and against all Losses which any Seller Indemnified Party may suffer or sustain or become subject to resulting from, arising out of, based upon or otherwise in respect of any material breach of any representation, warranty, covenant or undertaking made by Purchasers pursuant to this Agreement and any claims by third parties arising out of the acts or omissions of any and all Secondees with respect to the Services; provided that, (x) claims for indemnification made pursuant to this Section 13(d) shall be limited to, in the aggregate, the total amount of Service Fees paid or payable to Seller hereunder; save that no such cap shall apply in connection with (i) sums for which any Purchaser or any of its Affiliates  is liable pursuant to Section 4, (ii) any Losses sustained by any Seller Indemnified Party under the indemnity in Section 4(c), or (iii) as a result of the fraud, gross negligence or willful misconduct of any Purchaser or any of its Affiliates; and (y) in no event will Purchasers (or any of their Affiliates) be liable to any Seller Indemnified Party for any special, indirect or consequential Losses, whether arising in contract, tort (including a Party’s negligence) or otherwise.

(e)                                 Each Person entitled to indemnification under this Agreement shall take commercially reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

(f)                                  In the event Seller (or any Seller Indemnified Party) or Purchasers (or any Purchaser Indemnified Party), as applicable (an “Indemnitee”), shall have a claim for indemnity against the other Party (the “Indemnitor”) under the terms of this Agreement arising out of a third party claim, the Parties shall follow the procedures set forth in Section 8.6 of the Purchase Agreement as if fully set forth herein.

(g)                                 The amount of any Loss subject to indemnification under this Agreement shall be calculated net of (i) any Tax Benefit (as defined in Section 8.7 of the Purchase Agreement) received by the Indemnitee or any of its Affiliates on account of such Loss and (ii) any insurance proceeds (net of direct collection expenses) or any indemnity, contribution or other similar payment received by the Indemnitee from any third party with respect thereto.  If the Indemnitee receives a Tax Benefit on account of any Loss after an indemnification payment is made to it with respect to such Loss, the Indemnitee shall promptly pay to the Indemnitor the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized by the Indemnitee.  The Indemnitee shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.  In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery less any costs of recovery or any taxes incurred on the amount recovered shall be made promptly to the Indemnitor.  The Indemnitors shall be subrogated to all rights of the Indemnitees and their Affiliates in respect of any Losses indemnified by the Indemnitors.

(h)                                Without prejudice to the terms of the Purchase Agreement, and except as expressly provided in Section 13(i), the indemnifications provided by Section 4, Section 13(c), and Section 13(d) shall be the sole and exclusive remedy for any Loss incurred by the Purchaser Indemnified Parties or the Seller Indemnified Parties (as the case may be) with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by Seller or Purchasers in this Agreement or in any exhibit or schedules hereto.

(i)                                    Each Party recognizes and expressly acknowledges and agrees that any failure by it or its Affiliates (including, in the case of Seller, the Secondees) to perform their respective obligations under this Agreement or other breach of this Agreement by such Party may cause irreparable injury to the other Party for which an adequate monetary remedy may not exist.  Accordingly, each Party agrees that the other Party may seek and obtain temporary injunctive and other temporary equitable relief (including an order of specific performance), in each case without necessity of posting a bond, restraining such breach or threatened breach or compelling the cure thereof, and that such relief may be sought, among other options, in the form of a temporary restraining order obtained in an ex parte proceeding.  The rights provided under this Section 13(i) shall be in addition to, and not in lieu of, any other rights and remedies available to Purchasers.

(j)                                   No claim shall be brought or maintained by the Purchaser Indemnified Parties or the Seller Indemnified Parties or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of any Party which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any Party set forth or contained in this Agreement or any exhibit or schedule hereto.

(k)                                The Purchaser Indemnified Parties may not avoid the limitations on liability set forth in this Section 13 by seeking damages for breach of contract, tort or pursuant to any other theory of liability and the Purchaser Indemnified Parties hereby waive such claims to the fullest extent permitted under Applicable Law.

14.          Dispute Resolution.

Prior to the initiation of any action, lawsuit, proceeding or other claim relating to this Agreement and subject to the obligations set forth in Section 1(f), any dispute, controversy or claim arising out of or in connection with this Agreement or the transactions contemplated hereby shall first be referred to the Service Managers, who shall attempt in good faith to resolve any such dispute, controversy or claim.  Any dispute, controversy or claim that is not resolved by the Service Managers shall be referred to the [Executive Officer] of Seller and the [Executive Officer] of Purchasers.  In the event that any Party, after complying with the provisions set forth in this Section 14 desires to commence an action, lawsuit, proceeding or other claim relating to this Agreement, such Party, subject to Section 15(o), may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction.

15.                               Miscellaneous.

(a)                                Authorization.  Each Party hereby represents and warrants to the other Party that: (i) it has full power and authority to enter into this Agreement and perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement; (iii) this Agreement has been duly executed and delivered by such Party and assuming that this Agreement is a valid and binding obligation of the other Party, this Agreement constitutes a valid and binding obligation of such Party, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies; and (iv) delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of Applicable Law or of its charter or bylaws (or equivalent documents) or any material agreement, instrument or order binding on such Party.

(b)                                Compliance.  Each Party shall be responsible for its own compliance with any and all Applicable Laws applicable to its performance under this Agreement.  No Party will take any action in violation of any such Applicable Law that would reasonably be likely to result in liability being imposed on the other Party.  Without limiting the foregoing, Purchasers acknowledge and agree that Seller shall not, and may refuse to, make any Secondment to the extent that the making such Secondment would require Seller, or any of its directors, officers, employees, agents or Affiliates, to violate  any Applicable Laws or any Seller policies and/or procedures (it being confirmed by Seller that, as at the date of this Agreement, it is not aware of any such Applicable Laws or policies and procedures that will be violated by the making of the Secondment).  Purchasers shall, and shall cause each of the other Recipients, to follow the policies and procedures of Seller and its Affiliates that are known to Purchasers or any other Recipient with respect to the services provided to it by Seller or its Affiliates, including those in effect immediately prior to the Closing Date and any changes thereto that are known to Purchasers or any Recipient.  Without limiting the foregoing, Purchasers shall, and shall cause each of the other Recipients to, comply with all policies, procedures and regulations of Seller or its Affiliates relating to continuity of business, computer and network security measures and data encryption that are known to Purchasers or any other Recipient, including any security requirements reasonably requested by Seller or its Affiliates.  Each Party shall be responsible for its Affiliates’, and its and their subcontractors’, consultants’ and agents compliance with the terms and conditions of this Agreement.

(c)                                 Parties in Interest.  Other than Persons entitled to receive indemnification under Section 4(c), Section 13(c) and Section 13(d), nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties, the other Recipients, and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.  Each Purchaser Indemnified Party other than Purchasers, and each Seller Indemnified Party other than Seller, is an express, third party beneficiary of Section 4(c), Section 13(c) and Section 13(d).

(d)                                Schedules.  The Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

(e)                                 Entire Agreement.  The terms of this Agreement (including the Employee Schedule) and other documents and instruments referenced herein (including the Purchase Agreement) are intended by the Parties as a final expression of their agreement with respect to the subject matter hereof and thereof and may not be contradicted by evidence of any prior or contemporaneous agreement.  The Parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement.

(f)                                  Amendment and Waiver.  Any provision of this Agreement or the Employee Schedule may be amended or waived only in a writing signed by all of the Parties.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

(g)                                 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) when transmitted via email to the email address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (iii) the day following the day (except if not a Business Day then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (iv) the third (3rd) Business Day following the day on which the same is sent by certified or registered U.S. mail, postage prepaid.  Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Purchasers:

Attention:
Telephone No.:
Email:

with a copy to (which copy shall not constitute notice hereunder):

Attention:
Email:

Notices to Seller:

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor
Philadelphia, PA 19103

Attention:                 David L. Richter,

Chief Executive Officer

Telephone No.: (215) 309-7701

Email: DavidRichter@hillintl.com

with a copy to (which copy shall not constitute notice hereunder):

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, PA 19103

Attention:                 William H. Dengler, Jr.,

Executive Vice President and General Counsel

Telephone No.: (215) 309-7957

Email: WilliamDengler@hillintl.com

(h)                                Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided that: (i) Purchasers may assign any of their rights and interests (but not their respective obligations) hereunder (A) to any other Recipient, or (B) by way of security to any of its lending banks in connection with the Purchase; and

(ii) Seller may assign any of its rights and interests (but not its obligations) hereunder to any other member of the Seller Group.

(i)                                    Successors and Assigns.  Subject to Section 15(h), this Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

(j)                                   Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(k)                                References.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no captions had been used in this Agreement.  Unless the context otherwise requires, any reference to a “Section” or “Schedule” shall be deemed to refer to a section of this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  English shall be the governing language of this Agreement.  The word “including” shall mean “including, without limitation.”

(l)                                    Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(m)                            Force Majeure.  No Party shall be in default of its obligations hereunder for any delays or failure in performance to the extent resulting from any cause or circumstance beyond such Party’s reasonable control as long as the Party exercises commercially reasonable efforts to perform its obligations in a timely manner.

(n)                                Delivery by PDF.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronically transmitted portable document format, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of either Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party.  No Party shall raise the use of electronic transmission in portable document format to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of electronic transmission in portable document format as a defense to the formation of a contract and each Party forever waives any such defense.

(o)                                Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

(p)                                Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each Party hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought exclusively in the United States District Court for the District of Delaware and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each Party hereby irrevocably consents to the service of process of any of the aforementioned court in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 15(g).

(q)                                Waiver of Trial by Jury.  THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

[Signature Pages Follow]

IN WITNESS WHEREOF, Purchasers and Seller have executed this Agreement as of the date first above written.

PURCHASERS

LIBERTY MERGECO, INC.

By:

Name:

Title:

LIBERTY BIDCO UK LIMITED

By:

Name:

Title:

SELLER

HILL INTERNATIONAL, INC.

By:

Name:

Title:

[Signature Page to Employee Services Agreement]

Exhibit C

ESCROW AGREEMENT

among

LIBERTY MERGECO, INC.,

LIBERTY BIDCO UK LIMITED,

HILL INTERNATIONAL, INC.,

HILL INTERNATIONAL N.V,

and

CITIBANK, N.A., as Escrow Agent

Dated as of

ESCROW AGREEMENT (this “Agreement”), dated as of                                  ,           , by and among Liberty Mergeco, Inc., a Delaware corporation (the “US Purchaser”) and Liberty Bidco UK Limited, a corporation incorporated under the laws of England and Wales (the “UK Purchaser” and, together with the US Purchaser, the “Purchaser”), Hill International, Inc., a Delaware corporation (“Hill Delaware”), and Hill International N.V., a corporation organized under the laws of the Netherlands (“Hill N.V.” and, together with Hill Delaware, the “Seller”), and Citibank, N.A., a national banking association organized and existing under the laws of the United States of America (“Citibank”) solely in its capacity as escrow agent under this Agreement, and any successors appointed pursuant to the terms hereof (Citibank in such capacity, the “Escrow Agent”). Purchaser and Seller are sometimes collectively referred to herein as the “Interested Parties” and each individually as an “Interested Party”.

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of                    , 2016 (the “Purchase Agreement”), by and among the Interested Parties (among other parties), the Interested Parties have agreed to establish an escrow arrangement for the purposes set forth therein. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

WHEREAS, the Interested Parties wish to appoint Citibank as Escrow Agent and Citibank is willing to accept such appointment and to act as Escrow Agent, in each case upon the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby irrevocably acknowledged, the parties hereto agree as follows, with the intent to be legally bound:

1.                                      Establishment of Escrow Account. On the date hereof, Hill Delaware shall deposit with the Escrow Agent (a) a stand-by letter of credit having a stated amount equal to $3,750,000(1) (the “Indemnity Escrow Property” and such letter of credit the “Indemnity Letter of Credit”) and (b) immediately available funds in the amount of $5,000,000 (the “Completion Accounts Escrow Property” and, together with the Indemnity Escrow Property, the “Escrow Property”), and the Escrow Agent shall hold the Escrow Property, including holding all cash portions thereof in a non-interest bearing deposit account established with the Escrow Agent (the “Escrow Property Account”). Any compensation or investment income or proceeds received thereon, if any, from time to time will become part of the  Indemnity Escrow Property.

2.                                      Claims and Payment; Release from Escrow.

(a)                                 Disbursement upon Joint Written Instructions. Except as otherwise contemplated by Section 2(b) and (c), the Escrow Agent shall disburse the Escrow Property (including any amounts drawn on the Indemnity Letter of Credit), or any portion thereof, only in accordance with the joint written instructions signed by an authorized person of each of the Seller and the Purchaser (the person(s) so designated from time to time, the “Authorized Persons”) (such signed joint written instructions, “Joint Instructions”). Such Joint Instructions

(1)  Note to draft: This agreement remains subject to adjustment prior to closing to reflect letter of credit mechanics.

shall set forth sufficient payment instructions for each portion of the Escrow Property to be distributed and the Escrow Agent shall act solely upon the Joint Instructions. The Interested Parties, as between themselves, agree that any such Joint Instructions that disburse any Escrow Property to the Seller shall apportion such disbursement between Hill Delaware and Hill N.V. as required by the Purchase Agreement. For the avoidance of doubt, when the Net Working Capital is finally determined in accordance with the Purchase Agreement, the Interested Parties agree, as between themselves, to deliver a Joint Instruction providing for the release of the Completion Accounts Escrow Property in accordance with Sections 1.5 and 1.6 of the Purchase Agreement.

(b)                                 Disbursement Pursuant to Claims.

(1)                                 From time to time at or prior to 5:00 p.m. New York City time on                      ,         (2) (such anniversary, the “Escrow Termination Date”), an Authorized Person of the Purchaser (on behalf of itself or another Purchaser Indemnified Party) may deliver to the Escrow Agent and the Seller any number of written notices of claims for indemnification (each, an “Escrow Claim Notice”) in accordance with the Purchase Agreement, which (subject to the provisions of the Purchase Agreement) shall (A) describe in reasonable detail the claim and the basis of the Purchaser Indemnified Party’s request for indemnification, and contain a good faith estimate of the amount of the Losses attributable to such claim (the “Claim Amount”) and that the Purchaser Indemnified Party may be entitled to indemnification or other payment from the Indemnity Escrow Property pursuant to the terms of the Purchase Agreement (an “Indemnification Obligation”), and (B) specify detailed payment instructions for such Purchaser Indemnified Party (if applicable). Any Escrow Claim Notice delivered pursuant to this Section 2(b)(1) with respect to any unliquidated Indemnification Obligation may be supplemented, prior to such time as any amount with respect to such Escrow Claim Notice is distributed hereto, by a later Escrow Claim Notice specifying the applicable Claim Amount or any other items set forth therein. The Escrow Agent shall promptly forward to the Seller a copy of any Escrow Claim Notice received from the Purchaser.

(2)                                 If the Seller objects to the Indemnification Obligation or any portion of the Claim Amount specified in such Escrow Claim Notice, the Seller shall, within 30 calendar days after delivery by the Escrow Agent of a copy of such Escrow Claim Notice received from the Purchaser to the Seller (the “Reply Period”), deliver to the Escrow Agent, a certificate (a “Claim Reply Certificate”), with a copy of such Claim Reply Certificate to the Purchaser, (A) noting, in reasonable detail, its objection to the Indemnification Obligation or Claim Amount and (B) specifying in reasonable detail, to the extent possible, the basis for such objection. The Escrow Agent shall promptly forward to the Purchaser a courtesy copy of any Claim Reply Certificate received from the Seller. The Purchaser and the Seller shall promptly negotiate in good faith to attempt to reach written resolution of any objections raised in a Claim Reply Certificate.

(3)                                 If a Claim Reply Certificate is not received by the Escrow Agent from the Seller prior to the expiration of the Reply Period with respect to any Escrow Claim Notice, then the Seller shall be deemed to have agreed to the Purchaser’s right to

(2)  Insert one year anniversary of closing.

2

receive the Claim Amount specified in such Escrow Claim Notice with respect to the applicable Indemnification Obligation (a “Payment Authorization”). If a Claim Reply Certificate pursuant to which the Seller objects to only a portion of the Claim Amount specified in the applicable Escrow Claim Notice is received by the Escrow Agent from the Seller prior to the expiration of the Reply Period, then the Seller shall be deemed to have delivered a Payment Authorization acknowledging the Purchaser’s right to receive the uncontested portion of such Claim Amount.

(4)                                 If the Escrow Agent receives a Claim Reply Certificate pursuant to Section 2(b)(2) the portion of the Claim Amount contested in such Claim Reply Certificate shall not be released to the Purchaser, except upon receipt by the Escrow Agent of either (A) Joint Instructions directing the Escrow Agent to release the Claim Amount (or any other amount mutually agreed upon by such parties) to the Purchaser or (B) a final non-appealable order of a court of competent jurisdiction, a copy of which is delivered to the Escrow Agent by either the Seller or the Purchaser and concurrently to the other party hereto, that instructs the Escrow Agent as to the disbursement of all or any portion of the Escrow Property along with opinion of counsel of the prevailing Interested Party to the effect that such order is final and non-appealable and written payment instructions of the prevailing Interested Party to effectuate such order (a “Final Award”), relating to the Indemnification Obligations referred to in such Claim Reply Certificate demonstrating that the Purchaser Indemnified Parties are entitled to indemnification for such Claim Amount pursuant to the Purchase Agreement (or any other amount set forth in such Final Award) (either (A) or (B) being deemed a Payment Authorization hereunder). The Escrow Agent may request (at the expense of the presenting party) and conclusively rely upon an opinion of counsel to the effect that any order of a court is final, non-appealable, and from a court of competent jurisdiction.

(5)                                 As soon as practicable following a Payment Authorization (but in no event later than three Business Days thereafter), the Escrow Agent shall draw on the Indemnity Letter of Credit the amount authorized by such Payment Authorization and disburse such amount to the Purchaser by wire transfer of immediately available funds to the Purchaser’s account set forth in Section 12(b) or to such other account or a Purchaser Indemnified Party identified by the Purchaser in the Escrow Claim Notice.

(c)                                  Other Disbursement.(3) Within three Business Days following the Escrow Termination Date, the Escrow Agent shall disburse to the Seller pursuant to its wire transfer instructions set forth in Section 12(b) the Indemnity Escrow Property remaining in the Escrow Property Account at such time after deduction of the aggregate Claim Amounts paid; provided, however that if any claims under any Escrow Claim Notice are then pending, the aggregate Claim Amounts for such claims, or such other amounts as the Purchaser and the Seller may agree in writing and communicate to the Escrow Agent no later than the Escrow Termination Date, shall not be disbursed on such date but shall be retained by the Escrow Agent until the Escrow Agent receives Joint Instructions or notice of a Final Award as contemplated in Section 2(b)(4).

(3)  Note to draft: Mechanics regarding Indemnity Letter of Credit release to be implemented following review of letter of credit and in consultation with the Escrow Agent.

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(d)                                 The Escrow Agent shall act solely upon the instructions, notices, claims and objections it receives from the Interested Parties under this Section 2 and shall not be responsible for determining whether such instructions are in accordance with the Purchase Agreement.

3.                                      Investment of Funds.

(a)                                 Unless otherwise instructed in writing by the Interested Parties,  the cash portions of the Escrow Property shall be held in a “noninterest-bearing deposit account” insured by the Federal Deposit Insurance Corporation (“FDIC”) to the applicable limits. Thereafter, any other investment and any instruction to change investments must be in writing executed by the Interested Parties, which shall specify the type and identity of the investments to be purchased and/or sold (the “Permitted Investments”), provided that such instructions are received by the Escrow Agent at least two Business Days prior to the proposed date of such investment, and such investment is available to the Escrow Agent. Any Escrow Property or written notice to remit payment received by the Escrow Agent after 11:00 a.m. New York City time shall be treated as if received on the following Business Day. For purposes of this Agreement, “Business Day” shall mean any day that the Escrow Agent is open for business.

(b)                                 Any investment direction contained herein may be executed through an affiliated broker dealer of the Escrow Agent and will be entitled to such usual and customary fee. Neither the Escrow Agent nor any of its affiliates assume any duty or liability for monitoring the investment rating.

4.                                      Tax Matters.

(a)                                 The Interested Parties agree that, unless otherwise specified in this Agreement, any earnings from the Escrow Property during a calendar year period shall be (i) treated as the income of the Purchaser, with [  ]% being allocated to the US Purchaser and [  ]% being allocated to the UK Purchaser,(4) and (ii) shall be reported on an annual basis by the Escrow Agent on the appropriate United States Internal Revenue Service (“IRS”) Form 1099 INT (or IRS Form 1042-S), as required pursuant to the Internal Revenue Code of 1986, as amended (“Code”) and the regulations thereunder.

(b)                                 If IRS imputed interest requirements apply, the Interested Parties shall provide the Escrow Agent prior to any disbursement, a detailed schedule indicating he allocation of such disbursement from the Escrow Property between (i) principal, (ii) imputed interest to be reported on IRS Form 1099 INT or 1042S or (iii) Original Issue Discount (“OID”) to be reported on Form 1099 OID, along with the relevant payee tax information, documentation, and proportionate interest thereof. The Escrow Agent shall rely solely on such information and shall have no responsibility for the accuracy or completeness of any such calculations or information or for the failure of the Interested Parties to provide such information.

(c)                                  The Interested Parties shall upon the execution of this Agreement provide the Escrow Agent with a duly completed and properly executed IRS Form W-9 (or original

(4)  Note to draft: to be allocated in accordance with their respective portions of the total purchase price.

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applicable IRS Form W-8, in the case of a non-U.S. person) along with any supporting documentation certifying such Interested Party’s tax status for U.S. tax information reporting purposes and tax identification number. In the event the payee is not an Interested Party or a party to this Agreement, the Interested Parties shall provide the Escrow Agent with the applicable duly completed and properly executed IRS Form along with any required supporting documentation from such payee prior to payment being made. The Interested Parties understand that, in the event valid U.S. tax forms or other required supporting documentation are not provided to the Escrow Agent, the tax law may require withholding of tax on any earnings, proceeds or distributions from the Escrow Property and further, such withholdings will be taken from the Escrow Property and deposited with the IRS in the manner prescribed for the Escrow Agent to perform its reporting obligations under the Code, the Foreign Account Tax Compliance Act and any other applicable law or regulation. Any amounts withheld pursuant to the preceding sentence will be treated as distributions to the person(s) from whom such amounts were withheld.

(d)                                 Should the Escrow Agent become liable for the payment of taxes, including withholding taxes relating to any funds, including interest and penalties thereon, held by it pursuant to this Agreement or any payment made hereunder, the Interested Parties agree, jointly and severally, to reimburse the Escrow Agent for such taxes, interest and penalties upon demand. Without limiting the foregoing, the Escrow Agent shall be entitled to deduct such taxes, interest and penalties from the Escrow Property.

(e)                                  The Interested Parties and the Escrow Agent agree that the Escrow Agent will not be responsible for providing tax reporting and withholding for payments which are for compensation for services performed by an employee or independent contractor.

(f)                                   The Escrow Agent’s rights under this Section shall survive the termination of this Agreement or the resignation or removal of the Escrow Agent. The Interested Parties hereby represent to the Escrow Agent no other tax reporting of any kind is required in connection with this Agreement.

5.                                      Concerning the Escrow Agent.

(a)                                 Escrow Agent Duties. Each Interested Party acknowledges and agrees that (i) the duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth in this Agreement, each of which is administrative or ministerial (and shall not be construed to be fiduciary) in nature, and no duties, responsibilities or obligations shall be inferred or implied, (ii) the Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby, and (iii) the Escrow Agent shall not be required to expend or risk any of its own funds to satisfy payments from the Escrow Property hereunder.

(b)                                 Liability of Escrow Agent. The Escrow Agent shall not be liable for any damage, loss or injury resulting from any action taken or omitted in the absence of gross negligence or willful misconduct (as finally adjudicated by a court of competent jurisdiction).

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The Escrow Agent shall not be liable or responsible for the investment or reinvestment of any Escrow Property, or any liquidation of such investment or reinvestment, executed in accordance with the terms of this Agreement, including, without limitation, any liability for any delays in the investment or reinvestment of the Escrow Property, any loss of interest incident to any such delays, or any loss or penalty as a result of the liquidation of any investment before its stated maturity date. The Escrow Agent shall be entitled to rely upon any instruction, notice, request or other instrument delivered to it without being required to determine the authenticity or validity thereof, or the truth or accuracy of any information stated therein. The Escrow Agent may act in reliance upon any signature believed by it to be genuine and may assume that any person purporting to make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. The Escrow Agent may consult with counsel satisfactory to it, and the opinion or advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it in good faith and in accordance with the opinion and advice of such counsel. The Escrow Agent shall not incur any liability for not performing any act or fulfilling any obligation hereunder by reason of any occurrence beyond its control (including, without limitation, any provision of any present or future law or regulation or any act of any governmental authority, any act of God or war or terrorism, or the unavailability of the Federal Reserve Bank wire services or any electronic communication facility).

(c)                                  Reliance on Orders. The Escrow Agent is authorized to comply with final orders issued or process entered by any court with respect to the Escrow Property, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Property is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized to rely upon and comply with any such order, writ, judgment or decree which it is advised is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the Interested Parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

(d)                                 Unlawful Gambling. In accordance with the Unlawful Internet Gambling Act (the “Act”), the Interested Parties may not use the Escrow Account or other Citibank facilities in the United States to process ‘restricted transactions’ as such term is defined in 31 CFR Section 132.2(y). Therefore, neither the Interested Parties nor any person who has an ownership interest in or control over the Escrow Account may use it to process or facilitate payments for prohibited internet gambling transactions. For more information about the Act, including the types of transactions that are prohibited, please refer to the following link: http://www.federalreserve.gov/NEWSEVENTS/PRESS/BCREG/20081112B.HTM.

(e)                                  Secure E-mail. Notwithstanding anything to the contrary herein, any and all e-mail communications (both text and attachments) by or from the Escrow Agent that the Escrow Agent deems to contain confidential, proprietary, and/or sensitive information shall be

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encrypted. The recipient (the “E-mail Recipient”) of the encrypted e-mail communication will be required to complete a registration process. Instructions on how to register and/or retrieve an encrypted message will be included in the first secure e-mail sent by the Escrow Agent to the E-mail Recipient. Additional information and assistance on using the encryption technology can be found at Citibank’s Secure E-mail website at www.citi.com/citi/citizen/privacy/email.htm or by calling (866) 535-2504 (in the U.S.) or (904) 954-6181.

(f)                                   Tax Advice. The Escrow Agent, its affiliates, and its employees are not in the business of providing tax or legal advice to any taxpayer outside of the Escrow Agent and its affiliates. This Agreement and any amendments or attachments are not intended or written to be used, and cannot be used or relied upon, by any such taxpayer or for the purpose of avoiding tax penalties. Any such taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

6.                                      Compensation, Expense Reimbursement and Indemnification.

(a)                                 Compensation. Each of the Interested Parties covenants and agrees, jointly and severally, to pay the Escrow Agent’s fees and expenses specified in Schedule A. Any attorney’s fees incurred in connection with the preparation and negotiation of this Agreement and any Escrow Agent acceptance fees shall be due and payable upon the execution of this Agreement. The Escrow Agent will provide a statement of any such fees to the Interested Parties concurrently with the execution of this Agreement. As between themselves, each of the Seller and the Purchaser covenants and agrees to pay 50% of the Escrow Agent’s fees and expenses specified in Schedule A.

(b)                                 Security and Offset. The Interested Parties hereby grant to the Escrow Agent a first lien upon, and right of offset against, the Escrow Property with respect to any fees or expenses due to the Escrow Agent hereunder (including any claim for indemnification hereunder). In the event that any fees or expenses, or any other obligations owed to the Escrow Agent (or its counsel) are not paid to the Escrow Agent within 30 calendar days following the presentment of an invoice for the payment of such fees and expenses or the demand for such payment, then the Escrow Agent may, without further action or notice, pay such fees from the Escrow Property and may sell, convey or otherwise dispose of any Escrow Property for such purpose. The Escrow Agent may in its sole discretion withhold from any distribution of the Escrow Property an amount of such distribution it reasonably believes would, upon sale or liquidation, produce proceeds equal to any unpaid amounts to which the Escrow Agent is entitled to hereunder.

(c)                                  Indemnification. Each of the Interested Parties covenants and agrees, jointly and severally, to indemnify the Escrow Agent and its employees, officers, directors, affiliates, and agents (each, an “Escrow Agent Indemnified Party”) for, hold each Escrow Agent Indemnified Party harmless from, and defend each Escrow Agent Indemnified Party against, any and all claims, losses, actions, liabilities, costs, damages and expenses of any nature incurred by any Escrow Agent Indemnified Party, arising out of or in connection with this Agreement or with (a) the administration of its duties hereunder, including but not limited to attorney’s fees, costs and expenses, tax liabilities (including any taxes, interest and penalties but

7

excluding any income tax liabilities associated with the Escrow Agent’s fees), and other costs and expenses of defending or preparing to defend against any claim of liability (whether threatened or initiated), except to the extent such loss, liability, damage, cost or expense shall have been finally adjudicated by a court of competent jurisdiction to have resulted solely from the Escrow Agent Indemnified Party’s own gross negligence or willful misconduct; or (b) its following any instructions or other directions from the  Purchaser or Seller, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. Each Escrow Agent Indemnified Party shall have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the fees and expenses of such counsel shall be paid upon demand by the Interested Parties jointly and severally. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable, directly or indirectly for special, indirect, incidental, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent. As between themselves, each of the Seller and the Purchaser covenants and agrees to pay 50% of the obligations set forth in this Section 6.

7.                                      Dispute Resolution. In the event of any disagreement among any of the Interested Parties to this Agreement, or between any of them and any other person, resulting in adverse claims or demands being made with respect to the subject matter of this Agreement, or in the event that the Escrow Agent, in good faith, is in doubt as to any action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands and refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be liable in any way or to any person for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to so refuse to act and refrain from acting until (i) the rights of all parties having or claiming an interest in the Escrow Property or the Escrow Account shall have been fully and finally adjudicated by a court of competent jurisdiction, or all differences and doubts shall have been resolved by agreement among all of the Interested Parties, and (ii) the Escrow Agent shall, in the case of adjudication by a court of competent jurisdiction, have received a final order, judgment or decree by such court of competent jurisdiction, which order, judgment or decree is not subject to appeal, and in the case of resolution of differences and doubts by agreement, have received a notice in writing signed by an Authorized Person (as defined below) of each of the Interested Parties setting forth in detail the agreement. The Escrow Agent shall be entitled to receive (from and at the expense of the presenting party) an opinion of counsel to the effect that any order, judgment or decree is final and not subject to appeal. The Escrow Agent shall have the option, after 30 calendar days’ notice to the Interested Parties of its intention to do so, to petition (by means of filing an action in interpleader or any other appropriate method) any court of competent jurisdiction, for instructions with respect to any dispute or uncertainty, and to the extent required or permitted by law, pay into such court the Escrow Property for holding and disposition in accordance with the instructions of such court. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be the joint and several obligation of, the Interested Parties. The rights of

8

the Escrow Agent under this Section 7 are cumulative of all other rights which it may have by law or otherwise.

8.                                      Exclusive Benefit. Except as specifically set forth in this Agreement, this Agreement is for the exclusive benefit of the parties to this Agreement and their respective permitted successors, and shall not be deemed to give, either expressly or implicitly, any legal or equitable right, remedy, or claim to any other entity or person whatsoever. Except as otherwise provided in Section 19 below, no party may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties.

9.                                      Resignation and Removal.

(a)                                 The Interested Parties may remove the Escrow Agent at any time by giving to the Escrow Agent thirty (30) calendar days’ prior written notice of removal signed by an Authorized Person of each of the Interested Parties. The Escrow Agent may resign at any time by giving to each of the Interested Parties thirty (30) calendar days’ prior written notice of resignation.

(b)                                 Within thirty (30) calendar days after giving the foregoing notice of removal to the Escrow Agent or within thirty (30) calendar days after receiving the foregoing notice of resignation from the Escrow Agent, the Interested Parties shall appoint a successor escrow agent and give notice of such successor escrow agent to the Escrow Agent. If a successor escrow agent has not accepted such appointment by the end of such (i) 30-day period, in the case of the Escrow Agent’s removal, or (ii) 30-day period, in the case of the Escrow Agent’s resignation, the Escrow Agent may either (A) safe keep the Escrow Property until a successor escrow agent is appointed, without any obligation to invest the same or continue to perform under this Agreement, or (B) apply to a court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief.

(c)                                  Upon receipt of notice of the identity of the successor escrow agent, the Escrow Agent shall either deliver the Escrow Property then held hereunder to the successor escrow agent, less the Escrow Agent’s fees, costs and expenses, or hold such Escrow Property (or any portion thereof) pending distribution, until all such fees, costs and expenses are paid to it.

(d)                                 Upon delivery of the Escrow Property to the successor escrow agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

10.                               Governing Law; Jurisdiction; Waivers.

(a)                                 The parties agree that, to the extent such laws would otherwise not apply, this Agreement (including this choice-of-law provision) and the rights and obligations of the parties to this Agreement shall be governed by, construed in accordance with, and all controversies and disputes arising under, in connection with or in relation to this Agreement shall be resolved pursuant to the laws of State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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(b)                                 The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the District of Delaware, for any proceedings commenced regarding this Agreement, including, but not limited to, any interpleader proceeding or proceeding for the appointment of a successor escrow agent the Escrow Agent may commence pursuant to this Agreement. The parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings and irrevocably waive any objection to venue or inconvenient forum for any proceeding brought in any such court.

(c)                                  To the extent that in any jurisdiction any Interested Party may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each such party hereby irrevocably agrees not to claim, and hereby waives, such immunity.

(d)                                 The parties irrevocably and unconditionally waive any right to trial by jury with respect to any proceeding relating to this Agreement.

11.                               Identifying Information. To help the U.S. government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When an account is opened, the Escrow Agent will ask for information that will allow the Escrow Agent to identify relevant parties. The Interested Parties hereby acknowledge such information disclosure requirements and agree to comply with all such information disclosure requests from time to time from the Escrow Agent.

12.                               Notices; Instructions.

(a)                                 Any notice or instruction permitted or required hereunder shall be in writing in English, and shall be sent (i) by personal delivery, (ii) by a nationally recognized overnight courier or delivery service, (iii) by registered or certified mail, return receipt requested, postage prepaid, (iv) by confirmed facsimile, or (v) by e-mail with a PDF attachment thereto of an executed document, in each case addressed to the address and person(s) designated below their respective signature hereto (or to such other address as any such party may hereafter designate by written notice to the other parties). Notices to the Escrow Agent shall only be effective upon actual receipt by the Escrow Agent. Any notice or instruction must be executed by an authorized person of an Interested Party (the person(s) so designated from time to time, the “Authorized Persons”). The identity of such Authorized Persons, as well as their specimen signature, title, telephone number and e-mail address, shall be delivered to the Escrow Agent in the list of authorized signer forms as set forth on Schedule B and Schedule C and shall remain in effect until the applicable Interested Party notifies the Escrow Agent of any change thereto. The Escrow Agent is authorized to seek confirmation of such notice or instruction by telephone call back to the applicable person(s) set forth on Schedule B and Schedule C and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person(s) so designated, and further to ensure the accuracy of the notice or instruction it receives, the Escrow Agent may record such call backs. If the Escrow Agent is unable to verify or is not satisfied in its sole discretion with the verification it receives, it will not execute the instruction until all issues have

10

been resolved to its satisfaction. The persons and telephone numbers for call backs may be changed only in writing, signed by an Authorized Person, actually received and acknowledged by the Escrow Agent. The Interested Parties agree that the above security procedures are commercially reasonable.

Citibank, N.A.

c/o Citi Private Bank

153 East 51st St, 21st Fl

Attn: Ilona Kandarova

Telephone No.:  (212) 783-7114

Facsimile No.:   (212) 783-7131

E-mail:  Ilona.kandarova@citi.com

(b)                                 Any funds to be paid to or by the Escrow Agent hereunder shall be sent by wire transfer pursuant to the following instructions:

If to the US Purchaser:

Bank:

ABA#:

Account Name:

A/C#:

Ref:

If to the UK Purchaser:

Bank:

ABA#:

Account Name:

A/C#:

Ref:

If to Hill Delaware:

Bank:

ABA#:

Account Name:

A/C#:

Ref:

If to Hill N.V.:

Bank:

ABA#:

Account Name:

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A/C#:

Ref:

If to the Escrow Agent:

CITIBANK, N.A.

ABA: 0210-0008-9

Account Name: Escrow Concentration Account

A/C#.: 37432464

Further Credit Account:

Further Credit Account Name:

13.                               Amendment, Waiver. Except as specifically set forth in this Agreement, any amendment of this Agreement shall be binding only if evidenced by a writing signed by each of the parties to this Agreement. No waiver of any provision hereof shall be effective unless expressed in writing and signed by the party to be charged.

14.                               Severability. The invalidity, illegality or unenforceability of any provision of this Agreement shall in no way affect the validity, legality or enforceability of any other provision. If any provision of this Agreement is held to be unenforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

15.                               Entire Agreement, No Third Party Beneficiaries. This Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Property and sets forth in its entirety the obligations and duties of the Escrow Agent with respect to the Escrow Property. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

16.                               Termination. This Agreement shall terminate and the Escrow Account shall be closed upon the distribution of all Escrow Property from the Escrow Account established hereunder in accordance with the terms of this Agreement, subject, however, to the survival of obligations specifically contemplated in this Agreement to so survive.

17.                               Use of Name. No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “Citibank”, “Citigroup” or “Citi” by name or the rights, powers, or duties of the Escrow Agent under this Agreement shall be issued by any Interested Parties hereto, or on such Interested Party’s behalf, without the prior written consent of the Escrow Agent.

18.                               Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same agreement. Facsimile or PDF

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signatures on counterparts of this Agreement shall be deemed original signatures with all rights accruing thereto except in respect to any Non-US entity, whereby originals are required.

19.                               Mergers and Conversions. Any corporation or entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or entity resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation or entity succeeding to the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding. Any corporation or entity into which the US Purchaser may be merged or with which it may be consolidated, or any corporation or entity resulting from any merger or consolidation to which the US Purchaser will be a party, will be the successor of the US Purchaser hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding; provided however, in no event shall the Escrow Agent be obligated hereunder to (x) make any payments from the Escrow Property directly to any assignee of any rights under this Agreement, or (y) obey any written instructions delivered pursuant hereto from any assignee of any rights under this Agreement, unless, in the case of clauses (x) and (y), such assignee has become a Party to this Agreement and provided the Escrow Agent with any and all Patriot Act documentation reasonably required by the Escrow Agent.

[Remainder of Page Left Intentionally Blank]

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed by a duly authorized representative as of the day and year first written above.

CITIBANK, N.A.,
as Escrow Agent

By:
Name:
Title:
Date:

Notice to:
Citibank, N.A.
153 East 53rd St, 21st Fl
New York, NY 10022
Attn.: Ilona Kandarova
Phone: 212.783.7114
Facsimile: 212.783.7131
E-mail: Ilona.kandarova@citi.com

(Signatures continue on next page)

[Signature Page to Escrow Agreement]

PURCHASER:	LIBERTY MERGECO, INC.

By:
Name:
Title:
Date:

LIBERTY BIDCO UK LIMITED

By:
Name:
Title:
Date:

Notice to:

95 Wigmore Street
London W1U 1FB
United Kingdom
Attention: Stephen Bonnard
Telephone No.: +44 (0)20 7034 3607
Email: Stephen.Bonnard@bridgepoint.eu

with copies to (which copy shall not constitute notice hereunder):

Travers Smith LLP
10 Snow Hill
London EC1A 2AL
United Kingdom
Attention: Ian Shawyer
Tel. No.: +44 (0)20 7295 3269
Email: ian.shawyer@traverssmith.com

and

Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Attention: Christian A. Atwood
Tel. No.: (617) 248-5000
Email: catwood@choate.com

(Signatures continue on next page)

[Signature Page to Escrow Agreement]

SELLER:		HILL INTERNATIONAL, INC.

By:
Name:
Title:
Date:

HILL INTERNATIONAL N.V.

By:
Name:
Title:
Date:

Notice to:

Hill International, Inc.
One Commerce Square
2005 Market Street, 17th Floor
Philadelphia, PA 19103
	Attention:	David L. Richter,
Chief Executive Officer
Telephone No.: (215) 309-7701
Email: DavidRichter@hillintl.com

with a copy to (which copy shall not constitute notice hereunder):

Hill International, Inc.
One Commerce Square
2005 Market Street, 17th Floor
Philadelphia, PA 19103
	Attention:	William H. Dengler, Jr.,
Executive Vice President and General Counsel
Telephone No.: (215) 309-7957
Email: WilliamDengler@hillintl.com

[Signature Page to Escrow Agreement]

List of Schedules

A                                       Escrow Agent Fee Schedule

B                                       Authorized List of Signers or Incumbency Certificate

C                                       Authorized List of Signers or Incumbency Certificate

EXHIBIT D

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated           , 2017, is entered into by and between Hill International, Inc., a Delaware corporation (“Sellfer”), Liberty Mergeco, Inc., a Delaware corporation (“US Bidco”) and Liberty Bidco UK Limited a corporation incorporated under the laws of England and Wales (“UK Bidco” being, together with US Bidco, “Purchasers” and each a “Purchaser”).  Seller and Purchasers are referred to herein collectively as the “Parties”, with references to an individual Party (including expressions such as “either Party” or “the other Party”) being deemed to refer, in relation to Purchasers, to both of them jointly unless otherwise expressly stated.

RECITALS

WHEREAS, the Parties and Hill International N.V. have entered into a Stock Purchase Agreement dated as of December     , 2016 (the “Purchase Agreement”), pursuant to which Purchasers will purchase all of the issued and outstanding equity securities of the Companies (the “Purchase”), and in connection therewith the Parties desire to enter into this Agreement to provide for the supply of certain services and the undertaking of certain actions after the Closing;

WHEREAS, the Closing is being consummated on the date of this Agreement (the “Closing Date”) and this Agreement shall be effective immediately following the Closing; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.

NOW, THEREFORE, the Parties, in consideration of the mutual covenants herein contained, and for other good and valuable considerations as recited in the Purchase Agreement for themselves, their successors and assigns, mutually covenant and agree as follows:

1.                                      Services; Standard and Manner of Performance; Third Party Resources.

(a)                                 Seller Services.

(i)                                     Subject to the terms and provisions of this Agreement, Seller shall, or shall cause its Affiliates or Third Party Suppliers to:

(1)                                 provide to Purchasers, the Companies and the Company Subsidiaries, as applicable (the “Purchaser Recipients”), the services set forth in Exhibit 1 hereto (as such Exhibit may be amended or supplemented in accordance with the provisions of this Agreement) (the “Seller Services Schedule”); and

(2)                                 to the extent not already completed as at Closing, undertake all of the actions described or otherwise contemplated in the Steps Memo and the operational separation plans set forth in Exhibit 2 hereto (as such Exhibit may be amended or supplemented in accordance with the provisions of this Agreement) (the “Separation Plans”).  The services and actions described in Exhibits 1 and 2 shall, together with any actions described in the Steps Memo which have not been completed as at the date hereof and which are to be completed hereunder, comprise the “Seller Services.”  Subject to Section 1(c)(i), it is understood that the

Seller Services do not include, and Seller and its Affiliates will not be obligated to perform or provide to any Purchaser Recipient, any services or actions not expressly set forth in the Seller Services Schedule, the Separation Plans or the Steps Memo.

(b)                                 Purchaser Services.  Subject to the terms and provisions of this Agreement, Purchasers shall, or shall cause its Affiliates or Third Party Suppliers to, provide to Seller and its Affiliates (the “Seller Recipients”) the services set forth in Exhibit 3 hereto (as such Exhibit may be amended or supplemented in accordance with the provisions of this Agreement) (the “Purchaser Services Schedule”).  The services and actions described in Exhibit 3 shall comprise the “Purchaser Services.”  Subject to Section 1(c)(ii), it is understood that the Purchaser Services do not include, and Purchasers and their respective Affiliates will not be obligated to perform or provide to any Seller Recipient, any services or actions not expressly set forth in the Purchaser Services Schedule.  The Seller Services and Purchaser Services are collectively referred to herein as the “Services.”

(c)                                  Additional Services.

(i)                                     If, at any time during the three (3) month period beginning on the date of this Agreement, Purchasers identify, and provide Seller with a reasonable description of, any services or rights required by them which were provided by or on behalf of a member of the Seller Group to or for the benefit of the Business in the ordinary course of business within six (6) months prior to the date of this Agreement, but which are not expressly set forth in the Seller Services Schedule, the Separation Plans or the Steps Memo (the “Additional Seller Services”), Purchasers may request the Seller to provide such Additional Seller Services, in which case the provisions of Section 3(c)(iii) shall apply.

(ii)                                  If, at any time during the three (3) month period beginning on the date of this Agreement, Seller identifies, and provides Purchasers with a reasonable description of, any services or rights required by it which were provided to a member of the Seller Group by any Company or Company Subsidiary in the ordinary course of business within six (6) months prior to the date of this Agreement, but which are not expressly set forth in the Purchaser Services Schedule (the “Additional Purchaser Services”), Seller may request the Purchasers to provide such Additional Purchaser Services in which case the provisions of Section 3(c)(iv) shall apply.

(iii)                               The following shall apply in relation to any request for Additional Seller Services:

(1)                                 if the requested Additional Seller Services are supplementary or ancillary to any of the Seller Services set forth in the Seller Services Schedule, the Separation Plans or the Steps Memo as of the Closing Date and are necessary to complete the Seller Reorganization and/or to enable Business to continue to operate in the ordinary course as it had been operating immediately prior to the Closing (subject to the Seller Reorganization), Seller shall, or cause its Affiliates or Third Party Suppliers (as defined below) to, provide such Additional Seller Services to Purchasers (and/or to such other Purchaser Recipients as Purchasers may direct); or

(2)                                 if the requested Additional Seller Services are not of the nature described in sub-section (1) above, Seller shall consider Purchasers’ request in good faith and shall use commercially reasonable efforts to provide, or cause its Affiliates or Third Party Suppliers (as defined below) to provide, such Additional Seller Services to Purchasers (and/or to such other Purchaser Recipients as Purchasers may direct); provided, Seller shall not be obligated to provide, and shall not be obligated to cause its Affiliates or Third Party Suppliers to provide, any Additional Seller Services not of the type described in sub-section (1) above if in Seller’s reasonable judgment: (i) none of Seller or its Affiliates or Third Party Suppliers has adequate resources to provide such Additional Seller Services; or (ii) the provision of such Additional Seller Services would: (a) interfere with the operation of Seller’s or its Affiliates’ business; (b) require a new contract or agreement with, or amendment or modification to, or waiver under, or extension of, any existing contract or agreement with a Third Party Supplier; (c) impair the rights or benefits of, or impose any additional liability or obligation on, or result in a violation or breach by, or result in the acceleration of any liability or obligation of, Seller or any of its Affiliates under any contract or agreement; (d) require capital expenditure on Seller’s part; or (e) violate Applicable Law.  Seller shall notify Purchasers within fifteen (15) days of Seller’s receipt of Purchasers’ request for Additional Seller Services as to whether it will or will not provide the Additional Seller Services.

If Seller is required to provide, or agrees to provide (as the case may be), Additional Seller Services in accordance with sub-sections (1) or (2) above, then Purchasers and Seller shall in good faith negotiate as soon as reasonably practicable the terms of a supplement to the Seller Services Schedule which will describe in reasonable detail the service, scope, term, price and payment terms to be charged for the Additional Seller Services so as to replicate, in all material aspects, the basis upon which the Additional Seller Services were provided to the Business prior to the date of this Agreement.  Once agreed to in writing, the supplement to the Seller Services Schedule shall be deemed part of this Agreement as of such date and the Additional Seller Services shall be deemed “Seller Services” provided hereunder, in each case subject to the terms and conditions of this Agreement and such supplement.

(iv)                              The following shall apply in relation to any request for Additional Purchaser Services:

(1)                                 if the requested Additional Purchaser Services are supplementary or ancillary to any of the Purchaser Services set forth in the Purchaser Services Schedule as of the Closing Date and are necessary to enable any member of the Seller Group to continue to operate in the ordinary course as it had been operating immediately prior to the Closing, Purchasers shall, or shall cause their respective Affiliates or Third Party Suppliers (as defined below) to, provide such Additional Purchaser Services to Seller (and/or to such other Seller Recipients as Seller may direct); or

(2)                                 if the requested Additional Purchaser Services are not of the nature described in sub-section (1) above, Purchasers shall consider Seller’s request in good faith and shall use commercially reasonable efforts to provide, or shall cause their respective Affiliates or Third Party Suppliers (as defined below) to provide, such Additional Purchaser Services to Seller (and/or to such other Seller Recipients as Seller may direct); provided, Purchasers shall not be obligated to provide, and shall not be obligated to cause their respective

Affiliates or Third Party Suppliers to provide, any Additional Purchaser Services not of the type described in sub-section (1) above if in Purchasers’ reasonable judgment: (i) none of the Purchasers or their respective Affiliates or Third Party Suppliers has adequate resources to provide such Additional Purchaser Services; or (ii) the provision of such Additional Purchaser Services would: (a) interfere with the operation of Purchasers’ or their respective Affiliates’ business; (b) require a new contract or agreement with, or amendment or modification to, or waiver under, or extension of, any existing contract or agreement with a Third Party Supplier; (c) impair the rights or benefits of, or impose any additional liability or obligation on, or result in a violation or breach by, or result in the acceleration of any liability or obligation of, Purchasers or any of their respective Affiliates under any contract or agreement; (d) require capital expenditure on any Purchasers’ part; or (e) violate Applicable Law.  Purchasers shall notify Seller within fifteen (15) days of Purchasers’ receipt of Seller’s request for Additional Purchaser Services as to whether either of them will or will not provide the Additional Purchaser Services.

If Purchasers are required to provide, or agree to provide (as the case may be), Additional Purchaser Services in accordance with sub-sections (1) or (2) above, then Seller and Purchasers shall in good faith negotiate as soon as reasonably practicable the terms of a supplement to the Purchaser Services Schedule which will describe in reasonable detail the service, scope, term, price and payment terms to be charged for the Additional Purchaser Services so as to replicate, in all material aspects, the basis upon which the Additional Purchaser Services were provided to the Business prior to the date of this Agreement.  Once agreed to in writing, the supplement to the Purchaser Services Schedule shall be deemed part of this Agreement as of such date and the Additional Purchaser Services shall be deemed “Purchaser Services” provided hereunder, in each case subject to the terms and conditions of this Agreement and such supplement.

(d)                                 License of Premises

(i)                                     In addition to the Seller Services, Seller shall grant, or shall cause its relevant Affiliates to grant, to Purchasers and/or to the relevant Purchaser Recipients, licenses, for the duration of the relevant license periods set out on Exhibit 4 (the “License Periods”), to use for the same use only, such portions of the office premises listed on Exhibit 4 (or, in the case of the offices and/or residential premises located in (A) South Africa, (B) the United Kingdom, (C) France and (D) Hong Kong as listed on Exhibit 4, the entirety of each of these premises) as used by Seller or its relevant Affiliates in the operation of the Business immediately prior to Closing (the “Licensed Premises”), together with the right to use the common facilities at each such Licensed Premises and the right to use the Seller’s and its Affiliates’ equipment (such as photocopiers, scanners, printers, phones and desks) at such Licensed Premises as used by Seller or its relevant Affiliates in the operation of the Business immediately prior to Closing, in accordance with this Section 1(d) (the “License to Occupy”).

(ii)                                  Each Purchaser shall, or shall cause the relevant Purchaser Recipients to, pay to Seller or its relevant Affiliates a license fee (the “License Fee”) in the amount set forth on Exhibit 4 for the applicable License to Occupy from the date of this Agreement through and until the expiration date of the relevant License Period, such License Fee to be prorated on a per diem basis for any partial month within the applicable License Period.  All payments shall be due and payable on the first Business Day of each month, with the pro rata amount due from the date of this Agreement to the end of the month being paid on the date of this Agreement.  The License Fee shall be paid when due, without demand, offset or abatement.

(iii)                               Each Purchaser, on its own behalf and on behalf of the relevant Purchaser Recipients, acknowledges that it has had the opportunity to examine the Licensed Premises and is licensing the Licensed Premises and the Licensed Equipment in its “AS IS/WHERE IS” condition as of the date of this Agreement, without any obligation on the part of Seller or its Affiliates to make any improvements thereto or provide to any Purchaser or the relevant Purchaser Recipients any allowance therefor and without any representation or warranty whatsoever, including, without limitation, as to the condition thereof or the suitability thereof for Purchaser’s and the Purchaser Recipients’ purposes.

(iv)                              Purchasers agree to remove, or to cause the relevant Purchaser Recipients to remove, all goods and equipment which they own from each Licensed Premises and vacate the Licensed Premises on expiry or termination of the relevant License Period without notice or demand.  No Purchaser nor any Purchaser Recipient shall have any right or option to renew or extend the terms of the License Periods.  Notwithstanding anything herein to the contrary, if at any time during the applicable License Period the Seller’s or its Affiliates’ right to possession of the Licensed Premises is terminated, the License to Occupy for such Licensed Premises shall terminate as of the same date.

(v)                                 Notwithstanding any operation of law or otherwise, neither Purchasers nor any other Purchaser Recipient shall acquire any right or title in the Licensed Premises (including any leasehold interest) and the Parties expressly acknowledge that they intend to create only a license and not a lease of the Licensed Premises.

(vi)                              Purchasers agree and undertake, and shall procure the same of the other Purchaser Recipients: (A) to follow any reasonable security, health and safety and other procedures prevailing in respect of the Licensed Premises and Licensed Equipment as are notified to them by Seller from time to time; (B) to ensure that their personnel use the Licensed Premises and Licensed Equipment in accordance with this Agreement; (C) to use commercially reasonable efforts not to cause, and to procure that none of their personnel cause, any damage to the Licensed Premises or Licensed Equipment; (D) not to make any alterations or additions to the Licensed Premises; (E) not to remove any fixtures and fittings within the Licensed Premises; (F) to keep the Licensed Premises clean and tidy and clear of rubbish and to leave them in as good a state of repair and decoration as they are at the Closing Date; (G) not to obstruct the common areas and facilities at the Licensed Premises nor cause them to become dirty or untidy nor to leave any rubbish on them; (H) not to use the Licensed Premises in such a way as would or might constitute a breach of any statutory requirement affecting the Licensed Premises or which would or might vitiate in whole or in part any insurance effected in respect of the Licensed Premises from time to time and to comply with the requirements of any insurance policy in place from time to time in respect of the Licensed Premises; (I) not to charge, assign, underlet or part with possession or occupation of, nor to share possession or occupation of, the whole or any part of or any interest in the Licensed Premises; (J) to co-operate with Seller as may reasonably be required to ensure the security of the Licensed Premises and to prevent the entry of unauthorized persons; (K) not to impede in any way Seller’s or its Affiliates’ personnel in the exercise of their rights of possession and control of the Licensed Premises or impede

Seller’s or its Affiliates’ ability to operate their business at the Licensed Premises; (L) to not cause a default (irrespective of any notice and/or cure periods) under any Applicable Lease where the applicable terms of that lease have been notified to Purchasers (it being acknowledged that copies of the Applicable Leases have been provided to the Purchasers prior to the date of this Agreement), provided that the parties acknowledge that the occupation of the Licensed Premises under the Licenses to Occupy by the Business in accordance with this Section 1(d) and in a manner which is consistent with the manner in which the Licensed Premises were occupied during the period immediately prior to Closing shall not be deemed to constitute a default for the purposes of this subsection (L), irrespective of the terms of any Applicable Lease; and (M) to maintain insurance as required by the Applicable Lease, which insurance shall name Seller or its applicable Affiliate as an additional insured.

(vii)                           Purchaser and the Purchaser Recipients shall defend, indemnify and save harmless the Seller Indemnified Parties against and from all Losses which may be imposed upon or incurred by or asserted against the Seller Indemnified Parties by reason of any of the following which shall occur: (i) any work or act done in, on or about the Licensed Premises or any part thereof following the Closing Date at the direction of Purchasers, the Purchaser Recipients or their respective agents, employees or contractors (the “Purchaser Parties”); (ii) any negligence or other wrongful act or omission on the part of any Purchaser Parties in relation to the Licenses to Occupy; (iii) any accident, injury or damage to any person (including any Purchaser Parties) or property occurring in or on the Licensed Premises or any part thereof following the Closing Date, unless caused by Seller or any of its Affiliates; (iii) any failure on the part of any Purchaser Party to perform or comply with any of the covenants, agreements, terms, provisions, conditions or limitations contained in this sub-section (d) to be performed or complied with; and (iv) any failure of Purchaser Parties to vacate the Licensed Premises at the end of the applicable License Period without the prior written consent of Seller.

(viii)                        In the event of a breach or default by any Purchaser or Purchaser Recipient under this Section 1(d), Seller or its relevant Affiliate may, in addition to exercising any rights or remedies available at law or in equity, terminate the applicable License to Occupy by notice to the Purchasers (or the Purchaser Recipient); provided, that, (1) with respect to any breach of or default under this Section 1(d) due to a failure to pay any Licensee Fee on the date such Licensee Fee is due, Purchasers (or the Purchaser Recipient) shall first be given a five (5) Business Day grace period from the date on which Purchasers (or the relevant Purchaser Recipient) receive written notice from Seller (or its relevant Affiliate) of such failure to pay; and (2) with respect to any breach of or default under this Section 1(d) for any reason other than as described in sub-section (1) of this Section 1(d)(iii), Purchasers (or the Purchaser Recipient) shall first be given the right to cure such breach or default that, in Seller’s reasonable discretion, is capable of being cured within twenty one (21) days of receipt by Purchasers (or the Purchaser Recipient) of written notice from Seller (or its relevant Affiliate) of such breach or default.  Without limiting the foregoing, if Purchaser or any Service Recipient breaches or defaults under any provision of this Section 1(d), Seller or its relevant Affiliate may cure such default at the expense of Purchasers and the Purchaser Recipients and the reasonable amount of all expenses, including reasonable attorney’s fees, incurred by Seller or its relevant Affiliate in so doing shall be deemed additional License Fees payable on demand.

(e)                                  Standard and Manner of Performance.

(i)                                     Each Party providing services (the “Service Provider”) shall, or shall cause its Affiliates and Third Party Suppliers (as defined below) to, provide to the other Party (the “Service Recipient”) the Services to be provided by such Service Provider with reasonable skill and care (including through suitably skilled, experienced, and licensed personnel) in a professional manner and in compliance with Applicable Law.  Notwithstanding the foregoing and without limiting any other provision of this Agreement (including any schedule, exhibit or appendix hereto), unless otherwise agreed by the Parties in writing, the nature, scope and/or standard of care shall be no less than that which was provided to the Business (in the case of Seller Services) or to the Seller Group (in the case of Purchaser Services) in the ordinary course in the six (6) months immediately prior to the date of this Agreement.  Unless otherwise agreed by the Parties in writing and save to the extent that the provision of Seller Services to complete the Seller Reorganization in accordance with the Steps Memo and the Separation Plans, Seller and its Affiliates and Third Party Suppliers shall be required to provide the Seller Services only for the benefit of the Purchaser Recipients, and only to the same scope, and only for the same volume of Seller Services, and only to the same Companies and Company Subsidiaries that such Seller Services were provided to the Business in the ordinary course in the six (6) months immediately prior to the date of this Agreement.

(ii)                                  In respect of those Services, if any, which are provided on a Service Provider’s behalf by a sub-contractor or other third party (each a “Third Party Supplier”) to the Service Recipient or any of its Affiliates, Service Provider shall use its commercially reasonable efforts to, on a pass-through basis, cause such Third Party Supplier to provide such Services for the benefit of the Receiving Party (and such other Purchaser Recipients or Seller Recipients as Purchasers or Seller, as applicable, may from time to time direct) in the same manner and to the same standards (including as to service levels, if any) and with the same assurances and other contractual protections (including as to confidentiality and non-disclosure provisions) as the Service Provider or its Affiliates receives from the relevant Third Party Supplier in the applicable sub-contract or contract between the Service Provider or the relevant Affiliate and that Third Party Supplier.  Without prejudice to the foregoing, each Service Recipient shall, during the Term, comply with, and shall not, without the prior written consent of the Service Provider (which such consent may be withheld in the sole discretion of Service Provider), seek to terminate, amend, waive, modify or restate any such contracts.

(iii)                               Unless otherwise explicitly set forth in the Seller Services Schedule, the Separation Plans or the Steps Memo, Seller shall not, nor shall any of its Affiliates, be required to expand or modify any facilities, incur any capital expenditures, acquire any additional equipment or software or retain any specific personnel or Third Party Suppliers in connection with its obligation to provide the Seller Services. Unless otherwise set forth in the Purchaser Services Schedule, Purchasers shall not, nor shall any of their Affiliates, be required to expand or modify any facilities, incur any capital expenditures, acquire any additional equipment or software or retain any specific personnel or Third Party Suppliers in connection with their obligation to provide the Purchaser Services.

(iv)                              Seller shall be responsible for the security of the accounts, files, data, information, assets, system(s), technical resources and hardware (collectively, “Computer Systems”) to which it, and each of its Affiliates, provides access to Purchasers or any other Purchaser Recipient in the course of providing the Seller Services; provided, however, that Seller shall not be responsible for any damage, breach or other harm to any of its or its Affiliates’ Computer Systems if such damage, breach or harm is caused by an act or omission of any Purchaser Recipient or its employees, independent contractors or representatives.  Purchasers shall be responsible for the security of the Computer Systems to which they, or any other Purchaser Recipients, provide access to Seller or its Affiliates in the course of providing the Seller Services; provided, however, that Purchasers shall not be responsible for any damage, breach or other harm to their or any other Purchaser Recipients’ Computer Systems if such damage, breach or harm is caused by an act or omission of Seller or any of its Affiliates or their respective employees, independent contractors or representatives.  Each Party shall limit access to the other Party’s Computer Systems solely to the use of such Computer Systems for purposes of providing (in the case of Seller and its Affiliates) or receiving (in the case of Purchasers and the other Purchaser Recipients) Seller Services and shall not access or attempt to access any of such other Party’s Computer Systems other than those required for the Seller Services, or those that are publicly available.  Each Party shall limit such access to those of its Third Party Suppliers, employees, independent contractors or representatives with a bona fide need to have such access in connection with the Seller Services, and shall follow all the other Party’s security rules and procedures for restricting access to its Computer Systems in effect as of the date of this Agreement.  All usernames (or other identification data), pins and passwords disclosed to a Party and any information obtained by such Party as a result of such Party’s access to and use of the other Party’s Computer Systems shall be deemed to be, and treated as, Confidential Information hereunder.  Without prejudice to its other obligations under this Agreement, the Parties and their respective Affiliates shall have the right to implement reasonable processes to protect their and their Affiliates’ information technology operating environment.  If, in connection with the Seller Services, any Party (or Affiliate thereof) deems it necessary to implement any information technology connections, firewalls or the like specifically in connection with such Seller Services, the costs of implementing such measures shall be borne by such Party.  Each Party shall not, and shall cause its respective Affiliates not to, tamper with, compromise or circumvent any safety, security or audit measures employed by the other Party with respect to its Computer Systems.  The Parties shall cooperate in the investigation of any apparent unauthorized access to either Party’s Computer Systems.

(v)                                 Service Provider may perform its obligations under this Agreement through one or more of its Affiliates, and each of the foregoing may hire or rely upon Third Party Suppliers to perform any of Service Provider’s obligations hereunder, including to provide all or part of any Service to be provided by it hereunder, provided that Service Provider shall remain ultimately responsible for the provision of the Services to be provided by it hereunder and all of its obligations hereunder.  Service Recipient acknowledges and agrees that the Services provided by Service Provider or its Affiliates through Third Party Suppliers, or using third party assets, including Intellectual Property, are subject to the terms and conditions of any applicable agreements with such third parties.  Without prejudice to the provisions of the Purchase Agreement, if any consent, authorization, order, approval or exemption (a “Third Party Consent”) is required to be obtained or made with respect to any third party relationship to enable the provision or receipt of the Services hereunder, excluding any Third Party Consents which are required in order to carry out any of the actions described in the Steps Memo, the Parties will use commercially reasonable efforts and cooperate in good faith to obtain them.  Service Provider and its Affiliates shall be liable for the costs of obtaining any such Third Party Consents.  Without prejudice to the foregoing, if the Parties are unable to obtain any Third Party

Consent, they shall use commercially reasonable efforts to (A) negotiate in good faith reasonable modifications of the Services such that such Third Party Consent is not required and (B) implement such modifications.  Service Provider will not be in breach of this Agreement as a result of any non-performance of, or other effect upon, any applicable Services as a result of any failure to obtain any such consent, so long as it has otherwise complied with this Section 1(e)(v).

(vi)                              Without prejudice to its obligations under this Agreement, Seller and its Affiliates shall have sole discretion and authority with respect to designating, employing, assigning, compensating, removing, replacing and discharging their respective personnel and Third Party Suppliers in connection with performance of the Seller Services.

(f)                                   The Parties acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, and in the case of Purchasers, subject to the completion of the Seller Reorganization, Service Recipients shall use all commercially reasonable efforts to make a transition of each applicable Service to their own internal organization or to obtain alternate third party sources to provide such Services and to terminate such transitioned Services in accordance with Section 3.  Without prejudice to Seller’s obligations to pay the Separation Costs in accordance with Section 1(g) below and subject to the provisions of the Services Schedules, each Service Provider agrees during the Term to provide the applicable Service Recipients, at the sole cost and expense of the Service Recipients (to be charged on a time and materials basis at the hourly rates set out in the applicable Services Schedule (“Time and Materials Basis”), with such reasonable co-operation, together with such data and information, as Service Recipients may reasonably request in writing to assist them with the making of any arrangements for the applicable Services to be provided in-house by them or the procurement of services substantially the same as the Services from an alternative services provider and to achieve an orderly transition and handover of the Services.  Where Services are provided by a Third Party Supplier and where requested by a Service Recipient, Service Provider shall use all reasonable endeavors, at the sole cost and expense of the Service Recipient on a Time and Materials Basis (provided that such costs are not Separation Costs or other costs for which Seller is liable under this Agreement), to facilitate direct commercial discussions between such Third Party Supplier and such Service Recipient in order to enable the Services provided by such Third Party Supplier to continue to be provided to the Service Recipient following the termination or expiry of this Agreement.

(g)                                  Seller acknowledges and agrees that it shall be liable for and shall pay in a timely manner (and shall not seek reimbursement from Purchasers or the other Purchaser Recipients in respect of) all costs and expenses incurred or required to be incurred by Seller in undertaking the actions necessary to complete the Seller Reorganization (“Separation Costs”), including (without limitation) the IT Separation, in accordance with this Agreement, the Steps Memo and the Separation Plans; provided, for the avoidance of doubt, that Seller shall not be liable under this Section 1(g) for any ongoing or recurring costs or expenses of the Business following the implementation of the Seller Reorganization.

(h)                                 Each Party shall designate one individual to be the primary liaison between the Parties for the provision of and the transfer of responsibility for the Seller Services (each, a “Service Manager”).  A Party may replace its Service Manager at any time upon written

notice to the other Party.  Seller hereby designates [          ] as its initial Service Manager and Purchasers hereby designate [          ] as their initial Service Manager.

(i)                                     The Parties agree to comply with the provisions of Section 7.8 (‘Wrong Pockets’) of the Purchase Agreement.

2.                                      Term.  This Agreement shall commence on the date hereof and, unless earlier terminated or extended as set forth in Section 3, shall continue in respect of each Service until its scheduled expiry date (if applicable, as set out in the Seller Services Schedule or Purchaser Services Schedule).  In the case of any Seller Services required to be performed as part of the Seller Reorganization (each being a “Seller Reorganization Item”), this Agreement shall continue until all actions relating to that Seller Reorganization Item, as set out in the Seller Services Schedule, the Steps Memo and/or the Separation Plans, have been completed in accordance with this Agreement, the Seller Services Schedule, the Steps Memo and/or the Separation Plans, as applicable.  For these purposes (and for the avoidance of doubt), references in the Seller Services Schedule to Seller Reorganization Items being undertaken “within [x] months of the Closing Date” are indicative timeframes only and shall not excuse Seller from its obligation to complete such actions if, despite Seller’s commercially reasonable efforts, they have not been completed within the period set out in the Seller Services Schedule.

3.                                      Termination; Suspension of Services.

(a)                                 Any Service may be terminated, in whole or in part, at any time upon the mutual written agreement of the Parties.

(b)                                 Purchasers may terminate any Seller Service in its entirety only at any time upon written notification to Seller at least thirty (30) days (or such longer period as may be set forth in the Seller Services Schedule with respect to such Seller Service) in advance of such termination.  Seller may terminate any Purchaser Service in its entirety only at any time upon written notification to Purchasers at least thirty (30) days (or such longer period as may be set forth in the Purchaser Services Schedule with respect to such Purchaser Service) in advance of such termination.

(c)                                  This Agreement may be terminated by: (i) Seller upon written notice to Purchasers in the event Purchasers fail to make any payment as provided for in this Agreement within ten (10) days following delivery of written notice of such failure by Seller to Purchasers, provided that no bona fide dispute with respect to such payment has been made pursuant to Section 5(b) and remains unresolved; or (ii) by either Party upon written notice to the other Party (A) upon a material breach of any of the terms of this Agreement by the other Party (other than a breach covered by sub-section (i) of this Section 3(c)) if such breach shall not have been cured within thirty (30) days after written notice of such breach is delivered by the non-breaching Party to the breaching Party; or (B) if such other Party files a proceeding in bankruptcy, receivership, rehabilitation or reorganization, or for composition, liquidation or dissolution or for similar relief, or there is a filing against such Party of any such proceeding which is not dismissed within thirty (30) days after the filing thereof.

(d)                                 In the event that Purchasers desire to extend any Seller Service (which is not a Seller Reorganization Item) beyond the scheduled expiry date of such Seller Service solely for the purpose of providing for the orderly transition and handover of the Seller Services to Purchasers (or to the applicable Purchaser Recipient(s)) or to their nominated replacement service provider (an “Extended Seller Service”), Purchasers shall provide Seller with written notice of such desire no less than thirty (30) days prior to the scheduled expiry date of such Seller Service.  Such written notice shall set forth in reasonable detail each Seller Service for which the Purchasers desire to extend the term and the requested extension period for each such Seller Service.  Seller shall agree to any reasonable request from Purchasers to extend the term of a Seller Service described in such written notice where there have been no previous extensions of such Seller Service and the requested extension set forth in such written notice is for a period of not more than thirty (30) days (save where Purchasers’ request for an extension of a Seller Service is due to Purchasers being unable to (despite using commercially reasonable efforts) recruit new employees to take over the provision of the applicable Seller Service within the time available, in which case Seller shall agree to extend the term of such Seller Service for a period of not more than sixty (60) days, subject to Purchasers agreeing to pay, and in fact paying, to Seller the aggregate amount of all Exceptional Extension Costs (as defined below) payable during the term of such extension period (an “Exceptional Extension”)).  In circumstances where Purchasers request an extension of a Seller Service for a period of more than thirty (30) days (or sixty (60) days in the case of an Exceptional Extension), or where the request is for less than that period but the Seller Service has already been extended one or more times previously, Seller shall consider such request in good faith and, if Seller determines (acting reasonably and in good faith) to provide such Seller Service beyond the scheduled expiry date of such Seller Service, Seller shall use commercially reasonable efforts to provide, or shall cause its Affiliates or Third Party Suppliers (as defined below) to provide, such Extended Seller Service; provided, Seller shall not be obligated to provide, and shall not be obligated to cause its Affiliates or Third Party Suppliers to provide, any Extended Seller Service if in Seller’s reasonable judgment (i) none of Seller or its Affiliates or Third Party Suppliers has adequate resources to provide such Extended Seller Service; or (ii) the provision of such Extended Seller Service would (A) interfere with the operation of Seller’s or its Affiliates’ business; (B) require a new contract or agreement with, or amendment or modification to, or waiver under, or extension of, any existing contract or agreement with a Third Party Supplier; (C) impair the rights or benefits of, or impose any additional liability or obligation on, or result in a violation or breach by, or result in the acceleration of any liability or obligation of, Seller or any of its Affiliates under any contract or agreement; (D) require capital expenditure on Seller’s part; or (E) violate Applicable Law.  Seller shall notify Purchasers within fifteen (15) days of Seller’s receipt of Purchaser’s written notice delivered pursuant to this Section 3(d) as to whether it will or will not provide the Extended Seller Service.  Except as set forth on the Seller Services Schedule, the price, payment terms and any other relevant provisions relating to any Extended Seller Service shall remain the same as provided for in the Seller Services Schedule unless the Parties agree otherwise in writing.  “Exceptional Extension Costs” means the aggregate amount of all (i) salaries and other compensation, (ii) costs of benefits (including accrued gratuities), (iii) employer contributions, costs and tax obligations, and (iv) reasonable and properly allocated overhead charges for payroll administration, in each case, that are payable or incurred by Seller (or its relevant Subsidiary) during the Exceptional Extension period with respect to each employee of Seller (or its relevant

Subsidiary) that is tasked with performing the Extended Service that is subject of such Exceptional Extension.

(e)                                  In the event that Seller desires to extend any Purchaser Service beyond the scheduled expiry date of such Purchaser Service, Seller shall provide Purchasers with written notice of such desire no less than thirty (30) days prior to the scheduled expiry date of such Purchaser Service (an “Extended Purchaser Service”).  Such written notice shall set forth in reasonable detail each Purchaser Service for which Seller desires to extend the term and the requested extension period for each such Purchaser Service.  Purchasers shall agree to any reasonable request from Seller to extend the term of a Purchaser Service described in such written notice where there have been no previous extensions of such Purchaser Service and the requested extension set forth in such written notice is for a period of not more than thirty (30) days.  In circumstances where Seller requests an extension of a Purchaser Service for a period of more than thirty (30) days, or where the request is for less than thirty (30) days but the Purchaser Service has already been extended one or more times previously, Purchasers shall consider such request in good faith and, if Purchasers determine (acting reasonably and in good faith) to provide such Purchaser Service beyond the scheduled expiry date of such Purchaser Service, Purchasers shall use commercially reasonable efforts to provide, or cause their Affiliates or Third Party Suppliers (as defined above) to provide, such Extended Purchaser Service; provided, Purchasers shall not be obligated to provide, and shall not be obligated to cause their respective Affiliates or Third Party Suppliers to provide, any Extended Purchaser Service if in Purchasers’ reasonable judgment: (i) neither of Purchasers or their respective Affiliates or Third Party Suppliers has adequate resources to provide such Extended Purchaser Service; or (ii) the provision of such Extended Purchaser Service would (A) interfere with the operation of Purchasers’ or their Affiliates’ business; (B) require a new contract or agreement with, or amendment or modification to, or waiver under, or extension of, any existing contract or agreement with a Third Party Supplier; (C) impair the rights or benefits of, or impose any additional liability or obligation on, or result in a violation or breach by, or result in the acceleration of any liability or obligation of, Purchasers or any of their respective Affiliates under any contract or agreement; (D) require capital expenditure on any Purchasers’ part; or (E) violate Applicable Law.  Purchasers shall notify Seller within fifteen (15) days Purchasers’ receipt of Sellers’s written notice delivered pursuant to this Section 3(e) as to whether they will or will not provide the Extended Purchaser Service.  The price, payment terms and any other relevant provisions relating to any Extended Purchaser Service shall remain the same as provided for in the Purchaser Services Schedule unless the Parties agree otherwise in writing.

(f)                                   The expiration or termination of any Service or this Agreement shall not relieve any Party of any obligations or extinguish any rights of any Party that have accrued to either Party prior to such expiration or termination.  For the avoidance of doubt, no Party shall have any obligation to pay any future compensation relating to terminated Services (other than for or in respect of Services already provided in accordance with the terms of this Agreement prior to such termination).  In no event shall Purchasers or any other Purchaser Recipient be liable for any Seller Personnel termination costs or claims arising from the expiration or termination of this Agreement (in whole or in part).  Seller shall indemnify and keep indemnified Purchasers and the other Purchaser Recipients in full and on demand at all times from and against any Losses which Purchasers and the other Purchaser Recipients may in any way incur or suffer as a result of any employee or former employee of Seller or any of its Affiliates or Third

Party Suppliers (other than former employees of the Seller Group which have become employees of the Business in accordance with the Purchase Agreement) making any claim against Purchasers or another of the Purchaser Recipients that they have become an employee of Purchasers or another Purchaser Recipient or a claim in respect of wrongful dismissal, unfair dismissal, redundancy or a failure to duly inform and consult employees or their representatives or otherwise under any Applicable Laws, which claim is made against Purchasers or another Purchaser Recipient on the basis that, by virtue of the termination or expiration of this Agreement (in whole or in part), that individual’s employment has transferred to Purchasers or the relevant Purchaser Recipient.  For the avoidance of doubt, in the event of any such employee or former employee or Seller or any of its Affiliates or Third Party Suppliers asserting that they have become an employee of Purchasers or another of the Purchaser Recipients, Purchasers or the relevant Purchaser Recipient shall be entitled to terminate such employment with immediate effect and without notice and to rely on the indemnity given in this Section 3(f).

(g)                                  In the event the Service Recipient fails to make any payment as provided for in this Agreement within ten (10) days following delivery of written notice of such failure by the Service Provider to the Service Recipient, provided that no bona fide dispute with respect to such payment has been made pursuant to Section 5(b) and remains unresolved, the Service Provider shall have the right, in its sole discretion, upon ten (10) Business Days prior written notice, to suspend performance of all of the Services for which it is the Service Provider (being either the Seller Services or the Purchaser Services, as applicable) until payment shall have been received.  The Service Provider’s election to suspend performance of the Services pursuant to this Section 3(g) shall not be deemed to (i) constitute a breach of this Agreement, (ii) prohibit or limit the Service Provider’s right to terminate this Agreement in accordance with Section 3(c) or pursue or enforce any other rights or remedies it may have against the Service Recipient, or (iii) waive any obligation or covenant of the Service Recipient.

(h)                                 The following provisions shall survive the expiration or termination of this Agreement: Section 1(d)(vii), Section 3(f), Section 3(g), this Section 3(h), Section 5(c), Section 5(d), Section 5(e), Section 6, Section 7, Section 8, Section 9, Section 10, Section 11, Section 12, Section 13(b)(ii) and Section 14, and any other provision that expressly provides that it shall survive such expiration or termination.

4.                                      Fees.

(a)                                 Purchasers shall pay to Seller a fee for each Seller Service in the amount set forth opposite such Seller Service on the Seller Services Schedule (the fee, if any, for a particular Seller Service a “Seller Service Fee” and, collectively, “Seller Service Fees”). In addition to the Seller Service Fees and to the extent not already forming part of the Seller Service Fees or Separation Costs, Purchasers shall reimburse Seller for all pre-approved (by Purchasers), out-of-pocket costs and expenses from third parties actually incurred by Seller in the provision of the Seller Services to Purchasers (the “Third Party Costs”).  If at any time Seller believes that the Seller Service Fee contemplated by a specific Seller Service in the Seller Services Schedule is, or the Seller Services Fees in the aggregate are, insufficient to compensate it for the cost of providing such Seller Service or the Seller Services, Seller shall notify Purchasers as soon as possible, and the Parties will commence good-faith negotiations toward an agreement in writing as to the appropriate course of action with respect to provision and/or pricing of such Seller

Service or the Seller Services for future periods, provided, that Seller acknowledges and confirms that: (i) as of the date hereof, Seller believes the Seller Service Fees applicable to each Seller Service and in the aggregate are sufficient to compensate it for the costs of providing the Seller Services; and (ii) nothing in this Section 4(a) shall entitle Seller to recover any Separation Costs, directly or indirectly.

(b)                                 Seller shall pay to Purchasers a fee for each Purchaser Service in the amount set forth opposite such Purchaser Service on the Purchaser Services Schedule (the fee, if any, for a particular Purchaser Service a “Purchaser Service Fee” and, collectively, “Purchaser Service Fees”).  In addition to the Purchaser Service Fees and to the extent not already forming part of the Purchaser Service Fees, Seller shall reimburse Purchasers for all pre-approved (by Seller), out-of-pocket costs and expenses from third parties actually incurred by Purchasers in the provision of the Purchaser Services to Seller (the “Third Party Costs”).  If at any time Purchasers believe that the Purchaser Service Fee contemplated by a specific Purchaser Service in the Purchaser Services Schedule is, or the Purchaser Services Fees in the aggregate are, insufficient to compensate it for the cost of providing such Purchaser Service or the Purchaser Services, Purchasers shall notify Seller as soon as possible, and the Parties will commence good-faith negotiations toward an agreement in writing as to the appropriate course of action with respect to provision and/or pricing of such Purchaser Service or the Purchaser Services for future periods, provided, that Purchasers acknowledge and confirm that as of the date hereof, Purchasers believe the Purchaser Service Fees applicable to each Purchaser Service and in the aggregate are sufficient to compensate it for the costs of providing the Purchaser Services.

5.                                      Payment Terms.

(a)                                 Not later than thirty (30) days following the end of each calendar month during the Term, each Service Provider shall submit to the applicable Service Recipient in writing an invoice setting out in reasonable detail each Service performed by the Service Provider and its Affiliates and Third Party Suppliers during the preceding calendar month and the related Service Fee and, if applicable, any Third Party Costs incurred by the Service Provider or its Affiliates in connection therewith (including with such Service Provider’s invoice reasonable supporting documentation, including extracts of relevant third party invoices).  The Service Recipient shall pay the Service Provider all invoiced charges in full promptly on receipt of each invoice, but in no event later than thirty (30) days after receipt of the invoice.  Except in the event that the Service Recipient gives the Service Provider written notice of a bona fide dispute with respect to any charges in accordance in accordance with Section 5(b), if the Service Recipient fails to pay any invoiced charges by such date, the Service Recipient shall be obligated to pay to the Service Provider, in addition to the amount due, interest from and including the date such payment is due at an interest rate of two percent (2%) over the prime rate in effect during such period, as published in the eastern edition of The Wall Street Journal or a comparable newspaper if The Wall Street Journal shall cease publishing the prime rate.  Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

(b)                                 The Service Recipient will give the Service Provider written notice of any disputed charges within ten (10) days following receipt of the invoice reflecting such charges, along with a description of the nature of the dispute and providing reasonable supporting evidence where practicable.  If the Service Recipient fails to dispute a charge within such ten (10)-day period, the Service Recipient’s right to dispute such charge is automatically deemed to be waived without any further action on the part of any Party.  The Service Provider will notify the Service Recipient of its determination regarding disputed charges within fifteen (15) days after receipt of the applicable dispute notice and description from the Service Recipient, and will credit the Service Recipient’s account, if appropriate, within the fifteen (15)-day period.  Any dispute which is not resolved under this Section 5(b) will be resolved in accordance with the dispute resolution provisions of Section 12.

(c)                                  The Service Recipient shall be responsible for all transfer taxes, excises, fees or other charges in each case in the nature of taxation (including any sales, use, goods and services, value added or similar taxes) imposed or assessed on the Service Provider or its Affiliates or Third Party Suppliers as a result of the provision of Services save to the extent such amounts were taken into account in the payments made or to be made under this Agreement; provided that, in no event shall the Service Recipient pay or be responsible hereunder for any taxes imposed on, or with respect to, Seller’s (or its Affiliates’ or Third Party Suppliers’) income, profits, gains, revenues, gross receipts, personnel or real or personal property or other assets.

(d)                                 All amounts payable hereunder shall be remitted in United States Dollars to a bank to be designated in an invoice or otherwise in writing by the Party receiving such funds, unless otherwise provided for and agreed upon in writing by the Parties, and shall be made subject to any deduction or withholding on account of tax required by law.

(e)                                  The obligations under this Agreement shall not be subject to set-off for non-performance or any monetary or non-monetary claim by any Party or any of their respective Affiliates under any other agreement between the Parties or any of their respective Affiliates, including the Purchase Agreement or the Employee Services Agreement.

6.                                      Records and Documents.

(a)                                 Each Party shall be responsible for maintaining full and accurate accounts and records of all Services rendered by it pursuant to this Agreement and shall provide such additional information as the other Party may reasonably request for purposes of their internal bookkeeping, accounting, operations and management.  To the extent not in conflict with the foregoing, the Parties shall maintain its accounts and records in accordance with past practice.

(b)                                 At any time during the Term of this Agreement, and for a period of six (6) months after termination or expiration of this Agreement, each Party or an authorized independent auditor or counsel of such Party, shall have the right to inspect the other Party’s books and records relating to the Services provided by such other Party upon reasonable (and no less than fifteen (15) days’) prior written notice during regular business hours and without undue disruption of the normal operations of such other Party.

(c)                                  All information to which a Party or its representatives gain access pursuant to this Section 6 shall be subject to the terms of the confidentiality provisions set forth in Section 10 of this Agreement.

7.                                      Independent Contractor Status.  Each Party shall be deemed to be an independent contractor to the other Party.  Nothing contained in this Agreement shall create or be deemed to create an employment, agency, joint venture or partnership relationship among Seller and its Affiliates (or any of them) on one hand and Purchasers and their Affiliates (or any of them) on the other hand.  The terms of this Agreement are not intended to cause any of the Parties or its Affiliates to become a joint employer for any purpose.  Each of the Parties agrees that the provisions of this Agreement as a whole are not intended to, and do not, constitute control of the other Party or any Affiliates thereof or provide it with the ability to control such other Party or any Affiliates thereof, and each Party hereto expressly disclaims any right or power under this Agreement to exercise any power whatsoever over the management or policies of the other Party or any Affiliates thereof.

8.                                      Status of Employees and Facilities.  Whenever a Party utilizes its (or its Affiliates’ or a Third Party Supplier’s) employees to perform Services pursuant to this Agreement, such employees shall at all times remain subject to the direction and control of such Party or such Affiliate or third party, and the other Party shall have no liability to such Persons for their welfare, salaries, fringe benefits, unemployment insurance, workers’ compensation insurance payments, disability benefits, legally-required employer contributions and tax obligations by virtue of the relationships established under this Agreement.  No equipment or facility of Seller used in performing the Seller Services for Purchasers and their Affiliates shall be deemed to be transferred, assigned, conveyed or leased by such performance or use.

9.                                      Intellectual Property.

(a)                                 The Parties acknowledge and agree that nothing in this Agreement is intended to transfer any right, title, or interest in and to any tangible, intangible, real or personal property (including any and all Intellectual Property Rights) except as specifically set forth herein.  Notwithstanding any materials, data, information or other products that may be created or developed by a Party or its Affiliates from the date hereof through the expiration or termination of the Term, no Party hereby conveys, nor does the other Party or any of its Affiliates hereby obtain, any right, title, or interest in or to any of such Party’s or any of its Affiliates’ equipment, materials, products, data or any other rights or property used to provide the Services.  All customer and personnel data, files and input and output materials and the media upon which they are located that are supplied by a Party or its Affiliates in connection with this Agreement shall remain such Party’s or its Affiliates’ property, respectively, and the other Party shall not have any rights or interests with respect thereto.

(b)                                 Seller shall, immediately following the Closing Date, put in place and maintain for a minimum period of twenty four (24) months from the Closing Date:

(i)                                     a server-side 301 permanent re-direction (the “URL Redirection”) to a URL nominated by Purchasers, of the URLs listed on Exhibit 5 (the “Redirected URLs”) and the Parties hereby acknowledge and agree that in order to maintain the URL Redirection, the Redirected URLs must remain live, validly registered and within the control of Seller or its Affiliates.  Seller hereby undertakes, at its own expense, to maintain and keep registered, the Redirected URLs, for a minimum period of twenty four (24) months from the Closing Date; and

(ii)                                  a suitable notice on the homepage of the Seller’s main website indicating that the Business has been sold by the Seller as is now separate from the Project Management Business and details of the domain name(s) from which the Business now operates (as provided by Purchasers), including accessible web links to such domain name(s).

(c)                                  For the purposes of this Agreement, “Intellectual Property Rights” means all: (i) patents, patent disclosures and inventions (whether patentable or not); (ii) trademarks, service marks, trade dress, trade names, logos, corporate names and domain names, together with all of the goodwill associated therewith; (iii) copyrights and copyrightable works (including computer programs), and rights in data and databases; (iv) trade secrets, know-how and other confidential information; (v) all license rights, whether as licensor or as licensee, under any patent, trademark, copyright, trade secret, know how, and other proprietary information; and (vi) all other intellectual property rights, in each case whether registered or unregistered and including all applications for, and renewals or extensions of, such rights, and all similar or equivalent rights or forms of protection in any part of the world.

10.                               Confidential Information.

(a)                                 Except as otherwise required under Applicable Law, each Party hereto agrees that it shall, and shall cause its Affiliates to, maintain as confidential any and all information provided by or on behalf of either Party to the other, or otherwise obtained by such Party or its Affiliates after the date hereof in connection with or as a result of this Agreement.  The Parties further agree to cooperate with each other, and shall cause their respective Affiliates, to develop and implement security and file guarding procedures that are designed to maintain the integrity of the Parties’ confidential information and proprietary systems and software.  Nothing contained in this Section 10(a) shall limit or affect in any way obligations of the Parties or their respective Affiliates to maintain the confidentiality of information pursuant to the Purchase Agreement.

(b)                                 Notwithstanding the provisions of Section 10(a), each Party and its Affiliates may disclose confidential information to each other and to their own personnel and to the personnel of its Third Party Suppliers to the extent required for the proper performance of this Agreement, conditional upon any such personnel being informed of the confidential nature of the information and the relevant Party using its commercially reasonably efforts to cause such personnel to comply with the provision of Section 10(a) as if it were a party to this Agreement.

(c)                                  If a Party becomes legally compelled to disclose any confidential information disclosed by the other Party, the receiving Party shall provide (i) prompt written notice of such requirement so that the disclosing Party may seek, at its sole cost and expense, a protective order or other remedy, and (ii) reasonable assistance, at the disclosing Party’s sole cost and expense, in opposing such disclosure or seeking a protective order or other limitations on disclosure.  If, after providing such notice and assistance as required herein, the receiving Party remains required by Applicable Law to disclose any confidential information of the disclosing Party, the receiving Party shall disclose no more than that portion of the confidential information which the receiving Party is legally required to disclose and, upon the disclosing Party’s request, shall use commercially reasonable efforts to obtain assurances from the applicable court or agency that such confidential information will be afforded confidential treatment.

(d)                                 If either Party becomes aware of any breach of confidence or unauthorized use of confidential information by any of its personnel, it shall promptly notify the other Party.

(e)                                  Immediately following the expiration or termination of this Agreement, each Party shall, and shall cause its Affiliates to, if requested in writing to do so by the other Party either (i) provide to the disclosing Party all of the disclosing Party’s confidential information and other data and materials which is then such Party’s (or its Affiliates’ or Third Party Suppliers’) control or possession; or (ii) at the written request of the disclosing Party, destroy or delete such confidential information and shall confirm to the disclosing Party in writing that it has done so.

11.                               Limitation of Liability; Indemnity; Disclaimer of Warranty.

(a)                                 EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE PURCHASE AGREEMENT, SELLER, ON BEHALF OF ITSELF AND EACH OF ITS AFFILIATES, HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SELLER SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SELLER SERVICES FOR A PARTICULAR PURPOSE.

(b)                                 Notwithstanding anything to the contrary, neither Seller nor any of its Affiliates shall have any liability in contract, tort (including negligence) or otherwise, for or in connection with any Seller Services rendered or to be rendered by or on behalf of Seller or any of its Affiliates pursuant to this Agreement, the transactions contemplated by this Agreement or the actions or inactions of Seller or any of its Affiliates in connection with any such Seller Services, to any Purchaser Indemnified Party, except to the extent that a Purchaser Indemnified Party suffers, sustains or becomes subject to any losses, claims, liabilities, damages or expenses (“Losses”) that result from Seller’s or any of its Affiliates’ breach of this Agreement, or negligence or willful misconduct in connection with the provision of any such Seller Services, transactions, actions or inactions.  Notwithstanding anything to the contrary, neither Purchaser nor any of their respective Affiliates shall have any liability in contract, tort (including negligence) or otherwise, for or in connection with any Purchaser Services rendered or to be rendered by or on behalf of any Purchaser or any of their respective Affiliates pursuant to this Agreement, the transactions contemplated by this Agreement or the actions or inactions of any Purchaser or any of their respective Affiliates in connection with any such Purchaser Services, to any Seller Indemnified Party, except to the extent that a Seller Indemnified Party suffers, sustains or becomes subject to any Losses that result from any Purchaser’s or any of their respective Affiliates’ breach of this Agreement, or negligence or willful misconduct in connection with the provision of any such Seller Services, transactions, actions or inactions.

(c)                                  From and after the date of this Agreement, Seller shall defend, indemnify, and hold harmless the Purchaser Indemnified Parties from and against all Losses which any Purchaser Indemnified Party may actually suffer, sustain or become subject to resulting from, arising out of, or based upon the provision of the Seller Services, or otherwise in respect of, any material breach of any representation, warranty, covenant or undertaking made by Seller pursuant to this Agreement; provided, that, (x) claims for indemnification made pursuant to this Section 11(c) with respect to the provision of Seller Services hereunder shall be limited to, in the aggregate, the total amount of Seller Service Fees paid or payable to Seller hereunder, save that no such cap shall apply in connection with: (i) sums for which Seller is liable under the Purchase Agreement (except to the extent set forth in the Purchase Agreement) and Section 1(g) in respect of the Seller Reorganization; (ii) sums for which the Seller is liable pursuant to Section 1(e)(v), (iii) claims for indemnification pursuant to Section 3(f), or (iv) as a result of the fraud, gross negligence or willful misconduct of Seller or any of its Affiliates; and (y) in no event will Seller (or any of its Affiliates) be liable to any Purchaser Indemnified Party for any special, indirect or consequential Losses, whether arising in contract, tort (including a Party’s negligence) or otherwise.

(d)                                 From and after the date of this Agreement, Purchasers shall defend, indemnify, and hold harmless the Seller Indemnified Parties from and against all Losses which any Seller Indemnified Party may suffer or sustain or become subject to resulting from, arising out of, or based upon the provision of the Purchaser Services, or otherwise in respect of, any material breach of any representation, warranty, covenant or undertaking made by any Purchaser pursuant to this Agreement; provided that, (x) claims for indemnification made pursuant to this Section 11(d) with respect to the provision of Purchaser Services hereunder shall be limited to, in the aggregate, the total amount of Purchaser Service Fees paid or payable to Seller hereunder; save that no such cap shall apply in connection with: (i) claims for indemnification pursuant to Section 1(d)(vii) or Section 13(b)(i), or (ii) as a result of the fraud, gross negligence or willful misconduct of Seller or any of its Affiliates; and (y) in no event will Purchasers (or any of their Affiliates) be liable to any Seller Indemnified Party for any special, indirect or consequential Losses, whether arising in contract, tort (including a Party’s negligence) or otherwise.

(e)                                  Each Person entitled to indemnification under this Agreement shall take commercially reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

(f)                                   In the event Seller (or any Seller Indemnified Party) or Purchasers (or any Purchaser Indemnified Party), as applicable (an “Indemnitee”), shall have a claim for indemnity against the other Party (the “Indemnitor”) under the terms of this Agreement arising out of a third party claim, the Parties shall follow the procedures set forth in Section 8.6 of the Purchase Agreement as if fully set forth herein.

(g)                                  The amount of any Loss subject to indemnification under this Agreement shall be calculated net of (i) any Tax Benefit (as defined in Section 8.7 of the Purchase Agreement) received by the Indemnitee or any of its Affiliates on account of such Loss and (ii) any insurance proceeds (net of direct collection expenses) or any indemnity, contribution or other similar payment received by the Indemnitee from any third party with respect thereto.  If the Indemnitee receives a Tax Benefit on account of any Loss after an indemnification payment is made to it with respect to such Loss, the Indemnitee shall promptly pay to the Indemnitor the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is actually realized by the Indemnitee.  The Indemnitee shall seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.  In the event that an insurance or other recovery is made by any Indemnitee with respect to any Loss for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery less any costs of recovery or any taxes incurred on the amount recovered shall be made promptly to the Indemnitor.  The Indemnitors shall be subrogated to all rights of the Indemnitees and their Affiliates in respect of any Losses indemnified by the Indemnitors.

(h)                                 Except as expressly provided in Section 1(d)(viii) and Section 11(i), the indemnifications provided by Section 1(d)(vii), Section 3(f), Section 11(c), and Section 11(d), shall be the sole and exclusive remedy for any Loss incurred by the Purchaser Indemnified Parties or the Seller Indemnified Parties (as the case may be) with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants or agreements made by Seller or Purchasers in this Agreement or in any exhibit or schedules hereto.

(i)                                     Each Party recognizes and expressly acknowledges and agrees that any failure by it or its Affiliates and Third Party Suppliers to perform the Services to be provided by it as provided herein or other breach of this Agreement by such Party may cause irreparable injury to the other Party for which an adequate monetary remedy may not exist.  Accordingly, each Party agrees that the other Party may seek and obtain temporary injunctive and other temporary equitable relief (including an order of specific performance), in each case without necessity of posting a bond, restraining such breach or threatened breach or compelling the cure thereof, and that such relief may be sought, among other options, in the form of a temporary restraining order obtained in an ex parte proceeding.  The rights provided under this Section 11(i) shall be in addition to, and not in lieu of, any other rights and remedies available to a Party.

(j)                                    No claim shall be brought or maintained by the Purchaser Indemnified Parties or the Seller Indemnified Parties or their respective successors or permitted assigns against any officer, director, employee (present or former) or Affiliate of any Party which is not otherwise expressly identified as a party hereto, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach of any of the representations, warranties or covenants of any Party set forth or contained in this Agreement or any exhibit or schedule hereto.

(k)                                 The Purchaser Indemnified Parties may not avoid the limitations on liability set forth in this Section 11 by seeking damages for breach of contract, tort or pursuant to any other theory of liability and the Purchaser Indemnified Parties hereby waive such claims to the fullest extent permitted under Applicable Law.

12.                               Dispute Resolution.  Prior to the initiation of any action, lawsuit, proceeding or other claim relating to this Agreement and subject to the obligations set forth in Section 1(h) and Section 4(b), any dispute, controversy or claim arising out of or in connection with this Agreement or the transactions contemplated hereby shall first be referred to the Service Managers, who shall attempt in good faith to resolve any such dispute, controversy or claim.  Any dispute, controversy or claim that is not resolved by the Service Managers shall be referred to the [Executive Officer] of Seller and the [Executive Officer] of Purchasers.  In the event that any Party, after complying with the provisions set forth in this Section 12 desires to commence an action, lawsuit, proceeding or other claim relating to this Agreement, such Party, subject to Section 14(p), may submit the dispute, controversy or claim (or such series of related disputes, controversies or claims) to any court of competent jurisdiction.

13.                               Certain Contracts.(1)

(a)                                 Certain Consents.  In the event that a Required Consent listed on Schedule 2.2(f)(ii) of the Purchase Agreement has not been obtained prior to the Closing, Seller, at Purchaser’s request in writing, shall use its commercially reasonable efforts with the reasonable assistance and cooperation of Purchasers, the Companies and the Company Subsidiaries, to procure such Required Consent promptly after the Closing Date.  Seller will not be in breach of this Agreement or the Purchase Agreement as a result of any non-performance of its obligations hereunder or thereunder as a result of any failure to obtain any such Required Consent, so long as it has otherwise complied with this Section 13.

(b)                                 Non-Transferring Contracts. With effect from the Closing Date, Purchasers or another of the Purchaser Recipients (as Purchasers shall determine) shall:

(i)                                     become entitled to the benefits of Seller and its Affiliates under all Contracts relating exclusively to the Business to which Seller or any of its Affiliates then still has any legal and beneficial interest as of the Closing (“Non-Transferring Contracts”) (including, for the avoidance of doubt, all sums receivable by the Business for any work carried out under those Non-Transferring Contracts prior to the Closing Date or for work carried out under the Non-Transferring Contracts which has been invoiced as at the Closing Date but is awaiting payment, in each case subject to and in accordance with the Purchase Agreement); and

(ii)                                  perform and complete all the obligations and, save as set out in the Steps Memo, assume all of the liabilities of Seller and its Affiliates under the Non-Transferring Contracts.  Purchasers shall defend, indemnify and save harmless the Seller Indemnified Parties against and from all Losses which may be imposed upon or incurred by or asserted against the Seller Indemnified Parties by reason of Purchasers’ performance or non-performance of the Non-Transferring Contracts or the assumption or non-assumption of the applicable liabilities thereunder.

(c)                                  Seller’s Obligations.  In furtherance of the foregoing, Seller shall, or shall cause its Affiliates to, at Purchasers’ cost:

(1)  To the extent that the transfer of the claims business of Hill International Engineering Consultancy LLC (Oman) to Hill International Construction Consultancy LLC (Oman) has not been effected prior to Closing, this agreement shall be revised (or other agreement among the parties shall be entered into) in order to include specific provisions for the Target Group to receive the benefits from, and incur the liabilities of, the claims business in Oman for a maximum period of time of 2 years from the Closing Date.  Likewise, to the extent that the transfer of the claims business of Hill International Construction Consulting Co., Ltd. (China) to Hill China Newco has not been effected prior to Closing, this agreement shall be revised (or other agreement among the parties shall be entered into) in order to include specific provisions for the Target Group to receive the benefits from, and incur the liabilities of, the claims business in China for a maximum period of time of 1 year from the Closing Date.

(i)                                     provide reasonable access to all relevant books, documents and other information in relation to such Non-Transferring Contracts as Purchasers may reasonably require from time to time; and

(ii)                                  give all such information and reasonable assistance to Purchasers as Purchasers may reasonably require to enable Purchasers and their Affiliates to enforce their rights under such Non-Transferring Contracts or, if so required by Purchasers, take such action as Purchasers may reasonably require to enforce (on behalf of Purchasers) Seller’s rights under such Non-Transferring Contracts, and Seller shall hold any sums recovered as a result of such action on trust for Purchasers and their successors, net of Seller’s reasonable costs of recovering such sums.

14.                               Miscellaneous.

(a)                                 Authorization.  Each Party hereby represents and warrants to the other Party that: (i) it has full power and authority to enter into this Agreement and perform its obligations hereunder; (ii) the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite action, and no other proceedings on its part are necessary to authorize the execution, delivery or performance of this Agreement; (iii) this Agreement has been duly executed and delivered by such Party and assuming that this Agreement is a valid and binding obligation of the other Party, this Agreement constitutes a valid and binding obligation of such Party, enforceable in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights in general and subject to general principles of equity and the discretion of courts in granting equitable remedies; and (iv) delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of Applicable Law or of its charter or bylaws (or equivalent documents) or any material agreement, instrument or order binding on such Party.

(b)                                 Compliance.  Each Party shall be responsible for its own compliance with any and all Applicable Laws applicable to its performance under this Agreement.  No Party will take any action in violation of any such Applicable Law that would reasonably be likely to result in liability being imposed on the other Party.  Without limiting the foregoing, each Party acknowledges and agrees that the other Party shall not, and may refuse to, provide any applicable Service to the extent that the provision of such Service would require such Party, or any of its directors, officers, employees, agents or Affiliates or Third Party Suppliers, to violate any Applicable Laws or any of such Party’s policies and/or procedures (it being confirmed by each Party that, as at the date of this Agreement, such Party is not aware of any such Applicable Laws or policies and procedures that will be violated by the provision of the Services to be provided by such Party).  Each Party shall, and shall cause each of its Affiliates, to follow the policies and procedures of the other Party that are known to Purchasers such Party or any of its Affiliates with respect to the Services provided to it by the other Party or its Affiliates, including those in effect immediately prior to the date of this Agreement and any changes thereto that are known to such Party or any of its Affiliates.  Without limiting the foregoing, each Party shall, and shall cause each of its Affiliates to, comply with all policies, procedures and regulations of the other Party or its Affiliates relating to continuity of business, computer and network security measures and data encryption that are known to such Party or any of its Affiliates, including any security requirements reasonably requested by the other Party of its Affiliates.  Each Party shall be responsible for its Affiliates’, and its and their Third Party Suppliers’, subcontractors’, consultants’ and agents compliance with the terms and conditions of this Agreement.

(c)                                  Parties in Interest.  Other than Persons entitled to receive indemnification under Section 1(d)(vii), Section 3(f), or Section 11, nothing in this Agreement, express or implied, is intended to confer on any Person other than the Parties and their respective Affiliates (including the other Purchaser Recipients and Seller Recipients, and their respective successors and permitted assigns any rights or remedies under or by virtue of this Agreement.  Each Purchaser Indemnified Party other than Purchasers, and each Seller Indemnified Party other than Seller, is an express, third party beneficiary of Section 1(d)(vii), Section 3(f), or Section 11.

(d)                                 Schedules.  The Exhibits and Schedules attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

(e)                                  Entire Agreement.  The terms of this Agreement (including the Services Schedules) and other documents and instruments referenced herein (including the Purchase Agreement) are intended by the Parties as a final expression of their agreement with respect to the subject matter hereof and thereof and may not be contradicted by evidence of any prior or contemporaneous agreement.  The Parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement.

(f)                                   Amendment and Waiver.  Any provision of this Agreement or the Exhibits hereto may be amended or waived only in a writing signed by all of the Parties.  No waiver of any provision hereunder or any breach or default thereof shall extend to or affect in any way any other provision or prior or subsequent breach or default.

(g)                                  Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) when transmitted via email to the email address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (iii) the day following the day (except if not a business day then the next business day) on which the same has been delivered prepaid to a reputable national overnight air courier service or (iv) the third (3rd) business day following the day on which the same is sent by certified or registered U.S. mail, postage prepaid.  Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Purchasers:

Attention:

Telephone No.:
Email:

with a copy to (which copy shall not constitute notice hereunder):

Attention:
Email:

Notices to Seller:

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor
Philadelphia, PA 19103

Attention:                 David L. Richter,

Chief Executive Officer

Telephone No.: (215) 309-7701

Email: DavidRichter@hillintl.com

with a copy to (which copy shall not constitute notice hereunder):

Hill International, Inc.

One Commerce Square

2005 Market Street, 17th Floor

Philadelphia, PA 19103

Attention:                 William H. Dengler, Jr.,

Executive Vice President and General Counsel

Telephone No.: (215) 309-7957

Email: WilliamDengler@hillintl.com

(h)                                 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided that: (i) Purchasers may assign any of their rights and interests (but not their respective obligations) hereunder (A) to any other Purchaser Recipient, or (B) by way of security to any of its lending banks in connection with the Purchase; and (ii) Seller may assign any of its rights and interests (but not its obligations) hereunder to any other Seller Recipient.

(i)                                     Successors and Assigns.  Subject to Section 14(h), this Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

(j)                                    Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under Applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(k)                                 References.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no captions had been used in this Agreement.  Unless the context otherwise requires, any reference to a “Section” or “Schedule” shall be deemed to refer to a section of this Agreement or a schedule to this Agreement, as applicable.  The words “hereof,” “herein” and “hereunder” and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  English shall be the governing language of this Agreement.  The word “including” shall mean “including, without limitation.”

(l)                                     Construction.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.  Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(m)                             Force Majeure.  No Party shall be in default of its obligations hereunder for any delays or failure in performance to the extent resulting from any cause or circumstance beyond such Party’s reasonable control as long as the Party exercises commercially reasonable efforts to perform its obligations in a timely manner.

(n)                                 Delivery by PDF.  This Agreement and any signed agreement entered into in connection herewith or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronically transmitted portable document format, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of either Party, the other Party shall re-execute original forms thereof and deliver them to the requesting Party.  No Party shall raise the use of electronic transmission in portable document format to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of electronic transmission in portable document format as a defense to the formation of a contract and each Party forever waives any such defense.

(o)                                 Counterparts.  This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

(p)                                 Governing Law.  All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  Each Party hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought exclusively in the United States District Court for the District of Delaware and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each Party hereby irrevocably consents to the service of process of any of the aforementioned court in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 14(g).

(q)                                 Waiver of Trial by Jury.  THE PARTIES HERETO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

[Signature Pages Follow]

IN WITNESS WHEREOF, Purchasers and Seller have executed this Agreement as of the date first above written.

PURCHASERS

LIBERTY BIDCO (US) LIMITED

By:
Name:
Title:

LIBERTY BIDCO UK LIMITED

By:
Name:
Title:

SELLER

HILL INTERNATIONAL, INC.

By:
Name:
Title:

[Signature Page to Transition Services Agreement]